Exhibit (a)(i)

HENDERSON CITIZENS BANCSHARES, INC.

201 West Main Street

P. O. Box 1009

Henderson, Texas 75653

(903) 657-8521

                            , 2003

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Henderson Citizens Bancshares, Inc., on                     , 2003 at                           .m., local time, at the offices of Citizens National Bank at 201 W. Main Street, Henderson, Texas.

At the special meeting, you will be asked to approve and adopt an Agreement and Plan of Merger. The merger agreement provides for the merger of Henderson Citizens with HCB Merger Corp., a wholly-owned subsidiary of Henderson Citizens, with Henderson Citizens as the surviving entity in what is commonly referred to as a “going private” transaction. The proposed merger will reduce the number of shareholders of record to fewer than 300, as required for the suspension of our reporting requirements under Section 15(d) of the Securities Exchange Act of 1934, as amended, and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws.

Under the terms of the merger agreement, each share of Henderson Citizens common stock owned of record on the effective time of the merger:

•	by a shareholder of fewer than 500 shares will be converted into the right to receive from Henderson Citizens an amount equal to $32.00 in cash per share; and

•	by a shareholder of 500 or more shares will remain as outstanding shares of Henderson Citizens common stock after the merger.

Because Henderson Citizens has a large number of shareholders who own fewer than 500 shares each, we expect that the number of shareholders of record will be reduced from 371 to approximately 246, while the number of outstanding shares will decrease by approximately 22,882 as a result of the merger.

The board of directors believes that the merger agreement is in the best interests of Henderson Citizens and its shareholders and unanimously recommends that shareholders vote “FOR” the approval of the merger agreement. The approval and adoption of the merger agreement require the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Henderson Citizens common stock. Whether or not you plan to attend the special meeting, you are urged to sign, date and return your enclosed proxy as soon as possible in the pre-addressed prepaid envelope supplied for your convenience.

We urge you to review carefully the enclosed proxy statement that describes the merger agreement in detail. On behalf of the board of directors, thank you for your cooperation and continued support.

Sincerely,

Milton S. McGee, Jr.

President and Chief Executive Officer

HENDERSON CITIZENS BANCSHARES, INC.

201 West Main Street

P. O. Box 1009

Henderson, Texas 75653

(903) 657-8521

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held             , 2003

TO OUR SHAREHOLDERS:

A Special Meeting of Shareholders of Henderson Citizens Bancshares, Inc., a Texas corporation, will be held at the offices of the Citizens National Bank at 201 W. Main Street, Henderson, Texas at              _.m., local time, on             ,              2003, for the following purposes:

•	to approve the Agreement and Plan of Merger, dated as of February 23, 2003, by and between Henderson Citizens and HCB Merger Corp., a Texas corporation and wholly-owned subsidiary of Henderson Citizens (“merger subsidiary”), pursuant to which merger subsidiary will merge with and into Henderson Citizens with Henderson Citizens being the surviving corporation (the “merger”); and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

We have fixed the close of business on June 18, 2003 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. As of June 18, 2003, there were 1,992,537 shares of Henderson Citizens common stock outstanding. The accompanying proxy statement is dated             , 2003, and is being first mailed to shareholders on or about             , 2003. Shareholders are entitled to assert dissenters’ rights pursuant to the Texas Business Corporation Act. A copy of the dissenters’ rights provisions is attached to the enclosed proxy statement as Appendix C.

Shareholders are cordially invited to attend the special meeting in person. Whether planning to attend the special meeting or not, shareholders are urged to complete, date and sign the enclosed proxy and to return it promptly. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote those shares personally at the special meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the special meeting. Proxies may be revoked by delivering to Nelwyn Richardson, Secretary, 201 W. Main Street, Suite, P. O. Box 1009, Henderson, Texas 76563, a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequently dated proxy relating to the same shares or by attending the special meeting and voting in person, although attendance at the special meeting will not in and of itself constitute revocation of a proxy. The enclosed, addressed envelope requires no postage if mailed in the United States.

The board of directors of Henderson Citizens has carefully considered the terms of the merger agreement and believes that the merger is fair to, and in the best interests of, Henderson Citizens and its shareholders. The board of directors unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement.

By order of the Board of Directors,

, 2003	Nelwyn Richardson

Secretary

YOUR VOTE IS IMPORTANT

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

SHAREHOLDERS OF

HENDERSON CITIZENS BANCSHARES, INC.

The board of directors of Henderson Citizens provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of February 23, 2003, by and between Henderson Citizens and HCB Merger Corp., a newly-formed subsidiary of Henderson Citizens organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, HCB Merger Corp. will merge with and into Henderson Citizens, with Henderson Citizens continuing as the surviving corporation after the merger. If Henderson Citizens’ shareholders approve the merger agreement, each shareholder (other than shareholders who properly exercise their dissenters rights):

•	holding fewer than 500 shares of Henderson Citizens common stock at the effective time of the merger will receive $32.00 in cash, without interest, in exchange for each share of Henderson Citizens common stock they own at that time; or

•	holding 500 or more shares at the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Henderson Citizens.

After the merger, Henderson Citizens anticipates it will have approximately 246 shareholders of record. As a result, Henderson Citizens will suspend filing annual and periodic reports and no longer be subject to the requirements under the federal securities laws that are applicable to public companies.

The merger cannot occur unless the holders of at least two-thirds (2/3) of the issued and outstanding shares of Henderson Citizens common stock approve the merger agreement. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:

            , 2003 at              _.m.

Citizens National Bank

201 West Main Street

Henderson, Texas 75653

This document provides you with detailed information about the proposed merger. Please see “Where You Can Find More Information” on page 50 for additional information about Henderson Citizens on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to shareholders of Henderson Citizens beginning about             , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

CERTAIN DEFINITIONS

As used in this proxy statement, “Henderson Citizens,” “we,” “our,” “ours,” “us” and the “Company” refer to Henderson Citizens Bancshares, Inc. and all of its subsidiaries; “merger subsidiary” refers to HCB Merger Corp., and “merger agreement” refers to the Agreement and Plan of Merger, dated as of February 23, 2003, by and between Henderson Citizens and merger subsidiary.

SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers About the Special Meeting and the Merger” following this Summary Term Sheet highlight selected information from the proxy statement about our proposed merger and the special meeting. This Summary Term Sheet and the Questions and Answers section may not contain all of the information that is important to you. To better understand and for a more complete description of the merger, you should carefully read this proxy statement and all of its appendices before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

The Merger Agreement.    (Page 53)

On February 23, 2003, we signed the merger agreement, under which merger subsidiary, a newly-formed subsidiary of Henderson Citizens, is to merge with and into Henderson Citizens. Under the terms of the merger agreement, if the merger is completed:

•	our shareholders holding fewer than 500 shares of Henderson Citizens common stock as of the effective time of the merger will receive a cash payment of $32.00, without interest, in exchange for each share of Henderson Citizens common stock that they own at that time;

•	our shareholders who receive cash in the merger will cease to be shareholders of Henderson Citizens after the merger and, accordingly, will no longer have any voting or other ownership rights in Henderson Citizens;

•	our shareholders holding 500 or more shares of Henderson Citizens common stock as of the effective time of the merger will continue to hold their shares; and

•	the officers and directors of Henderson Citizens at the effective time of the merger will be the officers and directors of Henderson Citizens immediately after the merger.

The merger agreement has specific provisions regarding the treatment of shares held in street name. For a description of these provisions as well as the terms of the merger agreement generally, please see page 46 of this proxy statement. A copy of the merger agreement is attached as Appendix A to this proxy statement.

The Parties.    (Page 46)

•	Henderson Citizens is a Texas corporation and a registered bank holding company.

•	Merger subsidiary is a recently-formed Texas corporation organized as a wholly-owned subsidiary of Henderson Citizens for the sole purpose of the merger.

•	The principal executive offices of both Henderson Citizens and merger subsidiary are located at 201 W. Main Street, Henderson, Texas 75653.

•	The telephone number for both Henderson Citizens and merger subsidiary is (903) 657-8521.

Vote Required; Record Date.    (Page 44)

Approval of the merger agreement requires the approval of the holders of at least two-thirds (2/3) of the outstanding shares of Henderson Citizens common stock entitled to vote on the merger agreement at the

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special meeting. As of the close of business on June 18, 2003, there were 1,992,537 shares of our common stock entitled to notice of and to vote at the special meeting. All holders of record of our common stock as of June 18, 2003, will receive a copy of this proxy statement and are entitled to vote at the special meeting.

Reasons for the Merger.    (Page 15)

Our primary reason for the merger is that, after the merger, we will suspend filing periodic and annual reports with the SEC and we will therefore no longer incur the costs of complying with the reporting requirements of the Securities Exchange Act. For more information on our reasons for the merger, please see “Special Factors—Purpose and Reasons for the Merger” on page 16 of this proxy statement.

Background of the Merger Proposal.    (Page 12)

Please see “Special Factors—Background of the Merger” on page 13 for a discussion of the events leading up to the signing of the merger agreement.

Effects of the Merger.    (Page 26)

As a result of the merger:

•	Henderson Citizens will no longer be a public company and will suspend indefinitely its filing of annual and periodic reports with the Securities and Exchange Commission;

•	Henderson Citizens will have the same board of directors and executive officers as it currently has;

•	cashed-out shareholders will no longer have voting rights or any ownership interest in or be a shareholder of Henderson Citizens and, therefore, they will not be able to participate in Henderson Citizens’ future earnings and growth, if any;

•	management anticipates that the number of record shareholders will be reduced from 371 to approximately 246, and the number of outstanding shares of Henderson Citizens common stock will decrease from 1,992,537 to approximately 1,969,655;

•	management anticipates that the percentage of ownership of common stock of Henderson Citizens beneficially held by the current executive officers and directors of Henderson Citizens as a group will increase from approximately 19.58%% to approximately 20.55%;

•	aggregate shareholders’ equity of Henderson Citizens as of March 31, 2003, will be reduced from approximately $48,946,000 on a historical basis to at least $45,833,000 on a pro forma basis, assuming the maximum of 93,750 shares are cashed-out in the merger;

•	the book value per share of common stock as of March 31, 2003, will be reduced from approximately $24.55 per share on a historical basis to at least $24.12 per share on a pro forma basis, assuming the maximum of 93,750 shares are cashed-out in the merger; and

•	Henderson Citizens’ capital will be reduced, including a decrease in Henderson Citizens’ Tier 1 capital as of March 31, 2003, from $38,074,000 on a historical basis to at least $34,961,000 on a pro forma basis and a corresponding decrease in Henderson Citizens’ tier 1 capital to risk weighted assets ratio of 15.40% on a historical basis to at least 14.15% on a pro forma basis, assuming the maximum of 93,750 shares are cashed-out in the merger.

Conditions to the Completion of the Merger.    (Page 56)

The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

•	approval of the merger agreement by the holders of at least two-thirds (2/3) of our outstanding shares, which approval cannot be waived;

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•	the aggregate cost of the shares to be converted into cash in the merger and dissenting shares does not exceed $3,000,000; and

•	no litigation is pending regarding the merger.

Termination of Merger Agreement.    (Page 57)

We may terminate the merger agreement at any time before the merger is effective.

U.S. Federal Income Tax Consequences.    (Page 33)

The receipt of cash in the merger will be taxable for federal income tax purposes. You will be treated as either having sold your shares of Henderson Citizens common stock for the cash received or as having received the cash as a dividend. In general, your receipt of cash in exchange for your shares of Henderson Citizens common stock will be treated as a sale or exchange and you will recognize gain or loss in an amount equal to the cash received less your adjusted tax basis of your shares exchanged for such cash if you actually and constructively own no shares of Henderson Citizens stock immediately after the exchange. Shareholders who do not receive cash should not recognize any gain or loss on continuing to hold their shares of Henderson Citizens common stock as a result of the merger.

For a more complete description of the federal income tax consequences to you as a result of the merger, please read the discussion under “Special Factors—Certain U.S. Federal Income Tax Consequences.”

Dissenters’ and Appraisal Rights.    (Page 35)

Under Texas law, you are entitled to dissent from the merger and you may have appraisal rights in connection with the merger. To exercise your appraisal rights, you must comply with all procedural requirements of Texas law. A description of the relevant sections of Texas law is provided in “Dissenters’ and Appraisal Rights” on page 35, and the full text of the applicable sections of the Texas Business Corporation Act is attached as Appendix C to this proxy statement. FAILURE TO TAKE ANY STEPS REQUIRED BY TEXAS LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.

Opinion of Financial Advisor.    (Page 19)

The Bank Advisory Group, LLC, financial advisor to Henderson Citizens, has delivered to the board of directors of Henderson Citizens its written opinion, dated                     , 2003, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the cash consideration to be paid in the merger is fair, from a financial point of view, to our shareholders, including both the shareholders who will receive cash in the merger and those whose shares will remain outstanding after the merger. The full text of the written opinion of Bank Advisory Group, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You should read the fairness opinion in its entirety, along with the discussion under “Special Factors—Opinion of Financial Advisor.”

The opinion of Bank Advisory Group is directed to the board of directors of Henderson Citizens, addresses only the fairness to holders of Henderson Citizens common stock from a financial point of view of the cash consideration to be paid in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting.

Financial Effects of the Merger; Financing of the Merger.    (Page 27)

We estimate that the maximum total funds required to fund the payment of the consideration to be paid to cashed-out shareholders and to pay fees and expenses relating to the merger will not exceed approximately

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$3,113,000. We will fund the purchase of the cashed-out shares and any dissenting shares, as well as the fees and expenses relating to the merger through an existing line of credit with a third party financial institution. We plan to repay the indebtedness incurred to fund the acquisition of the shares with earnings generated through our operations.

Recommendation of the Board of Directors.    (Page 16)

The board of directors of Henderson Citizens believes that the merger agreement is fair to, and in the best interests of, Henderson Citizens and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously recommends that shareholders of Henderson Citizens vote “FOR” the approval of the merger agreement. As used in this proxy statement, the terms “affiliated shareholder” means any shareholder who is a director or executive officer of Henderson Citizens or the beneficial owner of 10% or more of Henderson Citizens’ outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. Henderson Citizens’ directors have indicated that they will vote all of their shares of Henderson Citizens common stock in favor of the merger agreement. As of June 18, 2003, the directors and executive officers of Henderson Citizens beneficially owned a total of 390,165 shares of Henderson Citizens stock, or approximately 19.58% of the total shares entitled to vote at the annual meeting. See “The Parties – Security Ownership of Management.”

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at the special meeting.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the special meeting. However, you do not need to attend the special meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this proxy statement, notice of special meeting and the enclosed proxy card on or about                     , 2003, to all shareholders entitled to vote. Holders of our common stock are entitled to vote at the special meeting. The record date for those entitled to vote is June 18, 2003. On June 18, 2003, there were 1,992,537 shares of our common stock outstanding. Shareholders are entitled to the one vote for each share of common stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held at the offices of the Citizens National Bank at 201 W. Main Street, Henderson, Texas at _.m., local time, on , , 2003.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of the merger agreement between Henderson Citizens and merger subsidiary, pursuant to which merger subsidiary will merge with and into Henderson Citizens.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common stock and other interested persons may attend the special meeting in person. However, only holders of our common stock of record as of June 18, 2003 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	The vote required to approve the merger agreement is the affirmative vote of the holders of at least two-thirds (2/3) of the shares of Henderson Citizens common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal.

Q:	Who is soliciting my proxy?

A:	The board of directors of Henderson Citizens.

Q:	What is the recommendation of our board of directors regarding the proposal to approve the merger agreement?

A:	Our board of directors has determined that the merger is advisable and in the best interests of Henderson Citizens and its shareholders. Our board of directors has therefore unanimously approved the merger agreement and recommends that you vote “FOR” approval of the merger agreement at the special meeting.

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Q:	What do I need to do now?

A:	Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented and voted at the special meeting

Q:	If my shares are held in “Street Name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and notify the secretary of the special meeting that you want to vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I don’t send back a proxy card or vote my shares in person at the special meeting?

A:	If you don’t return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the effect described above under “What is the vote required?”

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Q:	What will I receive in the merger?

A:	If you own fewer than 500 shares of Henderson Citizens common stock as of the effective time of the merger, you will receive $32.00 in cash for each share you own. If you own 500 or more shares of Henderson Citizens common stock as of the effective time of the merger, you will continue to own your shares of Henderson Citizens common stock. The merger agreement has specific provisions regarding the treatment of shares held in street name, which includes shares held through the Trust Department at Citizens National Bank. Please read the discussion under “The Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions generally as well as the terms of the merger agreement.

Q:	What if I hold shares in street name?

A:	Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to Henderson Citizens that the total number of shares you hold (whether held of record or in street name) is fewer than 500. Since any shares you may hold through the Trust Department of Citizens National Bank are held in street name, you should combine any shares so held with shares you hold of record to determine the total number of shares that you own. The merger agreement has detailed provisions regarding the treatment of shares held in street name, which includes shares through the Trust Department of Citizens National Bank. Please read the discussion under “The Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions generally as well as the terms of the merger agreement.

Q:	How will Henderson Citizens be operated after the merger?

A:	After the merger, Henderson Citizens will no longer file reports with the Securities and Exchange Commission. Henderson Citizens expects its business and operations to continue as they are currently

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being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. As a result of the merger, shareholders of Henderson Citizens who receive cash for their shares in the merger will no longer have a continuing interest as shareholders of Henderson Citizens and will not share in the future earnings or growth of Henderson Citizens, if any.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and we expect the merger to be completed shortly after the special meeting.

Q:	What are the federal income tax consequences of the merger to me?

A:	The receipt of cash in the merger will be taxable for federal income tax purposes. Shareholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the material tax consequences in greater detail, please read the discussion under “Special Factors—Certain U.S. Federal Income Tax Consequences.”

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SUMMARY FINANCIAL INFORMATION

Selected Historical Financial Information

The following summary of historical consolidated financial data as of and for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was derived from Henderson Citizens’ audited consolidated financial statements. The following summary of historical consolidated financial data as of and for the three months ended March 31, 2003 and 2002 was derived from Henderson Citizens unaudited consolidated financial statements. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Henderson Citizens and other financial information, including the notes thereto, contained in Henderson Citizens’ Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which information is incorporated by reference, and copies of which are included, in this proxy statement. See “Where You can Find More Information” on page 50 and “Documents Incorporated by Reference,” on page 50.

(Dollars in thousands, except per share amounts)	At December 31,					At March 31,
	2002 (1)	2001 (2)	2000 (3)	1999	1998 (4)	2003	2002
Balance Sheet Data:
Total assets	$555,594	$526,185	$423,644	$393,962	$386,919	$576,345	$540,699
Loans, net of allowance for loan losses and unearned interest	226,879	212,665	169,882	144,197	129,263	$222,028	$214,441
Allowance for loan losses	3,450	3,205	2,355	2,200	1,701	3,481	3,319
Total deposits	494,951	473,730	379,122	355,423	345,720	520,189	488,597
Long-term debt	1,500	—	—	—	—	1,500	—
Shareholders’ equity	48,287	43,934	39,122	35,771	35,911	48,946	44,596

Income Statement Data:
Interest income	$27,896	$28,862	$25,527	$23,166	$22,234	$6,480	7,111
Interest expense	11,101	15,061	14,015	11,576	11,377	2,395	2,995

Net interest income	16,795	13,801	11,512	11,590	10,857	4,085	4,116
Provision for credit losses	1,065	777	290	354	623	261	260

Net interest income after provision for credit losses	15,730	13,024	11,222	11,236	10,234	3,824	3,856
Noninterest income	10,170	7,388	6,267	5,414	4,754	2,843	2,883
Noninterest expense	18,939	15,261	13,313	12,011	10,614	4,858	4,227

Income before income taxes	6,961	5,151	4,176	4,639	4,374	1,809	2,512
Income tax expense	1,506	785	552	730	868	358	628

Net income	$5,455	$4,366	$3,624	$3,909	$3,506	$1,451	$1,884

Common Share Data:
Basic earnings per common share	$2.74	$2.19	$1.81	$1.94	$1.74	$0.73	$0.94
Book value	$24.21	22.03	19.61	17.79	17.81	$24.55	$22.36
Cash dividends per common share	$0.68	0.51	0.68	0.68	0.64	$0.17	$0.17
Dividend pay-out ratio	24.86%	23.29%	37.57%	35.05%	36.85%	24.44%	18.00%

Performance Data
Return on average total assets	1.01%	0.90%	0.91%	1.02%	0.98%	1.02%	1.42%
Return on average stockholders’ equity	11.79%	10.38%	9.80%	11.02%	10.16%	11.93%	16.93%
Average shareholders’ equity to average assets	8.59%	8.67%	9.00%	9.21%	9.65%	8.58%	8.36%
Total gross loans to total deposits at period end	46.54%	45.57%	44.81%	40.57%	37.39%	43.35%	43.89%

(1)	On April 26, 2002 Henderson Citizens completed the acquisition of two branch facilities in Corsicana, Texas from Cedar Creek Bank of Seven Points, Texas. In connection with the acquisition, the Company received $12,989,000 in cash and $155,000 in loans and assumed $14,239,000 in deposits.

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(2)	On July 2, 2001, Henderson Citizens acquired all of the outstanding shares of Rusk County Bancshares, Inc., Henderson, Texas. The transaction was accounted for using the purchase method of accounting and resulted in an increase of total assets of $61,899,000 and total deposits of $50,649,000.

(3)	On December 20, 1999, Citizens National Bank opened its full service branch location in Marshall, Texas, which completed its first full year of operations in 2000.

(4)	On December 11, 1998, Henderson Citizens acquired all outstanding shares of Jefferson National Bank, Jefferson, Texas. The transaction was accounted for using the purchase method of accounting and resulted in an increase in total assets of $31,913,000 and total deposits of $28,564,000.

Summary Unaudited Pro Forma Financial Information of Henderson Citizens

The following summary unaudited pro forma consolidated income statement data and per share information of Henderson Citizens for the year ended December 31, 2002 gives effect to the merger as if it had occurred on January 1, 2002. The unaudited consolidated pro forma balance sheet data of Henderson Citizens at December 31, 2002 gives effect to the merger as if it had occurred on December 31, 2002. The following summary unaudited pro forma consolidated income statement data and per share information of Henderson Citizens for the quarter ended March 31, 2003 gives effect to the merger as if it occurred on January 1, 2003. The unaudited consolidated pro forma balance sheet of Henderson Citizens at March 31, 2003 gives effect to the merger as if it had occurred on March 31, 2003. You should read the summary unaudited pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. See “Pro Forma Financial Information” beginning on page 38.

As described in such assumptions, the pro forma financial data assumes that 93,750 shares of Henderson Citizens common stock will receive cash in connection with the merger, which represents the maximum number of shares we are required to repurchase under the merger agreement. The actual number of shares of Henderson Citizens common stock that will receive cash in the merger may be significantly lower. Management anticipates that Henderson Citizens will purchase approximately 30,327 shares, although we cannot assure you of the number of shares that we will purchase. The pro forma information set forth below is not necessarily indicative of what Henderson Citizens’ actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Henderson Citizens in the future.

(Dollars in thousands, except per share amounts)	Year Ended December 31, 2002	Quarter Ended March 31, 2003
Balance Sheet Data:
Total assets	$555,481	$576,232
Loans, net of allowance for loan losses and unearned interest unearned interest	226,879	222,028
Allowance for loan losses	3,450	3,481
Total deposits	494,951	520,189
Notes payable	3,000	3,000
Shareholders’ equity	45,212	45,833

Income Statement Data:
Interest income	$27,844	$6,428
Interest expense	11,214	2,508

Net interest income	16,630	3,920
Provision for credit losses	1,065	261

Net interest income after provision for credit losses	15,565	3,659
Noninterest income	10,170	2,843
Noninterest expense	18,939	4,858

Income before income taxes	6,796	1,644
Income tax expense	1,470	322

Net income	$5,326	$1,322

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(Dollars in thousands, except per share amounts)	Year Ended December 31, 2002	Quarter Ended March 31, 2003

Common Share Data:
Basic earnings per common share	$ 2.80	$0.70
Book value	$23.77	$24.12
Cash dividends per common share	$ 0.68	$0.17

Performance Data
Return on average total assets	0.99%	0.93%
Return on average shareholders’ equity	11.91%	11.62%
Average shareholders’ equity to average assets	8.04%	8.04%
Total gross loans to total deposits at year-end	46.54%	43.35%

Selected Per Share Financial Information

The following table sets forth selected historical per share financial information for Henderson Citizens and unaudited pro forma per share financial information for Henderson Citizens giving effect to the merger as if it had been consummated as of the end of each period presented, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of Henderson Citizens, including the related notes thereto, and (ii) the Unaudited Pro Forma Consolidated Financial Statements, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this table together with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the Selected Historical Financial Data included elsewhere in this proxy statement and the consolidated financial statements of Henderson Citizens and the notes thereto included in our 2002 Annual Report on Form 10-K to shareholders, included in this proxy statement as Appendix D and our Quarterly Report on Form 10-Q to shareholders for the quarter ended March 31, 2003, included in this proxy statement as Appendix E.

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As described in the assumptions to the Unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 93,750 shares of Henderson Citizens common stock are cashed-out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what Henderson Citizens’ actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Henderson Citizens in the future.

	Historical	Pro Forma Combined
Earnings (loss) per common share from continuing operations:
Basic
Three Months Ended March 31, 2003	$0.73	$0.70
Year Ended December 31, 2002	2.74	2.80
Diluted
Three Months Ended March 31, 2003	0.73	0.70
Year Ended December 31, 2002	2.74	2.80
Book value per common share
Three Months Ended March 31, 2003	24.55	24.12
Year Ended December 31, 2002	24.21	23.77
Dividends per common share
Three Months Ended March 31, 2003	0.17	0.17
Year Ended December 31, 2002	0.68	0.68
Tier 1 leverage ratio
Three Months Ended March 31, 2003	6.84%	6.28%
Year Ended December 31, 2002	6.82%	6.25%
Tier 1 risk based capital ratio
Three Months Ended March 31, 2003	15.40%	14.15%
Year Ended December 31, 2002	14.66%	13.43%
Total risk based capital ratio
Three Months Ended March 31, 2003	16.65%	15.40%
Year Ended December 31, 2002	15.91%	14.68%

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SPECIAL FACTORS

Background of the Merger

Overview.    Of Henderson Citizens’ 371 current record shareholders, approximately 125 hold fewer than 500 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 125 record holders, who comprise approximately 33.7% of all record holders, own an aggregate of approximately 22,186 shares, representing approximately 1.1% of our outstanding shares.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 500 shares of our common stock and hold the shares in street name. However, based on the number of sets of proxy materials that we are requested to provide to brokers, banks and other nominees, we estimate that there at least 41 holders owning beneficially approximately 330,816 shares of Henderson Citizens common stock. Accordingly, Henderson Citizens estimates that there are approximately 696 shares of its common stock being held by shareholders holding fewer than 500 shares.

As a public company, Henderson Citizens is required to prepare and file with the Securities and Exchange Commission (the “SEC”), among other items, the following:

•	Quarterly Reports on Form 10-Q;

•	Annual Reports on Form 10-K;

•	Proxy Statements and annual shareholder reports as required by Regulation 14A under the Securities Exchange Act; and

•	Current Reports on Form 8-K.

The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration related costs have been increasing over the years, and we believe they that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

Accordingly, the board of directors determined that the recurring expense and burden of maintaining so many small shareholder accounts, coupled with the costs associated with complying with the reporting requirements of Section 15(d) of the Securities Exchange Act, is not cost efficient for Henderson Citizens. Additionally, the board of directors determined, even though our shares of common stock are registered with the SEC and information about Henderson Citizens is publicly available, no one makes a market in our common stock and there is a very limited trading for our shares of common stock. During the 12 months prior to the public announcement of the proposed merger, the stock traded infrequently with only 13 trades known to management of Henderson Citizens. Consequently, the board of directors believes that our shareholders derive little benefit from Henderson Citizens’ status as a publicly-held corporation. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our management began to explore the possibility of reducing our number of shareholders of record to below 300 in order to suspend our periodic reporting obligations to the SEC.

Alternatives Considered.    In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the merger would be simpler and less costly. These alternatives were:

•	Tender Offer at a Similar Price Per Share. The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of

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record shareholders so as to accomplish the going private objective and reducing recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares. The board of directors concluded that the cost of preparing tender offer materials and soliciting tenders of shares of Henderson Citizens common stock through a tender offer would be comparable to the costs of preparing a proxy statement and soliciting proxies for the approval of the merger agreement.

•	Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by Henderson Citizens’ shareholders. In a reverse stock split, Henderson Citizens would acquire the interests of the cashed-out shareholders pursuant to an amendment to Henderson Citizens’ Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of Henderson Citizens common stock. Henderson Citizens would then distribute cash for the resulting fractional share interests. Since the reverse stock split and the merger would both achieve the same objective of reducing the number of record shareholders, the board chose the merger as the superior method as it would ensure that the cashed-out shareholders would receive dissenters’ rights under the Texas Business Corporation Act (the “TBCA”), which would not be available under the TBCA to the cashed-out shareholders in a reverse stock split. In addition, the board concluded that a reverse stock split would cost Henderson Citizens more because it would have to pay cash to large shareholders for their fractional shares, even though they would remain shareholders after the transaction.

•	Purchase of Shares in the Open Market. Due to the fact that no market exists for shares of our common stock, the board rejected this alternative because it concluded that it was highly unlikely that Henderson Citizens could acquire shares from a sufficient number of holders to accomplish the board’s objectives.

The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner Henderson Citizens will cease to incur the expenses and burdens associated with the reporting requirements of Section 15(d) of the Securities Exchange Act and the sooner shareholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for the shareholders including the unaffiliated shareholders. Significantly, Henderson Citizens estimates that following the proposed merger approximately 246 shareholders of record will remain comfortably below the maximum of 300 shareholders of record necessary to suspend our reporting obligations to the SEC under the Securities Exchange Act.

Board of Directors.    At its meeting on October 1, 2002, the board of directors first discussed the ongoing costs associated with Henderson Citizens’ status as a public company and the limited trading activity in the common stock in connection with the possibility of Henderson Citizens qualifying as a so-called S corporation under the Internal Revenue Code of 1986, as amended. As an S corporation, Henderson Citizens could take advantage of certain tax benefits by avoiding federal income taxation at the corporate level, but Henderson Citizens would have to reduce its number of shareholders to 75 or fewer. Based on the considerable expense and certain other factors involved, the board determined that it was not in the best interests of Henderson Citizens and its shareholders to pursue qualification as an S corporation at that time.

Also at this meeting, the board of directors met with its legal counsel to evaluate the viability of engaging in a going private transaction. The board’s determination to evaluate going private transaction was based, among other things, on:

•	our low trading volume;

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•	the board’s concern that there was little likelihood that the liquidity of our common stock will improve in the future;

•	the lack of research attention from market analysts being given to Henderson Citizens; and

•	the performance of our stock price which, in management’s opinion based on sale prices in recent transactions, was undervalued. For more information about recent sale prices, see “Financial Information—Per Share Market Prices and Dividend Information.”

At the October 1 meeting, Henderson Citizens’ counsel, Jenkens & Gilchrist, a Professional Corporation, advised the board on the methods for proceeding with a going private transaction as well as the board’s fiduciary duties in connection with such a transaction. In addition, management discussed the costs and benefits of proceeding with a going private transaction. The board considered the three alternative structures described above in addition to the merger proposal, but determined that the merger proposal was the best choice for Henderson Citizens and its shareholders. At that meeting, the board authorized management to proceed with any additional steps necessary to bring this proposal to the point where it could be considered and voted upon. Specifically, the board authorized management to engage an independent financial advisor to advise the board on the financial terms of the proposed transaction and to render a fairness opinion on the terms of the proposed merger from a financial point of view of both the cashed-out and remaining shareholders.

At a board meeting held on October 16, 2002, members of management of Henderson Citizens described to the board its meetings with Bank Advisory Group and the valuation methods Bank Advisory Group would utilize in evaluating the common stock. Management also described the additional steps it had taken since the October 1, 2002 meeting to prepare the merger proposal to be considered and voted upon by the board. The board then renewed its discussions as to whether it was in the best interests of Henderson Citizens and its shareholders to engage in the going private transaction. After lengthy discussion, the board approved the going private transaction by means of the merger and retained Bank Advisory Group to serve as its financial advisor.

On February 12, 2003, Bank Advisory Group delivered to the board of directors its report on the valuation of Henderson Citizens common stock. Bank Advisory Group’s valuation indicated that the fair value of Henderson Citizens common stock ranged from $29.00 to $32.00 per share. Bank Advisory Group’s report provided to the board included a detailed explanation of the financial analyses supporting the range of values.

After reviewing the valuation of Bank Advisory Group, the board at its February 19, 2003 meeting discussed in detail our stock’s historic and current price to earnings ratio as compared to a statewide peer group of other financial institutions. Based on this peer group analysis, the stock was currently undervalued with almost no liquidity. After considerable discussion, the board of directors unanimously agreed that $32.00 was a fair value for the shares of common stock to be purchased by Henderson Citizens in the proposed merger and was fair to all of its shareholders including both affiliated and unaffiliated shareholders.

Next, the board of directors discussed how many shares a shareholder must own in order to remain a shareholder after the merger. The discussion focused on two issues: ensuring that Henderson Citizens had fewer than 300 shareholders after the merger and the cost of cashing-out shareholders. The board of directors discussed several levels of share ownership and selected 500 shares as the ownership minimum because it represented a logical breakpoint among shareholders in order to ensure that, after completion of the merger, the number of record shareholders would be less than the 300 shareholder limit necessary to suspend its reporting requirements under the Securities Exchange Act with the SEC, while at the same time involving a relatively small number of shares (estimated at that time to be approximately 30,237, or 1.5%, of Henderson Citizens’ outstanding shares) that would be cashed-out in the proposed merger.

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The board believes that the merger agreement is fair to and in the best interests of Henderson Citizens shareholders, including both affiliated and unaffiliated shareholders generally, and specifically with respect to shareholders receiving cash in the merger. In making this determination, the board did not utilize the following procedural safeguards:

•	the merger transaction was not structured to require separate approval by a majority of those shareholders who are not executive officers or directors of Henderson Citizens; and

•	the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the merger transaction or to prepare a report regarding the fairness of the transaction.

The board did not consider a possible sale of Henderson Citizens. No offers were presented to the board, and no offers were solicited in keeping with the board of directors strategic determination to maintain Henderson Citizens’ independence.

Also at the February 19 meeting, the board of directors considered the merger agreement. The board also reviewed the terms of the proposed transaction, the related documentation and certain legal considerations with the Henderson Citizens’ outside counsel. Henderson Citizens’ management also made presentations to the board regarding various financial and other matters and answered questions of the board concerning the proposed transaction. Management’s presentation to the board included a discussion of the terms of the merger agreement and how cashed-out shareholders would receive cash for their shares. In addition, management presented the proposed costs of the transaction and described how, if the amount to be paid to cashed-out shareholders in the merger exceeded $3.0 million, then they could terminate the merger agreement. The board discussed whether the termination right should be lower, but decided to keep it at $3.0 million.

Following the presentations described above at the February 19, 2003, meeting and a full discussion regarding the information presented, the directors unanimously determined, after giving careful consideration to a number of factors, that the merger agreement and the merger were fair to, and in the best interests of, Henderson Citizens and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously approved the merger agreement and the merger.

On February 23, 2003, the Company and merger subsidiary entered into the merger agreement. On February 23, 2003, Henderson Citizens publicly announced the execution of the merger agreement and the proposed merger.

Purpose and Reasons for the Merger

For the past several years, minimal trading activity in our common stock has occurred with several months of no activity. As a result, our shareholders have limited options in selling their shares of common stock despite the fact that we file periodic and annual reports pursuant to Section 15(d) of the Securities Exchange Act. Since no active market exists for our common stock and there is little trading activity, our board of directors has determined that it is in the best interests of Henderson Citizens and its shareholders to go private by reducing the total number of shareholders to below 300.

In recent years, the board of directors of Henderson Citizens believes, based on their experience as directors of Henderson Citizens and their general business experience, the public marketplace has had less interest in public financial institutions with a small market capitalization and a limited amount of securities available for trading in the public marketplace. The board of directors believes it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market. The realization that our common stock might not in the foreseeable future achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors to conclude that Henderson Citizens is not benefiting from being a public company, and that it would be in the best interest of Henderson Citizens and its shareholders for Henderson Citizens to be privately held.

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In addition, the board of directors noted that its relatively large number of shareholders who hold fewer than 500 shares own in the aggregate less than 2% of Henderson Citizens’ outstanding shares. As a result, the board concluded the costs associated with reducing the number of shareholders of record below 300 was reasonable in view of the anticipated benefits of being privately held.

The purpose of the proposed merger is to cash-out the equity interests in Henderson Citizens of the approximately 125 record holders of common stock that at the effective time of the merger own fewer than 500 shares of common stock at a price determined to be fair by the entire board of directors. The merger will allow Henderson Citizens to reduce the number of shareholders of record to fewer than 300 so as:

•	to permit cashed-out shareholders to receive cash for their shares without having to pay brokerage commissions at a price that represents a premium of 22.6% over the most recent sales price prior to announcement of the merger agreement for the common stock known to management. If the merger is implemented, the officers and directors of Henderson Citizens (and all other holders of 500 or more shares) will benefit by a small increase in their percentage ownership of Henderson Citizens common stock. However, the net book value of their holdings will decrease;

•	to relieve Henderson Citizens of the administrative burden and cost associated with filing reports and otherwise complying with the reporting requirements of the Securities Exchange Act by suspending its obligation to file reports with the SEC under the Securities Exchange Act;

•	to decrease the expense and burden of dealing with Henderson Citizens’ high number of shareholders holding small positions in Henderson Citizens common stock; and

•	to increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

The board believes that the disadvantages of having Henderson Citizens continue to be a public company outweigh any advantages. The board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, Henderson Citizens is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that Henderson Citizens’ status as a public company may offer.

Henderson Citizens incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. Henderson Citizens also incurs substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Since Henderson Citizens has relatively few executive personnel, these indirect costs can be substantial. Henderson Citizens’ direct and indirect costs related to being a public company are estimated to approximate $70,900 specifically, as follows:

Independent auditors	$33,500
SEC counsel	6,000
Printing and mailing	11,000
Internal compliance costs	20,400

Total	$70,900

Recommendation of the Board of Directors; Fairness of the Merger Proposal

The board of directors unanimously determined that the merger agreement is fair to, and in the best interests of, Henderson Citizens’ shareholders, including both affiliated and unaffiliated shareholders. The board of directors also believes that the process by which the transaction is to be approved is fair. The board of

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directors unanimously recommends that the shareholders vote “FOR” approval of the merger agreement. Each member of the board of directors and each executive officer of Henderson Citizens has advised Henderson Citizens that he or she intends to vote their shares in favor of the merger agreement for the reasons described below. As of June 18, 2003, the directors and executive officers of Henderson Citizens beneficially owned a total of 390,165 shares of Henderson Citizens common stock, or approximately 19.58% of the total shares entitled to vote at the special meeting.

The board has the authority to reject (and not implement) the merger (even after approval thereof by shareholders) if it determines subsequently that the merger is not then in the best interests of Henderson Citizens and its shareholders.

The board considered several alternative transactions to accomplish the proposed going private transaction but ultimately approved the merger and the merger agreement. Please read the discussion under “—Background of the Merger” for a description of these alternatives considered by the board.

The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the merger to our shareholders, including both affiliated and unaffiliated shareholders. The board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

•	Historical Market Prices of Henderson Citizens Common Stock. Henderson Citizens is not listed or quoted on any exchange and has minimal trading activity. During the 12 months prior to the public announcement of the proposed merger, the stock traded infrequently with only 26 trades known to management of Henderson Citizens.

The board reviewed high and low sales prices for the common stock from January 1, 2001 to December 31, 2002, which ranged from $20.00 to $27.00 per share. You should read the discussion under “Financial Information—Per Share Market Prices and Dividend Information” for more information about our stock prices. The last sale price of Henderson Citizens common stock known to management that occurred prior to the public announcement of the merger agreement was $24.78 on January 14, 2003.

•	Net Book Value. As of December 31, 2002, the book value per share was $24.21. Although book value was a factor that was considered by the board among others in determining the consideration to be paid to cashed-out shareholders in the merger, the board determined that it was not directly relevant. The board did not view Henderson Citizens’ liquidation value to be a relevant measure of valuation given that the merger consideration significantly exceeded the book value per share of Henderson Citizens, and it was the board’s view that Henderson Citizens is far more valuable as a going concern than its book value per share of $24.21 as of December 31, 2002. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, Henderson Citizens can give no assurance that the liquidation value would not produce a higher valuation of Henderson Citizens than its value as a going concern. Finally, the board noted that the per share cash price of $32.00 payable in the merger reflected a multiple of 1.32 x on Henderson Citizens’ December 31, 2002, book value per share.

•	Going Concern Value. In determining the cash amount to be paid to cashed-out shareholders in the merger, the board valued Henderson Citizens shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Henderson Citizens, as the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Henderson Citizens. In determining the going concern value of Henderson Citizens’ shares, the board adopted the analyses and conclusions set forth in the valuation report prepared by its financial advisor, which are described under “—Opinion of Financial Advisor” below.

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•	Earnings. The board reviewed the earnings of Henderson Citizens for the previous three years. For the three years ended December 31, 2000, 2001 and 2002, Henderson Citizens reported net income of approximately $3,624,000, $4,366,000 and $5,455,000, respectively. The board believes that the Company’s earnings over the last three years provide a basis for a reasonable expectation of future performance and an expectation of future benefits, if any.

•	Opinion of Financial Advisor. The board considered the valuation report prepared by Bank Advisory Group delivered to the board on February 12, 2003, as well as oral representations by Bank Advisory Group to management, to the effect that, the cash consideration to be paid in the merger is fair, from a financial point of view, to Henderson Citizens shareholders, including unaffiliated shareholders. The board also reviewed and considered the financial analyses contained in the valuation report supporting the opinion of the financial advisor. You should read the discussion under “ – Opinion of the Financial Advisor” below and a copy of the opinion of Bank Advisory Group is attached as Appendix B to this proxy statement.

•	Opportunity to Liquidate Shares of Common Stock. The board considered the opportunity the merger presents for shareholders owning fewer than 500 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Henderson Citizens common stock at a price that represents a premium over historical sales prices.

The board also recognized that the merger consideration to be paid to the cashed-out shareholders in the merger reflected a substantial premium over the trading prices for the Henderson Citizens common stock prior to the announcement of the merger, which trading prices the board did not find to reflect accurately the fair value of such stock.

Since January 1, 2003, Henderson Citizens purchased 1,681 shares of its common stock from three shareholders at an average price of $31.14 per share. During 2002, Henderson Citizens purchased 200 shares of its common stock from one shareholder at a price of $22.00 per share. During 2001, Henderson Citizens purchased 798 shares of its common stock from three shareholders at an average price of $20.00 per share. During 2000, Henderson Citizens purchased 15,884 shares of its common stock from eight shareholders at an average price of $17.50 per share. Given the infrequency of the purchases, the board did not consider historical prices paid by Henderson Citizens for its shares.

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of Henderson Citizens into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of Henderson Citizens, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of Henderson Citizens.

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of Henderson Citizens outstanding shares to consider and approve the merger agreement as provided under Texas law, Henderson Citizens’ charter documents and the terms of the merger agreement. The board also considered such a provision unnecessary in light of the right of shareholders, whether affiliated or unaffiliated and regardless of the number of shares they own, to dissent from the merger. See “Dissenters’ and Appraisal Rights.”

Because all of our directors own more than 500 shares, no independent committee of the board was convened to review the fairness of the merger proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal was retained by Henderson Citizens or by a majority of directors who are not employees of Henderson Citizens. The board did not consider this procedural safeguard to be important in determining the fairness of this transaction given the fact that affiliated and unaffiliated shareholders are treated identically under the terms of the merger agreement.

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Henderson Citizens has not made any provision in connection with the merger to grant unaffiliated shareholders access to Henderson Citizens’ corporate files or to obtain counsel or appraisal services at Henderson Citizens’ expense. With respect to unaffiliated shareholders’ access to Henderson Citizens’ corporate files, the board determined that this proxy statement, together with Henderson Citizens’ other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the merger proposal. The board also considered the fact that under Texas corporate law, and subject to certain conditions set forth under Texas law, shareholders have the right to review Henderson Citizens’ relevant books and records of account. As for obtaining counsel or appraisal services of unaffiliated shareholders at Henderson Citizens’ expense, the board of directors did not consider these necessary or customary to ensure the fairness of the merger proposal. The board determined that such steps would be costly and would not provide any meaningful additional benefits. The board noted the fact that the financial advisor engaged by Henderson Citizens considered and rendered its opinion as to the fairness, from a financial point of view, of the consideration payable in the merger to the unaffiliated shareholders.

After consideration of the factors described above, the board believes that the transaction is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative, to both affiliated and unaffiliated shareholders. The board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of Henderson Citizens, approved the merger and the merger agreement.

The board unanimously recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Financial Advisor

Because of the absence of an established trading market for Henderson Citizens common stock and the remote possibility that such a market will develop in the future, the board of directors of Henderson Citizens retained Bank Advisory Group to determine independently the cash fair value of Henderson Citizens common stock and to render both the evaluation and a written fairness opinion as investment bankers as to the fairness, from a financial point of view, to all of the shareholders of Henderson Citizens common stock of the cash consideration to be paid to shareholders who will receive cash consideration in connection with the merger. No limitations were imposed by the board upon Bank Advisory Group with respect to the investigations made or procedures followed in rendering either the evaluation or the fairness opinion.

Bank Advisory Group has acted as financial advisor to Henderson Citizens previously. In 1997, Bank Advisory Group assisted Henderson Citizens with a tender offer to acquire shares of its common stock. Bank Advisory Group received fees for its financial advisory services in that transaction. No formal selection process was used in making the determination to use Bank Advisory Group as financial adviser for this transaction. A description of Bank Advisory Group’s role in connection with the merger is contained in the section of the document entitled “—Background of the Merger.”

Bank Advisory Group is a specialized consulting firm focusing on providing stock valuations together with merger and acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions. As part of its line of professional services, Bank Advisory Group specializes in rendering valuation opinions of banks and bank holding companies nationwide. Henderson Citizens selected Bank Advisory Group to render the valuation report and to serve as its financial advisor based on Bank Advisory Group’s reputation, expertise and familiarity with Texas-based financial institutions.

In connection with providing the evaluation, the board specifically instructed Bank Advisory Group to provide the board with a cash fair value appraisal of Henderson Citizens common stock. Because cash fair value

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is not defined by statute in Texas, the board, together with input from counsel and from Bank Advisory Group, determined that cash fair value of Henderson Citizens common stock for the purposes of the merger would be based on the value of a pro rata share of Henderson Citizens as a going concern. Bank Advisory Group was instructed that cash fair value should not include any consideration of the impact of the merger on the value of Henderson Citizens, and that no “minority” or “marketability/liquidity” discounts should be applied. In addition, Bank Advisory Group was instructed that in determining the cash fair value to consider all usual and customary approaches to value, including net asset value, investment value and market value.

In making the final determination of cash fair value, the board further instructed Bank Advisory Group that cash fair value is not intended to be derived from a pro forma sale of Henderson Citizens, but rather assumes that the shareholders are willing to maintain their investment in Henderson Citizens common stock as though the merger had not occurred. Accordingly, the final determination of value should neither assume a sale of all of the stock of Henderson Citizens nor include a “control premium,” at least to the extent that such a premium includes value which is derived from operational synergies that are typically available to acquirers involved in community bank merger/acquisition transactions.

As is mentioned above, in addition to providing the evaluation, Henderson Citizens retained Bank Advisory Group to render its fairness opinion. A copy of the fairness opinion of Bank Advisory Group, dated as of                 , 2003, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Bank Advisory Group, is attached as Appendix B to the proxy statement. You are urged to read the fairness opinion in its entirety. A copy of the evaluation prepared by Bank Advisory Group underlying the fairness opinion is available to be reviewed at the main office of Henderson Citizens during normal business hours upon prior written request to Henderson Citizens. The following summary of the procedures and analysis performed, and assumptions used by Bank Advisory Group is qualified in its entirety by reference to the text of such fairness opinion and evaluation. The fairness opinion addresses only the financial terms of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the meeting.

In arriving at its opinion, Bank Advisory Group reviewed and analyzed among other things, the following: (i) the merger agreement; (ii) the financial statements of Henderson Citizens and Citizens National Bank; (iii) certain other publicly available financial and other information concerning Henderson Citizens and Citizens National Bank; (iv) publicly available information concerning other banking organizations, the trading markets for their securities and the nature and terms of certain other transactions relevant to Bank Advisory Group’s inquiry; (v) the competitive and economic outlook for Henderson Citizens’ trade area; (vi) the book value and financial condition of Henderson Citizens and Citizens National Bank; (vii) the future earnings and dividend paying capacity of Henderson Citizens and Citizens National Bank; (viii) previous sales of Henderson Citizens common stock; and (ix) the prevailing market prices for selected publicly-traded banking organizations in the Southern United States. Bank Advisory Group held discussions with senior management of Henderson Citizens and Citizens National Bank concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

In conducting its review and in arriving at its opinion, Bank Advisory Group relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Bank Advisory Group did not make or obtain any evaluations or appraisals of the properties of Henderson Citizens, nor did it examine any individual loan credit files. For purposes of the fairness opinion, Bank Advisory Group assumed that the merger will have the tax, accounting and legal effects described in the proxy statement and relied, as to legal matters, exclusively on counsel to Henderson Citizens and the accuracy of the disclosures set forth in the proxy statement.

As more fully discussed below, Bank Advisory Group considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Henderson Citizens and Citizens National Bank, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income,

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non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Henderson Citizens and Citizens National Bank; and (ii) the assets and liabilities of Henderson Citizens and Citizens National Bank, including the loan investment and mortgage portfolio(s), deposits, other liabilities, historical and current liability sources and costs and liquidity. Bank Advisory Group also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Bank Advisory Group’s opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

In connection with rendering its fairness opinion to the board, Bank Advisory Group performed certain financial analyses, which are summarized below. Bank Advisory Group believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the fairness opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Bank Advisory Group made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Henderson Citizens. Any estimates contained in Bank Advisory Group’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In its analysis, Bank Advisory Group developed earnings projections for Henderson Citizens for the years 2003 through 2014. The financial forecasts and projections of Henderson Citizens prepared by Bank Advisory Group were based on discussions with senior management of Henderson Citizens, projections provided by Henderson Citizens, and Bank Advisory Group’s own assessment of general economic, market and financial conditions. All such information was reviewed by management of Henderson Citizens. The following summarizes the financial forecast for Henderson Citizens developed by Bank Advisory Group.

•	Bank Advisory Group projected Henderson Citizens’ return on average assets to initially decline from the 1.01% recorded during 2002 to 0.92% by 2003, reflecting primarily the absence of the $1.1 million in pre-tax nonrecurring gains realized on the sale of securities during 2002, together with a reduction in noninterest income to historically-supported levels in relation to average assets. Bank Advisory Group forecast Henderson Citizens’ return on average assets to then increase gradually until equaling 1.00% by 2010. The overall rise projected for Henderson Citizens’ return on average assets from 2004 through 2010 reflects a slight increase in operational efficiencies and a reduction in provision expense in relation to average assets from the 0.20% recorded during 2002 until stabilizing at 0.14% by 2004.

•	Additionally, Bank Advisory Group projected Henderson Citizens’ rate of annual asset growth to decline from the 5.49% recorded during 2002 to 5.00% by 2003, remain at that level through 2007, then decrease slightly until stabilizing at 4.00% by 2012. Over the twelve-year projection period, the forecast asset growth rate would produce a $395 million increase in Henderson Citizens’ asset base or approximately $32.9 million per year. Bank Advisory Group further projected the moderate level of asset growth to combine with the relatively constant level of profitability to produce moderate growth rates in net earnings subsequent to 2003. Bank Advisory Group projected annual cash dividends per share to rise from the $0.68 recorded during 2002 until equaling $1.16 by 2014, contributing to a core equity-to-assets ratio which rises to 11.82% by year-end 2014.

•	Finally, Bank Advisory Group projected Henderson Citizens’ ratio of net loan losses-to-average loans to fall from 0.34% during 2003 until stabilizing within 0.26% – 0.28% by 2004. Bank Advisory Group projects this level of net loan losses, together with the projected decrease in provision expense in relation to average assets, to produce a ratio of loan loss reserves-to-total loans which equals a constant 1.50% throughout the projected periods.

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Bank Advisory Group also considered the financial terms and price levels, to the extent publicly-available, of selected recent business combinations of companies in the banking industry involving the sale of control, together with the financial performance and condition of the selling banking organizations. Bank Advisory Group’s analysis concludes that the “control” or “acquisition” purchase prices per share paid in merger/acquisition transactions over and above the pre-existing per share market trading prices for recently acquired, publicly-traded community banking companies were financially supported entirely by the earnings enhancement opportunities (achieved through operational synergies) available to the acquiring banking organizations, together with the premium price levels typically associated with community bank sale transaction where stock was the form of consideration utilized. Bank Advisory Group generally believes that: (i) the valuation process for determining a cash fair value should not presuppose the sale or liquidation of the appraised company, but rather should assume that an appraised company continues to be operated by the existing managers/owners as an on-going concern; and, (ii) any value attached to or otherwise derived from a stock form of consideration and/or a prospective purchaser’s (new owner’s) realization of synergistic effects or merger savings in connection with a hypothetical merger/acquisition transaction involving an appraised company should not be included in cash fair value. Thus, Bank Advisory Group believes it is generally improper to include the additional “control” value obtained from recent “control” or “acquisition” transactions (specifically the “control premium”) in determining the cash fair value of Henderson Citizens common stock for use in connection with the merger. Nevertheless, Bank Advisory Group calculated a cash fair value for a 100% (“control”) position in Henderson Citizens, which excluded any “synergistic control premium.”

In order to determine the fairness of the cash consideration to be paid to certain of the shareholders pursuant to the merger, Bank Advisory Group initially considered net asset value, market value and investment value approaches, as explained below.

Net Asset Value Method.    Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation’s assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

Market Value Method.    Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an “arm’s length” transaction. The market value method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative thinness of the specific market for Henderson Citizens common stock being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair value for the shares of a banking organization with a thin market for its stock is normally determined by creating a universe of regional or state publicly-traded bank stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking organization from the pricing characteristics of the regional or state publicly-traded banking organizations. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were: (i) price to tangible book value; (ii) price to earnings; and (iii) price to assets. The following table illustrates the price multiples and indices for the publicly-traded banking organization in the Southern United States.

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Price Multiples & Price Indices for Selected

Publicly-Traded Southern United States Banking Companies

	Financial Data	Price Multiples	Price Indices

Core Equity/Total Assets	7.28%	1.74x	12.67

Return on Average Assets (LTM)	1.12%	12.06x	13.51

Return on Average Equity (LTM)	15.19%	NA	NA

Bank Advisory Group’s market value analysis, however, reflects the fact that (i) certain nonfinancial characteristics for the publicly-traded banking organizations in the Southern United States vary substantially from Henderson Citizens; and (ii) the average financial performance of publicly held banking organizations in the Southern United States vary, sometimes significantly, from those of Henderson Citizens. Because Henderson Citizens is significantly different from such publicly-traded banking organizations in the Southern United States, Bank Advisory Group determined that the preliminary cash fair value per share should be adjusted to account for non-financial differences such as Henderson Citizens’ (i) higher sensitivity to economic movements, (ii) lack of product, industry, and geographic diversification, (iii) inability to quickly expand into new markets and commensurate lower growth prospects, (iv) comparative competitive disadvantages with regard to technology and corresponding customer diversification, (v) lack of comparable economies of scale/cost disadvantages, (vi) lack of comparable relationships with suppliers and customers, (vii) higher key person management risk, (viii) lack of externally-generated information, including analyst coverage (resulting in less-informed investors), (ix) lack of press coverage or other avenues to disseminate company-generated information, (x) burdensome regulatory costs, (xi) significantly less formalized internal controls, (xii) limited infrastructure (lack of management depth and limited internal controls), and (xiii) lack of publicly-recognized dividend policy. After taking the significant non-financial differences between Henderson Citizens and the selected publicly-traded banking organizations in the Southern United States into consideration, Bank Advisory Group arrived at a Market Value Method cash fair value per share of $33.00 per share. The following table illustrates the price multiples and indices produced by the $33.00 per share Market Value Method cash fair value.

Related Price Multiples & Price Indices

Price Multiples:
Price-to-Core Equity	$33.00	/	$23.63	=	1.40x
Price-to-Earnings (2002)	$33.00	/	$2.74	=	12.06x
Price-to-Earnings (Est. 2003)	$33.00	/	$2.63	=	12.57x

Price Indices:
Core Equity [(price/(equity multiple)) x (equity/assets)]	1.40x		8.49%		11.86
Earnings (2002) [(price/earnings multiple) x ROA]	12.06x		1.01%		12.18
Earnings (Est. 2003) [(price/earnings multiple) x ROA]	12.57x		0.92%		11.57

Investment Value Method.    Investment value is sometimes referred to as the income value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Based on Bank Advisory Group’s observations of the rates of return typically desired by investors in community bank organizations, Bank Advisory Group believes that a net present value discount rate of between 11% and 17% is an acceptable capitalization rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date.

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Another method of valuing a block of stock is the capitalization of dividends approach. Because banking organizations with little or no trading volume for their stock, such as Henderson Citizens, typically pay lower dividends per dollar of earnings capacity than do highly-traded publicly-held banking organizations, Bank Advisory Group determined that such an analysis was of limited usefulness.

By analyzing the present value of Henderson Citizens’ earnings projections over 90 years, using a present value discount rate of 12% applied to the first ten years of the projection period, a 13% discount rate applied to the following ten years, and a 14% discount rate applied to the last 70 years, Bank Advisory Group arrived at a present value of $30.66 per share. Alternatively, by using a fixed present value discount rate of 13% and then determining the present value of Henderson Citizens’ earnings projections over 12 years together with the present value of Henderson Citizens’ projected residual value at the end of the 12-year projection period (which assumed an earnings growth rate of 3%), Bank Advisory Group arrived at a present value of $31.07 per share. Accordingly, given the Investment Values of $30.66 per share calculated utilizing the Present Value in Perpetuity methodology, and $31.07 per share utilizing the Residual Value methodology, Bank Advisory Group concluded an Investment Value Method cash fair value per share of $31.00. The following table illustrates the price multiples and indices produced by the $31.00 per share Investment Value Method cash fair value.

Related Price Multiples & Price Indices

Price Multiples:
Price-to-Core Equity	$31.00	/	$23.63	=	1.31x
Price-to-Earnings (2002)	$31.00	/	$2.74	=	11.31x
Price-to-Earnings (Est. 2003)	$31.00	/	$2.63	=	11.79x

Price Indices:
Core Equity [(price/(equity multiple)) x (equity/assets)]	1.31x		8.49%		11.14
Earnings (2002) [(price/earnings multiple) x ROA]	11.31x		1.01%		11.43
Earnings (Est. 2003) [(price/earnings multiple) x ROA]	11.79x		0.92%		10.84

After consideration of the $33.00 per share value derived from the Market Value Method and the $31.00 per share value using the Investment Value Method, and applying a myriad of other factors and judgment, the “cash fair value per share conclusion” for Henderson Citizens common stock was determined to be $32.00 per share, excluding the application of any “marketability/liquidity” or “minority” discounts, or the consideration of a “non-synergistic control” value.

Bank Advisory Group further adjusted its determination of the cash fair value per share of Henderson Citizens common stock based on the absence of liquidity for the common stock. In the evaluation, Bank Advisory Group states that “the markets for the selected publicly-traded Southern United States banking organizations’ common stocks are far more liquid than that for the Henderson Citizens common stock.” In other words, values that investors are willing to pay for small blocks of the stock of a thinly-traded community banking organization generally include an inherent discount for the lack of marketability. Therefore, based upon its experience, together with the substantial variance in marketability/liquidity for the shares of Henderson Citizens as compared with the selected publicly-traded Southern United States banking organizations’ common stocks, Bank Advisory Group determined that the application of a marketability/liquidity discount was appropriate in order to arrive at an appropriate cash fair value of the Henderson Citizens common stock. After applying a 10% discount in recognition of these marketability/ liquidity concerns to the “cash fair value per share conclusion” of $32.00 (excluding the application of a marketability/liquidity discount), the Bank Advisory Group determined that the “cash fair value per share conclusion” (including the application of a marketability/liquidity discount) was equal to $28.80, rounded to $29.00.

Bank Advisory Group then calculated a cash fair value for a 100% (“control”) position in Henderson Citizens Bancshares, Inc., but excluded that portion of the control premium tied to operational synergies

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derivable from a hypothetical merger/acquisition transaction. In determining the “non-synergistic control” value for Henderson Citizens, Bank Advisory Group utilized the pricing and financial fundamentals corresponding with United States banking organizations acquired with a 100% cash form of consideration during January 2001–December 2002, and having total assets ranging within $300 million–$750 million (the “Control Transactions”). Additionally, Bank Advisory Group reviewed the average anticipated cost savings (“operational synergies”) publicly announced by certain acquirers of community banks during January 2001–December 2002. Upon consideration of the Control Transactions and the reasonably anticipated average level of operational synergies, Bank Advisory Group concluded that the “non-synergistic control” value for Henderson Citizens equaled $30.50 per share.

Accordingly, given that the “non-synergistic control” value of $30.50 per share is below Henderson Citizens’ previously determined “going concern” cash fair value of $32.00 per share (excluding the consideration of “marketability/liquidity” concerns), but above the previously determined “going concern” cash fair value of $29.00 per share (including the consideration of “marketability/liquidity” concerns), it is Bank Advisory Group’s opinion that the cash fair value conclusion for Henderson Citizens common stock, as of December 31, 2002, for the previously noted purpose of this appraisal, is $32.00 per share.

Bank Advisory Group subsequently reviewed the financial condition and performance of Henderson Citizens at and for the three months ending March 31, 2003, together with the financial and nonfinancial characteristics of the publicly-traded banking organizations in the Southern United States, as of March 31, 2003. Upon review of the updated financial and nonfinancial information, Bank Advisory Group concluded that the cash fair value of Henderson Citizens common stock, as of March 31, 2003, remained at $32.00 per share. The following table illustrates the price multiples and indices produced by the $32.00 per share cash fair value.

Related Price Multiples & Price Indices

Price Multiples:
Price-to-Core Equity	$32.00	/	$23.63	=	1.35x
Price-to-Earnings (2002)	$32.00	/	$2.74	=	11.70x
Price-to-Earnings (Est. 2003)	$32.00	/	$2.63	=	12.19x

Price Indices:
Core Equity [(price/(equity multiple)) x (equity/assets)]	1.35x		8.49%		11.50
Earnings (2002) [(price/earnings multiple) x ROA]	11.70x		1.01%		11.82
Earnings (Est. 2003) [(price/earnings multiple) x ROA]	12.19x		0.92%		11.21

Each of the market value and investment value approaches, as discussed above and considered in concert, support the fairness of the $32.00 per share offer. Therefore, Bank Advisory Group is of the opinion that the cash consideration of $32.00 per share to be paid to the shareholders of Henderson Citizens common stock who hold less than 500 shares of Henderson Citizens common stock, in accordance with the merger agreement, is fair, from a financial standpoint, to all shareholders of Henderson Citizens. Bank Advisory Group has not specifically opined as to the fairness, from a financial point of view, of the price of $32.00 per share to be paid to shareholders of Henderson Citizens common stock who hold less than 500 shares of Henderson Citizens common stock; however, implicit in that broader opinion is its opinion that the price of $32.00 per share is fair, from financial point of view, to the unaffiliated shareholders. You are encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is attached as Appendix B to this proxy statement. Bank Advisory Group has consented to the inclusion of its fairness opinion and the foregoing description thereof in this proxy statement. In addition, a copy of the report on valuation prepared by Bank Advisory Group for use by the board of directors is available to be reviewed by any shareholder at Henderson Citizens during normal business hours upon prior written request to Henderson Citizens.

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Certain Effects of the Merger

The merger will have various effects on Henderson Citizens, as described below.

Reduction in the Number of Shareholders.    We believe that the merger will reduce the number of record shareholders from 371 to approximately 246. As noted earlier, in addition to the approximately 22,186 shares held by shareholders of record with fewer than 500 shares in their account, Henderson Citizens assumes that beneficial owners of approximately 696 shares held in street name will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of common stock will decrease from 1,992,537, as of the record date, to approximately 1,969,655, after the merger.

Shareholders Who Receive Cash in the Merger Will Have No Further Interest in Henderson Citizens.    Shareholders who receive cash in exchange for their shares of common stock in the merger will have no further ownership interest in Henderson Citizens. As a result, they will not have any voting or ownership rights and will not be able to participate in Henderson Citizens’ future earnings and growth, if any. The merger will have no impact on any accounts that you may have with our subsidiary bank, Citizens National Bank.

Decrease in Book Value.    Because (i) the price to be paid to holders of fewer than 500 shares of common stock will be $32.00 per share, (ii) the maximum number of shares of common stock expected to be cashed-out as a result of the merger is 93,750, (iii) the total cost to Henderson Citizens (including expenses) of effecting the merger is expected to be approximately $3,113,100, and (iv) at March 31, 2003, aggregate shareholders’ equity in Henderson Citizens was approximately $48,946,000, or $24.55 per share, Henderson Citizens expects that, as a result of the merger:

•	aggregate shareholders’ equity of Henderson Citizens as of March 31, 2003, will be reduced from approximately $48,946,000 on a historical basis to approximately $45,833,000 on a pro forma basis;

•	the book value per share of common stock as of March 31, 2003, will be reduced from approximately $24.55 per share on a historical basis to approximately $24.12 per share on a pro forma basis; and

•	Henderson Citizens will borrow all of the funds necessary to finance the purchase of the cashed-out shares and any dissenting shares, as well as to pay the fees and expenses incurred in connection with the merger, which management anticipates not to exceed $3,113,100 assuming the maximum of 93,750 shares are repurchased;

•	net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $2.74 on a historical basis to $2.80 on a pro forma basis, but net income per share of common stock (including non-recurring income and expenses) for the quarter ended March 31, 2003, will decrease from $0.73 per share on a historical basis to $0.70 on a pro forma basis.

Decrease in Capital.    As a result of the merger, Henderson Citizens’ capital will be reduced. However, Henderson Citizens anticipates that it will remain “well capitalized” for bank regulatory purposes. For instance, Henderson Citizens’ tier 1 capital as of March 31, 2003, will decrease from $38,074,000 on a historical basis to $34,961,000 on a pro forma basis and a corresponding decrease in Henderson Citizens’ tier 1 capital to risk weighted assets ratio of 15.40% on a historical basis to approximately 14.15% on a pro forma basis, assuming the maximum of 93,750 shares are cashed-out in the merger.

Suspension of Securities Exchange Act Reporting Obligations.    Once our common stock is no longer held by 300 or more shareholders of record, we will suspend filing reports required by the Securities Exchange Act. Suspension of our reporting obligations under Section 15(d) of the Securities Exchange Act and the Sarbanes-Oxley Act will substantially reduce the information we are required to furnish to our shareholders

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and to the SEC. It would also make certain provisions of the Securities Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to Henderson Citizens. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Securities Exchange Act registration, estimated at approximately $70,900 per year. We intend to apply for such suspension as soon as practicable following completion of the merger. After the merger and the resulting suspension of our reporting obligations under Section 15(d) of the Securities Exchange Act, we will no longer file Forms 10-Q, 10-K or 8-K or any other forms with the SEC.

Effect on Market for Shares.    Henderson Citizens common stock is not currently traded on any exchange and will not be listed or quoted on any exchange following the merger. Because Henderson Citizens will no longer be required to file reports under the Securities Exchange Act, the market for shares of Henderson Citizens common stock will be adversely affected. Currently, there is minimal liquidity in our shares of common stock and there will be a further reduction in the liquidity of our common stock after the merger.

Termination of Dividends.    Given the relatively small percentage of shares of common stock being repurchased in the merger, we do not anticipate that the merger will have a material effect on our dividend policy.

Financial Effects of the Merger; Financing of the Merger.    We expect that the purchase of the cashed-out shares in the merger will cost not more than approximately $733,000 which does not include approximately $112,743 in professional fees and other expenses related to the transaction. In addition, we do not expect that the completion of the merger will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed-out in the merger, we do not know the exact amount of cash we will pay to shareholders in the merger. However, our obligation to consummate the merger under the merger agreement is conditioned on the total cost of paying for the shares cashed-out n the merger and dissenters’ shares not exceeding $3,000,000. Accordingly, we do know that, unless we waive that condition, the maximum amount that we anticipate paying to shareholders in the merger is $3,000,000. You should read the discussion under “The Merger Agreement—Conditions to Completion of the Merger” for a description of conditions to the obligations of the parties to consummate the merger and “Special Factors—Fees and Expenses” for a description of the fees and expenses that we expect to incur in connection with the merger. We plan to repay the indebtedness borrowed to fund the repurchase with earnings generated through our results of operations.

We expect to finance the merger, including the related costs and expenses, through an existing line of credit that our subsidiary, Henderson Citizens Delaware Bancshares, Inc. (“Delaware IHC”), has with TIB—The Independent Bankers Bank. The line of credit allows Delaware IHC to borrow up to $5.0 million. Delaware IHC borrowed $1.5 million against the line of credit in the fourth quarter of 2002, leaving $3.5 million of credit available for this transaction. The line of credit is evidenced by a revolving note that requires quarterly payments of interest with a final payment of principal and accrued but unpaid interest. The revolving note becomes due on November 26, 2003. The revolving note accrues interest at a rate equal to 0.500% per annum under the Index Rate provided that such rate is the most recently published by the Wall Street Journal as the Prime Rate as set forth in the money rates tables therein or if no such rate is published then any successor rate acceptable to the lender. Currently, the rate is 3.75% per annum. Henderson Citizens has not arranged for any alternative financing plans in the event its primary financing plans fall through.

Increased Share Ownership of Officers and Directors.    As a result of the merger, we expect that (a) the percentage of ownership of common stock of Henderson Citizens held by current officers and directors of Henderson Citizens as a group will increase from approximately 19.58% to approximately 20.55%, (b) the collective book value as of March 31, 2003, of the shares of our common stock held by our current officers and directors, as a group, will decrease from approximately $9,579,000 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $9,411,000 on a pro forma basis, and (c) the collective pro rata interest of our current officers and directors, as a group, in the net

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income of Henderson Citizens (i) for the year ended December 31, 2002 will increase from approximately $1,068,000 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $1,094,000 on a pro forma basis (based on the number of shares we anticipate such officers and directors to own beneficially immediately after the merger) and (ii) for this quarter ended March 31, 2003 will decrease from approximately $287,000 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $272,000 on a pro forma basis (based on the number of shares we anticipate such officers and directors to own beneficially immediately after the merger). For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be held by executive officers and directors immediately following the merger, please see footnotes (1) and (2) under “The Parties—Security Ownership of Certain Beneficial Owners and Management.”

No Change in the Management or Board of Directors.    Following the merger, Henderson Citizens will have the same board of directors and management as prior to the merger. Management of Henderson Citizens does not anticipate any changes in personnel as a result of the merger.

Effect of the Merger on Shareholders

General.    If approved at the special meeting, the merger will affect Henderson Citizens shareholders as follows after completion (except to the extent you elect to exercise your dissenters’ rights):

Before the Merger	Net Effect After Merger
Shareholders holding fewer than 500 shares of Henderson Citizens common stock	•	You will receive $32.00 in cash, without interest, for each share you own at the effective time of the merger.

	•	You will not have to pay any brokerage commissions or other service charges in connection with the merger.

	•	All amounts owed to you will be subject to applicable federal, state and local income taxes.

	•	You will have no further interest in Henderson Citizens with respect to your cashed-out shares. Your only right will be to receive cash for those shares.

	•	You will receive a letter of transmittal from Henderson Citizens as soon as practicable after the merger with instructions on how to surrender your existing certificate(s) in exchange for your cash payment.

NOTE:    If you want to continue to hold Henderson Citizens stock after the merger, you may do so by purchasing a sufficient number of shares of Henderson Citizens common stock from other shareholders prior to the effective time of the merger so that you hold at least 500 shares at the effective time of the merger.

As described in the section “The Merger Agreement—Conversion of Shares in the Merger,” the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or “street name,” which includes shares held by the Trust Department of Citizens National Bank. In determining the number of shares held beneficially in street name by any shareholder, Henderson Citizens may, in its discretion, rely on “no objection” lists provided by any nominee holder. Further, after the merger, Henderson Citizens will deliver to each shareholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually held, whether in registered form, or in street name. Letters of

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transmittal will be delivered to any shareholder who (a) holds of record fewer than 500 shares, (b) according to records made available to Henderson Citizens from the nominee holder for any shares held in street name, holds fewer than 500 shares in street name or (c) holds shares in street name and with respect to which Henderson Citizens is not provided by the nominee holder the number of shares so held.

The merger will have same effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Henderson Citizens, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. The effects of the merger to a shareholder will vary depending on whether the shareholder all of the shareholder’s shares will be cashed-out in the merger. The determination of whether or not any particular shares of Henderson Citizens common stock will be cashed-out in the merger will be based on whether the holder of those shares holds either fewer than 500 shares or 500 or more shares. Since a shareholder may beneficially own shares held by more than one holder of shares, a shareholder may beneficially own both shares that will be cashed-out in the merger and shares that will remain outstanding in the merger. We expect that our executive officers and directors will continue to own beneficially a total of approximately 390,165 shares, or 20.55% of the outstanding shares immediately after the merger. We do not anticipate any affiliated shareholder’s shares being cashed-out in the merger. All of the effects to shareholders described below assume that the maximum of 93,750 shares are cashed-out in the merger, unless otherwise noted.

•	Cashed-Out Shareholders. Shareholders owning fewer than 500 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

-	receive $32.00 in cash, without interest, per share, and therefore will not participate in Henderson Citizens future potential earnings or growth, if any, as a shareholder;

-	no longer have any equity interest in Henderson Citizens and therefore will not participate in its future potential earnings or growth, if any, as a shareholder;

-	not be able to re-acquire an equity interest in Henderson Citizens unless they purchase shares from the remaining shareholders, although Henderson Citizens does not anticipate that the remaining shareholders will transfer their shares to third parties; and

-	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger. See “Special Factors – Certain U.S. Federal Income Tax Consequences.”

•	Remaining Shareholders. The effects of the merger on shareholders owning 500 or more shares immediately prior to the effective time of the merger will upon consummation of the merger include:

-	Continued Ownership of Shares. Shareholders who own 500 or more shares immediately prior to the effective time of the merger will continue to be shareholders of Henderson Citizens and will own the same number of shares as before the merger as they will immediately after the merger.

-	Increased Ownership Percentage. Remaining shareholders will have an increased ownership percentage in Henderson Citizens as a result of the merger.

-	Decreased Access to Information. If the merger is effected, we intend to suspend our reporting obligations to the SEC under the Securities Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Securities Exchange Act.

-	Decreased Liquidity. The liquidity of the shares of common stock held by remaining shareholders may be further reduced by the merger due to the

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suspension of our filing requirements under the Securities Exchange Act. Any trading in our common stock after the merger will only occur in privately negotiated transactions.

-	Reduced Capital. Henderson Citizens’ capital will be reduced, including a decrease in Henderson Citizens’ tier 1 capital as of March 31, 2003, from approximately $38,074,000 on a historical basis to approximately $34,961,000 on a pro forma basis and a corresponding decrease in Henderson Citizens’ tier 1 capital to risk weighted assets ratio of 15.40% on a historical basis to approximately 14.15% on a pro forma basis.

-	Increased Debt. Henderson Citizens’ will incur additional debt in connection with the merger and such debt will require the payment of interest and principal. As a result, Henderson Citizens’ may be required to reduce the amount of, or stop paying, dividends in order to service such payments of interest and principal.

-	Reduced Book Value Per Share. The book value per share of common stock as of March 31, 2003, will be reduced from $24.55 per share on a historical basis to approximately $24.12 per share on a pro forma basis for decrease of approximately 1.8%.

-	Effect On Net Income Per Share. Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $2.74 on a historical basis to approximately $2.80 on a pro forma basis for a increase of 2.2%. Net income per share of common stock (including nonrecurring income and expenses) for the quarter ended March 31, 2003, will decrease from $0.73 per share on historical basis to $0.70 on a pro forma basis for decrease of 4.1%.

-	Increased Share Ownership of Executive Officers and Directors. As a result of the merger, we expect that (a) the percentage of ownership of common stock of Henderson Citizens held by executive officers and directors of Henderson Citizens as a group will increase from approximately 19.58%, as of the record date, to approximately 20.55%, and (b) the collective pro rata interest of Henderson Citizens’ current executive officers and directors, as a group, in the net income of Henderson Citizens for the year ended December 31, 2002, will decrease from approximately 1,068,000 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $1,094,000 on a pro forma basis and for the quarter ended March 31, 2003, will decrease from approximately $287,000 on a historical basis to approximately $272,000 on a pro forma basis (based on the number of shares Henderson Citizens anticipates such executive officers and directors to own beneficially immediately after the merger).

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Examples.    In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith owns 250 shares of Henderson Citizens common stock registered in her own name at the effective time of the merger. Ms. Smith holds no other shares.

Ms. Smith’s 250 shares will be canceled and converted into the right to receive cash in the amount of $32.00 per share.

If Ms. Smith wants to continue her investment in Henderson Citizens, she would need to buy at least 250 shares of Henderson Citizens common stock (preferably of record in her own name so as to make it more readily apparent that she holds 500 or more shares). Ms. Smith should act far enough in advance of the effective time of the merger so that the purchase is complete and registered on the books of Henderson Citizens before the merger.

Mr. Brown owns 300 shares of Henderson Citizens that are held in a brokerage account at the effective time of the merger. Mr. Brown owns no other shares.	Mr. Brown’s 300 shares will be converted into the right to receive cash in an amount equal to $32.00 per share. Mr. Brown will no longer be a shareholder of Henderson Citizens.

Mr. Jones owns 300 shares of Henderson Citizens registered his own name and 300 shares that are held in a brokerage account at the effective time of the merger. Mr. Jones owns no other shares.	If either Henderson Citizens or Mr. Jones can establish to Henderson Citizens’ satisfaction that he, in fact, holds greater than 500 shares, Mr. Jones’ 600 shares will remain outstanding after the merger. Otherwise, Henderson Citizens will presume that all of the shares are held by a holder of fewer than 500 shares and were therefore canceled in the merger and converted into the right to receive cash in an amount equal to $32.00 per share. Mr. Jones will be able to rebut the presumption that his shares were cashed-out in the merger by certifying in the letter of transmittal sent to him after the merger that he holds greater than 500 shares and providing Henderson Citizens such other information as it may request to verify that fact.

Merger Subsidiary’s Determination of Fairness of the Merger Proposal

Merger subsidiary and its board of directors believe that the merger is fair to, and in the best interests of, each of Henderson Citizens’ shareholders, including unaffiliated shareholders, whether such shareholder will receive cash in the merger or will retain their shares of common stock after the merger. In reaching this conclusion, merger subsidiary relied upon the factors considered by and adopted the analysis and conclusions of the board of directors of Henderson Citizens. See “Special Factors—Recommendation of the Board of Directors; Fairness of the Merger Proposal.” The merger agreement has been approved by merger subsidiary’s board of directors and Henderson Citizens, as the sole shareholder of merger subsidiary.

Interests of Executive Officers and Directors in the Merger

We refer you to the information under the heading “The Parties—Principal Shareholders” and “—Security Ownership of Management” for information regarding our current executive officers and directors

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and their stock ownership in Henderson Citizens. As a result of the merger, Henderson Citizens expects that (a) the beneficial ownership of common stock of Henderson Citizens held by current executive officers and directors of Henderson Citizens as a group will increase from approximately 19.58% to approximately 20.55%, (b) the collective book value as of March 31, 2003, of the shares of Henderson Citizens common stock held by Henderson Citizens’ current executive officers and directors, as a group, will decrease from approximately $9,579,000 on a historical basis to approximately $9,411,000 on a pro forma basis (based on the number of shares Henderson Citizens anticipates such executive officers and directors to own beneficially immediately after the merger), and (c) the collective pro rata interest of Henderson Citizens’ current executive officers and directors, as a group, in the net income of Henderson Citizens for the year ended December 31, 2002 will increase from approximately $1,068,000 on a historical basis (based on the number of shares beneficially owned by such executive officers and directors as of the record date) to approximately $1,094,000 on a pro forma basis and for the quarter ended March 31, 2003, will decrease from approximately $287,000 on a historical basis to approximately $272,000 on a pro forma basis (based on the number of shares Henderson Citizens anticipates such executive officers and directors to own beneficially immediately after the merger). For a description of the assumptions Henderson Citizens used in determining the numbers of shares and related percentages that Henderson Citizens expects to be held by current executive officers and directors immediately after the merger, please see footnotes (1) and (2) under “The Parties—Security Ownership of Certain Beneficial Owners and Management.”

Conduct of Henderson Citizens’ Business After the Merger

Following the merger, Henderson Citizens and its subsidiaries, including Citizens National Bank, will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Henderson Citizens after the merger. The articles of incorporation and bylaws of Henderson Citizens will remain in effect and unchanged by the merger. The deposits of Citizens National Bank will continue to be insured by the FDIC, and Henderson Citizens and Citizens National Bank will continue to be regulated by the same regulatory agencies as before the merger.

Henderson Citizens believes that there are significant advantages in becoming a private company, and Henderson Citizens plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there exists the possibility that Henderson Citizens may enter into such an arrangement or transaction in the future and the remaining shareholders of Henderson Citizens may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out shareholders in the merger.

Other than as described in this proxy statement, neither Henderson Citizens nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. The shares of Henderson Citizens common stock converted in the merger into the right to receive $32.00 cash will, after the merger, be included in Henderson Citizens’ authorized but unissued shares and would be available for issuance in the future.

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Fees and Expenses

Henderson Citizens estimates that merger related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $112,743, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$25,000
Legal fees and expenses	75,000
Accounting fees and expenses	500
SEC filing fee	243
Printing, solicitation and mailing costs	12,000

Total	$112,743

Anticipated Accounting Treatment

Henderson Citizens anticipates that it will account for the purchase of outstanding Henderson Citizens common stock in the merger from shareholders as a treasury stock transaction.

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the shareholders of Henderson Citizens with respect to the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable U.S. Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any alternative minimum tax consequences or the tax consequences under state, local or foreign laws.

The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this document, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. Henderson Citizens has not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below.

This discussion assumes that you hold your shares of Henderson Citizens common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. This discussion is only for general information and does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations and entities (including IRAs), insurance companies, dealers in securities, shareholders, who hold options to acquire shares of our common stock, and shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Federal income tax consequences to shareholders who do not receive cash in the merger.    If you (1) continue to hold Henderson Citizens common stock immediately after the merger, and (2) you receive no cash as a result of the merger, then you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your Henderson Citizens common stock as you had in such stock immediately prior to the merger.

Federal income tax consequences to shareholders who receive cash in the merger.    An exchange of shares of Henderson Citizens common stock for cash pursuant to the merger will be a taxable transaction. If

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you receive cash in exchange for Henderson Citizens common stock as a result of the merger, the cash you received will be treated as a redemption of the shares of Henderson Citizens common stock exchanged therefor under Section 302 of the Internal Revenue Code. Under Section 302 of the Internal Revenue Code, a shareholder who exchanges his or her shares of Henderson Citizens common stock for cash will be treated as having sold his or her shares if the exchange meets one of the following three tests:

•	the exchange results in a “complete termination” of his or her equity interest in Henderson Citizens;

•	the exchange is “substantially disproportionate” with respect to the shareholder; or

•	the cash received is “not essentially equivalent to a dividend” with respect to the shareholder.

For purposes of these tests, in addition to the shares you actually own, you will be deemed to own constructively certain shares under the constructive ownership rules of Section 318 of the Internal Revenue Code. Generally, the constructive ownership rules under Section 318 of the Internal Revenue Code treat a shareholder as owning:

•	shares of stock owned by certain relatives, related corporations, partnerships, estates or trusts, and

•	shares of stock the shareholder has an option to acquire.

Because the constructive ownership rules are complex, each shareholder should consult his or her own tax advisor as to the applicability of these rules.

Cashed-out shareholders who do not actually or constructively own any shares of Henderson Citizens common stock after the merger.    In general, if you receive cash in exchange for Henderson Citizens common stock as a result of the merger but do not actually or constructively own any shares of Henderson Citizens common stock immediately after the merger, you will be treated as having sold your shares of Henderson Citizens common stock for the cash received. You will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of Henderson Citizens common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time change effective time of the merger.

Shareholders receiving cash who actually or constructively continue to own any shares of Henderson Citizens common stock after the merger.    If you receive cash in exchange for Henderson Citizens common stock as a result of the merger and are treated as directly or constructively owning shares of Henderson Citizens immediately after the merger, then you will be treated as having sold your shares for the cash received only if you meet one of the three tests mentioned above and described below.

You will satisfy the “complete termination” test if you receive cash in exchange for your shares of Henderson Citizens common stock pursuant to the merger and you completely terminate your direct and constructive ownership interest in Henderson Citizens. If you would otherwise satisfy the complete termination requirement but for your constructive ownership of shares held by family members, you may, in certain circumstances, be entitled to disregard such constructive ownership. You should check with your own tax advisor as to whether you would be entitled to disregard such constructive ownership and the required filings with the Internal Revenue Service pursuant to such a decision.

You will satisfy the “substantially disproportionate” test if immediately after the merger you actually and constructively own less than 50% of the total combined voting power of all classes of our stock entitled to vote and your percentage interest in Henderson Citizens (i.e., the number of voting shares actually and constructively owned by you divided by the number of voting shares outstanding) is less than 80% of your percentage interest in Henderson Citizens immediately prior to the merger.

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You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your percentage interest in Henderson Citizens, as described above, constitutes a “meaningful reduction of your proportionate interest” given your particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a minority shareholder whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if the shareholder has some reduction in the shareholder’s stock ownership percentage.

If you satisfy one of these three tests, you will be treated as having sold your shares of Henderson Citizens common stock for the cash exchanged therefor and will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of Henderson Citizens common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

If you do not satisfy one of these three tests, you will be treated as having received a dividend to the extent of our current and accumulated earnings and profits, which we anticipate will be sufficient to cover the amount of any such dividend an will be includible in your gross income as ordinary income in its entirety, without reduction for the tax basis of the shares sold. No loss will be recognized. If the exchange is treated as a dividend, your tax basis in the shares sold generally will be added to your tax basis in your remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate shareholder, the shareholder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the “extraordinary dividend” provisions of the Internal Revenue Code. To the extent, if any, the cash received by you exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the shares surrendered and thereafter as a capital gain.

Capital gain and loss.    For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup withholding.    Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the merger. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction that are applicable to you in light of your specific circumstances.

Dissenters’ and Appraisal Rights

If you were a shareholder of Henderson Citizens as of the record date, you may exercise dissenters’ rights in connection with the merger by complying with Articles 5.11, 5.12 and 5.13 of the TBCA. By exercising dissenters’ rights, you will be entitled to receive, if the merger is consummated, the “fair value” of the shares of Henderson Citizens common stock that you owned as of the day immediately prior to the date of the special

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meeting. This value may differ from the value of the consideration that you would otherwise receive in the merger. The following is a summary of the statutory procedures that you must follow in the event you elect to exercise your dissenters’ rights under the TBCA. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA, the text of which is set forth in full in Appendix C to this proxy statement.

How to exercise and perfect your right to dissent.    In order to be eligible to exercise your right to dissent from the merger and to receive, upon compliance with the statutory requirements summarized below, the fair value of your shares of Henderson Citizens common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger, you must:

•	prior to the special meeting, provide Henderson Citizens with a written objection to the merger that states that you intend to exercise your right to dissent if the merger is consummated and that provides an address to which a notice about the outcome of the vote on the merger may be sent. A vote against the merger agreement, in and of itself, will not satisfy the requirement to provide a written objection to the merger;

•	not vote your shares of Henderson Citizens common stock in favor of the merger agreement;

•	address any written objection with notice of intent to exercise the right of dissent, as follows: Henderson Citizens Bancshares, Inc., Attention: Corporate Secretary, 201 W. Main Street, Henderson, Texas, 75653; and

•	sign every communication.

In order to exercise properly dissenter’s rights, you must refrain from voting by proxy or in person in favor of the merger agreement. Failure to vote against the merger agreement will not constitute a waiver of your right to dissent. A shareholder who executes and returns an unmarked proxy card will have his or her shares voted “FOR” the merger agreement and, as a consequence thereof, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

Your demand for payment.    If you comply with the items described above and the merger is completed, Henderson Citizens, as the surviving corporation, will within 10 days of the completion of the merger deliver or mail to all holders of Henderson Citizens common stock who satisfied the foregoing requirements a written notice that the merger has been completed. You must, within 10 days of the date the notice was sent to you by Henderson Citizens, send a written demand to Henderson Citizens for payment of the fair value of your shares of Henderson Citizens common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of Henderson Citizens common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you should fail to make such a demand within the 10 day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve your dissenters’ rights, you must also submit your stock certificates to Henderson Citizens within 20 days of making a demand for payment with a notation on your stock certificates that such demand has been made. The failure to do so will, at Henderson Citizens’ option, terminate your rights to dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Any notice addressed to Henderson Citizens must be addressed to:

Henderson Citizens Bancshares, Inc.

Attn: Corporate Secretary

201 West Main Street

Henderson, Texas 75653

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Henderson Citizens’ action upon receipt of your demand for payment.    Within 20 days of receiving your written demand for payment and estimate of the fair value of your shares of Henderson Citizens common stock, Henderson Citizens must mail or deliver to you a written notice that either:

•	accepts the amount declared in the written demand and agrees to pay that amount within 90 days after the effective time of the merger and upon surrender of the certificate representing your shares of Henderson Citizens common stock; or

•	states Henderson Citizens’ estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective time of the merger and upon surrender of the certificate representing your shares of Henderson Citizens common stock and upon receipt of notice within 60 days after the completion of the merger that you agree to accept Henderson Citizens’ estimate.

Payment of the fair value of yours shares of Henderson Citizens common stock upon agreement of an estimate.    If you and Henderson Citizens agree upon the fair value of your shares of Henderson Citizens common stock within 60 days after completion of the merger, Henderson Citizens will pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days of the completion of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of legal proceedings if a demand for payment remains unsettled.    If you and Henderson Citizens have not agreed upon the fair value of your shares of Henderson Citizens common stock within the 60-day period immediately subsequent to the completion of the merger, then either you or Henderson Citizens may, within 60 days of the expiration of the 60-day period after the effective time of the merger, file a petition in any court of competent jurisdiction in Rusk County, Texas, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition must be made upon Henderson Citizens as the surviving corporation and Henderson Citizens must within 10 days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by Henderson Citizens, the petition must be accompanied by such a list. The clerk of the court is to give notice to Henderson Citizens and all shareholders named on the list of the time and place fixed for the hearing of the petition. After the hearing of the petition, the court is to determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court is to appoint one or more qualified appraisers to determine the fair value.

The appraisers may examine the books and records of Henderson Citizens and are to afford the interested parties a reasonable opportunity to submit pertinent evidence. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers are to file a report of the value in the office of the clerk of the court, notice of which is to be given to the parties in interest. The parties in interest may submit exceptions to the report, which are to be heard before the court upon the law and the facts. The court is to adjudge the fair value of the shares of the shareholders entitled to payment for their shares and is to direct the payment thereof by Henderson Citizens as the surviving corporation, together with interest, which is to begin to accrue 91 days after the effective time of the merger. However, the judgment is to be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon Henderson Citizens’ payment of the judgment, you will cease to have any interest in the shares. The court is to allow the appraisers a reasonable fee as court costs, and all court costs are to be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees. Any shareholder who has demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless Henderson Citizens consents, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the merger agreement and will be bound by its terms.

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Federal income tax consequences.    See “Certain U.S. Federal Income Tax Consequences,” beginning on page 33 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

Regulatory Requirements

In connection with the merger, Henderson Citizens will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•	filing of articles of merger with the Secretary of State of the State of Texas in accordance with the TBCA after the approval of the merger agreement by Henderson Citizens’ shareholders; and

•	complying with federal and state securities laws, including Henderson Citizens’ and merger subsidiary’s filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those statements that describe management’s beliefs and expectations about the future. We have identified forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “may,” “expect,” and “intend.” Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents field with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect. Further, the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the merger.

PRO FORMA FINANCIAL INFORMATION

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of March 31, 2003 and the unaudited pro forma consolidated income statements for the year ended December 31, 2002 and the quarter ended March 31, 2003, give effect to the following:

•	We have assumed that the merger occurred as of March 31, 2003, for purposes of the consolidated balance sheet, and as of January 1, 2002, with respect to the consolidated income statement for the year ended December 31, 2002 and as of January 1, 2003, with respect to the consolidated income statement for the quarter ended March 31, 2003.

•	We have assumed that a total of 93,750 shares are cashed out in the merger at a price of $32.00 per share for a total of $3,000,000. Pursuant to the merger agreement, a condition to our obligation to complete the merger is that not more than 93,750 shares are either cashed-out or dissent. We estimate the actual number of shares to be cashed-out to be approximately 22,882 shares. Additionally, we have assumed that we have incurred or will incur $112,743 in costs and expenses relating to the merger.

•	We have assumed that the maximum amount of cash necessary to consummate the merger to be $3,112,743.

•	We have not reflected the anticipated special cost savings, estimated to be approximately $70,900 per year that we expect as a result of the merger.

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The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of Henderson Citizens included in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated in this proxy statement by reference and attached hereto as Appendix D and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which is incorporated in this proxy statement by reference and attached hereto as Exhibit E.

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PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2003

	Historical	Pro Forma Adjustments	Pro Forma Combined
(in thousands, except per share data)
Cash and due from banks	$14,307		14,307
Interest-bearing deposits with financial institutions	1,437		1,437
Federal funds sold	20,860	(113)	20,747

Total cash and cash equivalents	36,604	(113)	36,491

Interest-bearing time deposits	299		299
Securities available for sale	191,608		191,608
Securities held to maturity	95,196		95,196
Loans, net	222,028		222,028
Premises and equipment, net	11,838		11,838
Accrued interest receivable	3,169		3,169
Goodwill	5,876		5,876
Intangible assets, net	4,814		4,814
Other assets	4,918		4,918

Total assets	$576,350	(113)	576,237

Deposits:
Demand—noninterest-bearing	$82,757		82,757
NOW accounts	90,618		90,618
Money market and savings	80,960		80,960
Certificates of deposit and other time deposits	265,854		265,854

Total deposits	520,189		520,189
Accrued interest payable	975		975
Notes payable and other borrowings	1,851	3,000	4,851
Other liabilities	4,384		4,384

	527,399	3,000	530,399

Commitments and contingencies	—		—

Stockholders’ equity:
Preferred stock, $5 par value; 2,000,000 shares authorized, none issued or outstanding	—		—
Common stock, $5 par value; 10,000,000 shares authorized, 2,160,000 issued	10,800		10,800
Additional paid-in capital	5,400		5,400
Retained earnings	34,454		34,454
Accumulated other comprehensive income	714		714
Treasury stock, at cost	(2,422)	(3,113)	(5,535)

Total stockholders’ equity	48,946	(113)	45,833

Total liabilities and stockholders’ equity	$576,345	(113)	576,232

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PRO FORMA CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands, except per share data)	Historical	Pro Forma Adjustments	Pro Forma Combined
Interest income:
Loans, including fees	$15,943		$15,943
Securities:
Taxable-available for sale	7,291		7,291
Taxable-held to maturity	2,232		2,232
Tax-exempt	1,964		1,964
Federal funds sold	291	(52)	239
Interest-bearing deposits with financial institutions	175		175

Total interest income	27,896	(52)	27,844

Interest expense:
Deposits:
NOW accounts	899		899
Money market and savings	1,117		1,117
Certificates of deposit and other time deposits	9,026		9,026
Other borrowed funds	59	113	172

Total interest expense	11,101	113	11,214

Net interest income	16,795	(165)	16,630

Provision for loan losses	1,065		1,065

Net interest income after provision for loan losses	15,730	(165)	15,565

Noninterest income
Service charges, commissions and fees	6,398		6,398
Income from fiduciary activities	1,466		1,466
Net realized gains on securities transactions	1,134		1,134
Other	1,172		1,172

Total noninterest income	10,170		10,170

Noninterest expenses
Salaries and employee benefits	11,432		11,432
Occupancy and equipment expenses	2,409		2,409
Other expenses	5,098		5,098

Total noninterest expenses	18,939		18,939

Income before income tax expense	6,961	(165)	6,796

Income tax expense	1,506	(36)	1,470

Net Income	$5,455	(129)	$5,326

Basic earnings per common share	$2.74	$0.06	$2.80
Basic average shares	1,994,236	(93,750)	1,900,486

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PRO FORMA CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED MARCH 31, 2003

	Historical	Pro Forma Adjustments	Pro Forma Combined
(in thousands, except per share data)
Interest income:
Loans, including fees	$3,862		$3,862
Securities:
Taxable-available for sale	1,588		1,588
Taxable-held to maturity	370		370
Tax-exempt	568		568
Federal funds sold	72	(52)	20
Interest-bearing deposits with financial institutions	9		9
Other interest income	11		11

Total interest income	6,480	(52)	6,428

Interest expense:
Deposits:
NOW accounts	157		157
Money market and savings	158		158
Certificates of deposit and other time deposits	2,052		2,052
Other borrowed funds	28	113	141

Total interest expense	2,395	113	2,508

Net interest income	4,085	(165)	3,920

Provision for loan losses	261		261

Net interest income after provision for loan losses	3,824	(165)	3,659

Noninterest income
Service charges, commissions and fees	1,583		1,583
Income from fiduciary activities	381		381
Net realized gains on securities transactions	529		529
Other	350		350

Total noninterest income	2,843		2,843

Noninterest expenses
Salaries and employee benefits	2,999		2,999
Occupancy and equipment expenses	686		686
Other expenses	1,173		1,173

Total noninterest expenses	4,858		4,858

Income before income tax expense	1,809	(165)	1,644

Income tax expense	358	(36)	322

Net Income	$1,451	(129)	1,322

Basic earnings per common share	0.73		0.70

Basic average shares	1,994,047	(93,750)	1,900,297
Book value	24.55	(0.43)	24.12
Dividend pay-out ratio	23.36%	1.08%	24.44%
Cash dividends per common share	0.17		0.17

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FINANCIAL INFORMATION

Per Share Market Prices and Dividend Information

No established public market exists for Henderson Citizens common stock and management of Henderson Citizens does not anticipate that a market will develop for Henderson Citizens common stock following the merger. No registered broker/dealer makes a market in the Henderson Citizens common stock and Henderson Citizens common stock is not listed or quoted on any stock exchange or automated quotation system. Henderson Citizens acts as its own transfer agent and registrar.

Occasionally, members of management of Henderson Citizens, in their capacities as officers of Henderson Citizens, become aware of trades of shares of Henderson Citizens common stock and the prices at which these trades were executed. The table below shows the following:

•	the high and low sales price for all sales of the common stock during the period indicated for which management of Henderson Citizens had knowledge of the prices involved through , 2003;

•	the number of transactions that occurred during each period;

•	the total number of shares of common stock traded in such transactions; and

•	the cash dividends declared on the common stock in each quarter, if any.

	MARKET PRICE		NUMBER OF TRANSACTIONS REPRESENTED	NUMBER OF SHARES REPRESENTED	CASH DIVIDENDS DECLARED
	HIGH	LOW
2001
First Quarter	N/A	N/A	—	—	$0.17
Second Quarter	N/A	N/A	—	—	—
Third Quarter	$20.00	$20.00	1	400	0.17
Fourth Quarter	20.00	20.00	4	923	0.17

2002
First Quarter	27.00	22.00	18	4,082	0.17
Second Quarter	N/A	N/A	—	—	0.17
Third Quarter	22.00	22.00	1	900	0.17
Fourth Quarter	N/A	N/A	—	—	0.17

2003
First Quarter	32.00	24.78	28	7,013	0.17
Second Quarter (through __________, 2003)	—	—	—	—	—

Henderson Citizens board of directors, in its discretion, will determine whether to declare and pay dividends in the future. Currently, the board of directors does not anticipate that the merger will have a material effect on our dividend policy. However, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory capital requirements, and other factors deemed relevant by the board of directors.

The last trade of which management of Henderson Citizens is aware occurred on             , 2003, in which              shares were sold for $         per share. As of                 , 2003 we had approximately              shareholders, including registered holders, beneficial owners of shares held in street name and trusts for which the Trust Department of Citizens National Bank acts as trustee.

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Henderson Citizens Common Stock Repurchase Information

Since January 1, 2000, Henderson Citizens has purchased shares of its common stock in privately negotiated transactions. The purchase price was paid in cash using available cash resources, and the Company did not incur any debt in connection with these stock repurchases. The following table provides certain information concerning those repurchases:

Year	Number of Shares Repurchased	Average Price
2003	1,681	$31.14
2002	200	22.00
2001	798	20.00
2000	15,884	17.50

THE SPECIAL MEETING

General

We are providing this proxy statement to Henderson Citizens shareholders of record as of the close of business on June 18, 2003, along with proxy card that the Henderson Citizens board of directors is soliciting for use at the special meeting of shareholders of Henderson Citizens to be held on             ,             , 2003, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournments thereof. At the special meeting, shareholders of Henderson Citizens will vote to approve the Agreement and Plan of Merger, dated as of February 23, 2003, providing for the merger of merger subsidiary with and into Henderson Citizens. A copy of the merger agreement is attached as Appendix A.

Who Can Vote at the Special Meeting

You are entitled to vote your Henderson Citizens common stock if our records show that you held your shares as of the record date, which is June 18, 2003. On the record date, we had 1,992,537 shares of common stock outstanding, held by approximately 371 holders of record. Each share of Henderson Citizens common stock is entitled to one vote on each matter submitted at the special meeting.

Attending the Special Meeting

All of our shareholders are invited to attend the special meeting. If you are a beneficial owner of Henderson Citizens common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Henderson Citizens common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Annual Report and Quarterly Report

Henderson Citizens Annual Report to Shareholders for the fiscal year ended December 31, 2002 on Form 10-K is attached to this proxy statement as Appendix D and incorporated by reference in this proxy statement. Henderson Citizens Quarterly Report to Shareholders for the quarter ended March 31, 2003 on Form 10-Q is attached to this proxy statement as Appendix E and incorporated by reference in this proxy statement. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of the Henderson Citizens common stock issued and outstanding as of the record date. If you do not

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vote your shares, it will have the same effect as a vote “against” the merger agreement. Accordingly, the board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, self-addressed, prepaid envelope.

The proposal to adopt the merger agreement is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast on the proposal. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

Action on other matters, if any, that are properly presented at the special meeting for consideration of the shareholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of Henderson Citizens common stock entitled to vote is represented at the special meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the special meeting other than matters incidental to the conduct of the special meeting.

As of the record date, the directors and executive officers of Henderson Citizens beneficially owned a total of approximately 390,165 of the outstanding shares of Henderson Citizens common stock or 19.58% of the shares entitled to vote at the special meeting.

The original solicitation will be made by mail. The total expense of such solicitation will be borne by Henderson Citizens and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners. Further solicitation of proxies may be made personally, electronically or by telephone following the original solicitation. All further solicitation will be by regular employees of Henderson Citizens, who will not be additionally compensated therefor.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the special meeting. Proxies may be revoked by delivering to the Secretary of Henderson Citizens, Nelwyn Richardson, 201 West Main Street, P.O. Box 1009, Henderson, Texas 75653, a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequently dated proxy relating to the same shares or by attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute revocation of a proxy).

All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the special meeting will be voted at the special meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted “FOR” approval of the merger agreement. Persons empowered as proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment thereof, except that discretionary authority on the part of the proxies will be limited to matters of which we did not have notice a reasonable time before our mailing of this proxy statement and the proxy. The proxy statement and the proxy card are being mailed to shareholders on or about                     , 2003.

Solicitation of Proxies

Directors, officers and other employees of Henderson Citizens or its subsidiaries may solicit proxies personally, by telephone or by facsimile. None of these people will receive any special compensation for

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solicitation activities. Henderson Citizens will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Henderson Citizens will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Board of Directors

The board of directors of Henderson Citizens has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of Henderson Citizens and its shareholders. The board of directors unanimously recommends that the Henderson Citizens shareholders vote “FOR” approval of the merger agreement.

THE PARTIES

Henderson Citizens Bancshares, Inc.

Henderson Citizens.    Henderson Citizens is an independent, community owned bank holding company based in Henderson, Texas. Henderson Citizens was incorporated as a Texas corporation on November 13, 1990 and is a second-tier bank holding company, owning one hundred percent (100%) of the issued and outstanding shares of the common stock of Henderson Citizens Delaware Bancshares, Inc. (the “Delaware BHC”), a Delaware corporation. Henderson Citizens organized the Delaware BHC on December 27, 1991 to own all of the issued and outstanding shares of the $5.00 par value per share common stock of Citizens National Bank, Henderson, Texas.

Henderson Citizens’ primary activity is to provide assistance to the Delaware BHC and Citizens National Bank in the management and coordination of their financial resources and to provide capital, business development, long-range planning and public relations to the Delaware BHC and Citizens National Bank. The Delaware BHC and the Citizens National Bank operate under the day-to-day management of their own officers, and each entities’ individual boards of directors formulates its own policies. A number of directors or officers of Henderson Citizens are also directors or officers of the Delaware BHC and Citizens National Bank. Henderson Citizens conducts no activity other than the operation of the Delaware BHC and, indirectly, Citizens National Bank. Henderson Citizens derives its revenues primarily from the operation of Citizens National Bank in the form of dividends paid by Citizens National Bank to the Delaware BHC and by the Delaware BHC to Henderson Citizens. In addition, Henderson Citizens may receive tax benefits from any future losses of Citizens National Bank.

Neither Henderson Citizens nor the Delaware BHC engages in any nonbanking activities at this time. If, in the future, Henderson Citizens proposes to engage in any nonbanking activities through these corporations, it would be restricted to those nonbanking activities permitted under applicable law or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

As of March 31, 2003, Henderson Citizens had, on a consolidated basis, total assets of approximately $576,345,000, total deposits of approximately $520,189,000, total loans (net of unearned income and allowance for loan and lease losses) of approximately $222,028,000, and total shareholders’ equity of approximately $48,946,000.

The Delaware BHC.    The Delaware BHC is a wholly owned subsidiary of Henderson Citizens, organized in 1991 under the laws of the State of Delaware for the purpose of becoming an intermediate bank holding company. The Delaware BHC owns 1,080,000 shares, representing all of the issued and outstanding shares of Citizens National Bank.

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The primary purpose of the Delaware BHC is to limit the Texas franchise tax liability of Henderson Citizens. The Delaware BHC does not conduct any operations other than providing assistance to Citizens National Bank and will derive its revenues primarily from the operation of Citizens National Bank in the form of dividends.

Citizens National Bank.    Citizens National Bank opened for business in 1930 as Citizens National Bank of Henderson, a national banking association chartered by the office of the Comptroller of the Currency (the “Comptroller”), and was originally located at 101 East Main Street, Henderson, Texas. In 1973, Citizens National Bank moved to its current location at 201 West Main Street, Henderson, Texas. Citizens National Bank operates a total of 16 full-service locations in Gregg County, Harrison County, Henderson County, Marion County, Navaho County and Rusk County, Texas. At March 31, 2003, Citizens National Bank had approximately $575,457,000 in assets, $520,091,000 in deposits, $222,028,000 in loans (net of unearned income and allowance for loan and lease losses), and $50,097,000 in shareholder’s equity. Citizens National Bank is regulated and supervised by the Comptroller and its deposits are insured by the Federal Deposit Insurance Corporation.

Citizens National Bank offers a full range of services to satisfy the needs of its customers, both consumer and commercial, in the areas it serves. Citizens National Bank offers most types of loans, including commercial, agribusiness, consumer, mortgage, home equity, and real estate loans. As well as providing, a wide range of consumer banking services, including savings and checking accounts, Master Monty debit card, various savings programs, individual retirement accounts, safe deposit boxes, and automated teller machines. Citizens National Bank also offers trust services and automated clearinghouse payroll services. Citizens National Bank offers a wide array of investment products, such as annuities, mutual funds and discount brokerage services, to its customers Citizens National Bank also offers a 24 hour automated telephone account inquiry system, and a loan-by-phone automated system. Saturday banking services are provided at virtually all of Citizens National Bank’s offices.

Citizens National Bank operates a Community Development Corporation as a subsidiary, which offers affordable housing to lower income persons in Rusk County, Marion County, Harrison County and Henderson County, Texas. Citizens National Bank also offers insurance products through HCB Insurance Agency, Inc., a wholly-owned subsidiary of Citizens National Bank.

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Principal Shareholders

At June 18, 2003, Henderson Citizens had 371 shareholders of record. The following table sets forth information concerning the securities of Henderson Citizens owned beneficially at such time by each person, group or entity known by management of the Company to own beneficially more than 5% of the shares of any class of such securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)	Percentage of Class (Pro forma)(4)
E. Landon Alford P. O. Box 67 Henderson, TX 75653	140,228	(2)	7.04%	7.39%

John R. Alford, Jr. 8100 Hickory Creek Drive Austin, TX 78735	165,040		8.28%	8.69%

Stayton M. Bonner, Jr. P. O. Box 1833 Henderson, TX 75653	154,026	(3)	7.73%	8.11%

Michael Kangerga 102½ E. Main Street Henderson, TX 75652	132,978		6.67%	7.00%

Ella Langdon Alford Trust P. O. Box 10 Brixey, MO 65618	159,711		8.02%	8.41%

Citizens National Bank and Stayton M. Bonner, Trustees P. O. Box 1009 Henderson, TX 75653	132,840	(4)	6.67%	7.00%

(1)	Unless otherwise indicated, all shares listed are held of record by the individual indicated with sole power to vote and to dispose of such shares. Percentages are based on 1,992,537 shares outstanding on a historical basis and 1,898,787 shares outstanding on a pro forma basis assuming the acquisition 93,750 shares in the merger.

(2)	Includes 2,000 shares owned by Mr. Alford’s wife, Phyllis P. Alford.

(3)	Includes 18,102 shares owned by Odyssey Partners LTD for which Mr. Bonner has voting authority. Also included are 44,280 shares held in trust for Mr. Bonner as a co-beneficiary and co-trustee of the R.F. Shaw, S.M.B., Jr. Living Trust. Mr. Bonner is also co-trustee with Citizens National Bank on two other trusts of which he is not a beneficiary, which trusts own an aggregate of 88,560 shares. The shares held in all three of these trusts (the “Shaw Trusts”) are voted solely by Mr. Bonner. Therefore, the 132,840 shares held in the Shaw Trusts are included in the total shares beneficially owned by Mr. Bonner.

(4)	The shares are held in three trusts for the benefit of various individuals. Stayton M. Bonner, Jr., a director of Citizens National Bank and Henderson Citizens, is a beneficiary and co-trustee with Citizens National Bank of one of the trusts, which owns 44,280 shares, or 2.22% of Henderson Citizens common stock. In addition, it appears that Mr. Bonner is also co-trustee with Citizens National Bank (but not a beneficiary) of two such trusts, which own an aggregate of 88,560 shares, or 4.44%, of the Henderson Citizens common stock. The shares held in all three trusts are voted solely by Mr. Bonner.

Security Ownership of Management

The following table sets forth the number of shares of Henderson Citizens common stock beneficially owned (i) by each director of Henderson Citizens and (ii) by the directors and executive officers of Henderson Citizens as a group as of June 18, 2003. Unless otherwise stated below, the business address and

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telephone number of each shareholder listed below is c/o Henderson Citizens Bancshares, Inc., 201 West Main Street, Henderson, Texas 75653, (903) 657-8521.

Name	Number of Shares Beneficially Owned as of March 1, 2003(1)	Percentage of Class(2)	Percentage of Class (Pro Forma)(2)
E. Landon Alford	140,228(3)	7.04%	7.39%
David R. Alford	8,392	*	*
R. M. Ballenger	800	*	*
Kenneth R. Black	600	*	*
Stayton M. Bonner, Jr.	154,026(4)	7.73%	8.11%
David J. Burks	9,775	*	*
Billy Crawford	1,000	*	*
Sheila Gresham	6,120	*	*
James M. Kangerga	9,188	*	*
J. Mark Mann	5,710(5)	*	*
Milton S. McGee, Jr.	9,586(6)	*	*
Charles H. Richardson	24,160(7)	1.21%	1.27%
Nelwyn R. Richardson	3,000(8)	*	*
Terry Tyson	1,700	*	*
Tony Wooster	2,700(9)	*	*
William E. Wylie	12,640(10)	*	*
Directors and executive officers of Henderson Citizens as a group (17 Persons)	390,165(11)	19.58%	20.55%

*	Represents less than 1.0% of the total outstanding shares of common stock.

(1)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Henderson Citizens common stock if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose of or to direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	The percentage of class represents the number of shares beneficially owned as a percentage of all outstanding shares of Henderson Citizens common stock of the record date, which was 1,992,537 shares. The pro forma percentages reflect the percentages of the class that each such person is anticipated to hold after giving effect to the merger, assuming that the maximum amount of 93,750 shares are cashed-out in the merger leaving 1,898,787 shares outstanding.

(3)	Includes 2,000 shares owned by Mr. Alford’s wife, Phyllis P. Alford.

(4)	Includes 18,102 shares owned by Odyssey Partners LTD for which Mr. Bonner has sole voting authority. Also included are 44,280 shares held in trust for Mr. Bonner as a co-beneficiary and co-trustee of the R.F. Shaw, S.M.B., Jr. Living Trust. Mr. Bonner is also co-trustee with Citizens National Bank on two other trusts of which he is not a beneficiary, which trusts own an aggregate of 88,560 shares. The shares held in all three of these trusts (the “Shaw Trusts”) are voted solely by Mr. Bonner. Therefore, the 132,840 shares held in the Shaw Trusts are included in the total shares beneficially owned by Mr. Bonner.

(5)	Shares are held jointly by Mr. Mann and his wife, Debra Mann.

(6)	Shares are held jointly by Mr. McGee and his wife, Sharla McGee.

(7)	Includes 2,160 shares held jointly by Mr. Richardson and his wife, Ruebe Gene Shaw Richardson.

(8)	Shares are jointly held by Ms. Richardson and her husband, Bobby L. Richardson.

(9)	Shares are held jointly by Mr. Wooster and his wife, Sue Wooster.

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(10)	Includes 3,800 shares owned by Mr. Wylie’s wife, Susan Wylie, 3,000 shares controlled by Mr. Wylie as trustee of the Laura Wylie Trust and 640 shares controlled by Mr. Wylie as trustee of the W. E. Wylie Family Trust.

(11)	Any discrepancy between the actual total of the percentages and the stated total percentage is due to rounding.

Directors and Executive Officers of Henderson Citizens

The following table sets forth information concerning the executive officers and directors of Henderson Citizens. Directors serve for one-year terms ending at the next annual meeting of shareholders or until their successors are elected and qualified. Executive officers serve at the pleasure of Henderson Citizens’ board of directors. Included in this table are the names, ages, positions held by each person listed and the principal occupation of each person listed for the last five years.

Name (age)	Positions held with Henderson Citizens	Principal Occupation for the Last Five Years
David R. Alford (34)	Director	Investor
E. Landon Alford (67)	Director and Chairman of the Board	Investor
R. M. Ballenger (82)	Director	Real Estate Broker
Kenneth R. Black (56)	Vice President	Banker
Stayton M. Bonner, Jr. (50)	Director	Attorney
David J. Burks (79)	Director	Retired
Billy Crawford (78)	Director	Retired
Sheila Gresham (48)	Director	Investor
James M. Kangerga (50)	Director	Real Estate Broker
J. Mark Mann (47)	Director	Attorney
Milton S. McGee, Jr. (54)	Director, President and CEO	Banker
Charles H. Richardson (81)	Director	Retired
Nelwyn Richardson (53)	Secretary	Banker
Jeff Scribner (46)	Vice President	Banker
Rebecca G. Tanner (48)	Vice President, Treasurer, CFO and CAO	Banker
Tony Wooster (58)	Director	Retired
William E. Wylie (59)	Director	Attorney

David R. Alford has served as a director of Henderson Citizens since November 1999. Mr. Alford has served as a director of Citizens National Bank (the “Bank”) since November 1999 and has served on several committees of the Bank since 1999. Mr. Alford also serves as a director of H.C.B., Inc., a Texas corporation (“HCB”) and an affiliate of Henderson Citizens. Mr. Alford has been employed with Alford Investments since 1991.

E. Landon Alford has served as a director of Henderson Citizens since November 1990 and as a director of the Bank since 1958. Mr. Alford became the Chairman of the Board of Directors of both Henderson Citizens and the Bank during July 1992. Mr. Alford has served on various Boards of Directors’ committees at the Bank since 1958. Mr. Alford is also Chairman of the Board of HCB. Mr. Alford has been Managing Partner of Alford Investments since September 1959.

R. M. (Max) Ballenger has served as a director of Henderson Citizens since November 1990. Mr. Ballenger has served as a director of the Bank since 1980 and has served on several committees of the Bank since 1980. Mr. Ballenger also serves as a director of HCB. Mr. Ballenger has been the owner of Max Ballenger Real Estate & Lease Brokerage for over 25 years.

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Kenneth Black has served as Vice President of Henderson Citizens since 1999. Mr. Black has served as Senior Vice President of the Bank since January 1999 and, previously, as Vice President since September 1994.

Stayton M. Bonner, Jr. has served as director of Henderson Citizens since November 1990 and as a director of the Bank since February 1984. Mr. Bonner has served on various Boards of Directors’ committees at the Bank since February 1984. Mr. Bonner also serves as a director of HCB. Mr. Bonner has practiced law since September 1977, has served as a consultant for Odyssey Management since June 1986 and has acted as Foundation Manager for the R.F. and Jessie Shaw Foundation, Inc. since January 1988.

David J. Burks has served as a director of Henderson Citizens since November 1990 and as a director of the Bank since 1980. He has served on several of the Board of Directors’ committees at the Bank since 1980. Mr. Burks also serves as a director of HCB. Mr. Burks served as President of Burks Tires, Inc. from 1971 until his retirement in 1995.

Billy Crawford has served as a director of Henderson Citizens since November 1990 and as a director of the Bank since February 1974. He has served on several of the Bank Board of Directors’ committees since February 1974. Mr. Crawford also serves as a director of HCB. Mr. Crawford is a retired funeral director.

Sheila Gresham has served as a director of Henderson Citizens and the Bank, since February 1993. Ms. Gresham is currently serving on various committees of the Board of Directors of the Bank. Ms. Gresham also serves as a director of HCB. Ms. Gresham has been a partner of SSS Investments from January 2000 to the present. Ms. Gresham served as President of Smith Chevrolet Company from November 1998 to January 2000 and she served as President of Smith Chevrolet-Oldsmobile-Cadillac Company from August 1993 until November 1998. Prior to that, Ms. Gresham served as President of Smith Chevrolet Company from February 1980 until August 1993.

James M. Kangerga has served as a director of Henderson Citizens since November 1990 and as a director of the Bank since March 1989. He has served on numerous committees of the Bank Board of Directors since March 1989. Mr. Kangerga also serves as a director of HCB. Mr. Kangerga has been a real estate broker for Century 21 Heritage Realty since 1983. He has performed bookkeeping functions for Michael Kangerga and M. Kangerga & Bro. since 1983.

J. Mark Mann has served as a director of Henderson Citizens and the Bank since January 1992. Mr. Mann has served on various committees of the Board of Directors of the Bank since his election to the Board of Directors. Mr. Mann also serves as a director of HCB. He has been a partner with the law firm of Wellborn, Houston, Adkison, Mann, Sadler, and Hill since 1981.

Milton S. McGee, Jr. has served as President, Chief Executive Officer and a director of Henderson Citizens since November 1990. In addition, Mr. McGee has served as President, Chief Executive Officer and director of the Bank since April 1990. He has served on various Committees of the Board of Directors of the Bank since 1990. Mr. McGee also serves as the sole director of the Delaware BHC and he has served in such position since February 1991. He also has served in the following capacities: Chairman of the Board and Chief Executive Officer of Kilgore Federal Savings & Loan Association from November 1989 to March 1990; President and Chief Executive Officer of NCNB Texas in Henderson, Texas from July 1986 to November 1989; and President and Chief Executive Officer of Republic Bank Brownwood from August 1983 to July 1986. Mr. McGee also has served as President, Chief Executive Officer and director of HCB since April 1990. In 2003, Mr. McGee was elected chairman of TIB – The Independent Bankers Bank in Irving Texas.

Charles H. Richardson has served as a director of Henderson Citizens since November 1990 and as a director of the Bank since 1962. He has served on several committees of the Board of Directors of the Bank since 1962. Mr. Richardson also serves as a director of HCB. Prior to his retirement, Mr. Richardson was a professor at Kilgore College.

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Nelwyn Richardson has served as Secretary of Henderson Citizens since 1990. Ms. Richardson has served as Senior Vice President of the Bank since 1995 and as Vice President since 1979. She has served on the Investment Committee since 1986. Ms. Richardson is also an officer of HCB.

Jeff Scribner has served as Vice President of Henderson Citizens since 1999. Mr. Scribner has served as Senior Vice President of the Bank since 1999 and as Vice President since 1995. Prior to that, Mr. Scribner served as Vice President for NationsBank in Dallas for approximately three years. Mr. Scribner has served on the Trust Committee since 1995.

Rebecca G. Tanner has served as Chief Accounting Officer of Henderson Citizens since 1990. Since December 1999, she has also served as Vice President, Treasurer and Chief Financial Officer of Henderson Citizens. Ms. Tanner has served as Vice President and Controller of the Bank since September 1991. Ms. Tanner is also an officer of HCB.

Tony Wooster has served as a director of Henderson Citizens and the Bank since February 1993. He is currently serving on various committees of the Board of Directors of the Bank. Mr. Wooster also serves as a director of HCB. Mr. Wooster is past President of the Henderson Economic Development Corporation and previously served as the Mayor of the City of Henderson from 1990 through 1992. Prior to 1990, Mr. Wooster was manager of Morris Furniture Company.

William E. Wylie has served as a director of Henderson Citizens since November 1999 and as a director of the Bank since 1999. Mr. Wylie is an estate and probate attorney in Tyler, Texas. Mr. Wylie has been a member of various Board of Directors committees at the Bank since 1999. Mr. Wylie also serves as a director of HCB.

Except as set forth below, there are no family relationships among any of the directors or principal officers. Charles Richardson, a director of Henderson Citizens, the Delaware BHC and the Bank, is the uncle of Stayton M. Bonner, Jr., who is also a director of Henderson Citizens, the Delaware BHC and the Bank. David Alford, a director of Henderson Citizens, the Delaware BHC and the Bank, is the son of Landon Alford, who is also a director of Henderson Citizens, the Delaware BHC and the Bank. None of the directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. The business address and telephone number of each director and executive officer is c/o Henderson Citizens Bancshares, Inc., 201 W. Main Street, Henderson, Texas 75653, (903) 657-8521.

HCB Merger Corp.

HCB Merger Corp., or the merger subsidiary, is a recently-formed Texas corporation. It was organized as a wholly-owned subsidiary of Henderson Citizens for the sole purpose of facilitating the merger. It has engaged in no business activities and has no assets or liabilities of any kind, other than those incident to its formation. The merger subsidiary does not own any shares of Henderson Citizens common stock, nor will it acquire any such shares before the merger. Its existence will cease upon consummation of the merger. The address and telephone number of principal offices of the merger subsidiary are the same as Henderson Citizens.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this proxy statement and related appendices before deciding how to vote at the special meeting.

Structure of the Merger

The merger subsidiary will be merged with and into Henderson Citizens, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the shareholders of Henderson Citizens and the satisfaction of other conditions to the merger.

Conversion of Shares in the Merger

The merger agreement provides that, at the effective time of the merger:

•	all outstanding shares of Henderson Citizens common stock, whether record shares (as defined below) or street shares (as defined below), held of record by a holder (as defined below) holding fewer than 500 shares of Henderson Citizens common stock immediately prior to the effective time will, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $32.00 per share (the “merger consideration”). Henderson Citizens may presume that all street shares are held by holders holding fewer than 500 shares immediately prior to the effective time unless a beneficial owner of street shares is able to demonstrate to Henderson Citizens’ satisfaction that such shares are held beneficially by a holder holding 500 or more shares immediately prior to the merger date. In that case, such shares will remain outstanding with all rights, privileges, and powers existing immediately before the merger;

•	all outstanding shares of Henderson Citizens common stock other than those described above as being converted into the right to receive the merger consideration or shares for which dissenters’ rights are perfected will remain outstanding with all rights, privileges, and powers existing immediately before the merger; and

•	the outstanding shares of merger subsidiary will, without any action on the part of the holder thereof, be canceled.

The merger agreement further provides that:

•	no holder holding, of record or beneficially, immediately prior to the merger 500 or more shares (including any combination of record shares or street shares) in the aggregate will be entitled to receive any merger consideration with respect to the shares so held other than by exercising his or her dissenter’s rights; and

•	it is a condition precedent to the right of any holder to receive the merger consideration, if any, payable with respect to the shares held by such holder that such holder certify to Henderson Citizens in the letter of transmittal delivered by Henderson Citizens as described below that such holder held, of record and beneficially, immediately prior to the merger fewer than 500 shares (including any combination of record shares and street shares) in the aggregate.

For purposes of the merger agreement:

•	the term “record shares” means shares of Henderson Citizens common stock other than street shares, and any record shares will be deemed to be held by the registered holder thereof as reflected on the books of Henderson Citizens;

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•	the term “street shares” means shares of Henderson Citizens common stock held of record in street name, including in the Citizens National Bank Trust Department, and any street shares will be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

•	the term “holder” means

(a)	any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Securities Exchange Act as described below, to be a single “person” for purposes of determining the number of record shareholders of Henderson Citizens, and

(b)	any other person or persons who would be deemed to be a “holder” under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

The merger agreement provides that Henderson Citizens (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) will have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of confirming the above provisions, and

•	resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the merger. All such determinations by Henderson Citizens will be final and binding on all parties, and no person or entity will have any recourse against Henderson Citizens or any other person or entity with respect thereto.

For purposes of the above provisions, Henderson Citizens may in its sole discretion, but will not have any obligation to do so,

•	presume that any shares of Henderson Citizens common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that Henderson Citizens determines to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Securities Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Securities Exchange Act, securities will be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

•	In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice will be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization will be included as so held by one person.

•	Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account will be included as held of record by one person.

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•	Securities held by two or more persons as co-owners will be included as held by one person.

•	Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Exchange of Certificates

The merger agreement provides that promptly after the merger, Henderson Citizens will mail a letter of transmittal to each shareholder, who based on information available to Henderson Citizens, appears to have their shares converted into the right to receive the merger consideration (other than shares as to which dissenters’ rights have been perfected). The letter of transmittal will contain a certification as to the number of shares held and such other matters as Henderson Citizens may determine and will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of Henderson Citizens common stock (“Certificates”) will pass, only upon delivery of the Certificates to Henderson Citizens and instructions to effect the surrender of the Certificates in exchange for the merger consideration, if any, payable with respect to such Certificates.

Upon surrender of a Certificate for cancellation to Henderson Citizens, together with a letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 500 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will, subject to the above provisions of the merger agreement, be entitled to receive the merger consideration. In the event of a transfer of ownership of shares which is not registered in the share transfer records of Henderson Citizens, the merger consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to Henderson Citizens, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from Henderson Citizens. Letters of transmittal will be mailed soon after the merger is completed.

Soon after the merger becomes effective, Henderson Citizens will mail to each shareholder who appears may be entitled to a cash payment pursuant to the merger agreement two items:

•	a letter of transmittal and instructions explaining how to exchange their stock certificates for cash; and

•	a certification and instructions explaining how shareholders who own more than 500 shares of Henderson Citizens common stock can certify their ownership to Henderson Citizens.

If a shareholder owns fewer than 500 shares, he should follow the instructions accompanying the letter of transmittal and submit the duly completed letter of transmittal together with the certificates representing shares of Henderson Citizens common Stock (the “Certificates”) to Citizens National Bank, as exchange agent. The letter of transmittal will contain a certification that the shareholder own fewer than 500 shares of Henderson Citizens common stock. Upon surrender to Henderson Citizens of valid Certificates and properly completed letters of transmittal, along with such other documents as Henderson Citizens may reasonably require, cashed-out shareholders will be entitled to receive $32.00 in cash per share. Until surrendered in this manner, each Certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the merger. No service charges will be payable by shareholders in connection with the exchange of Certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by Henderson Citizens.

If a shareholder receives a letter of transmittal from Henderson Citizens but owns more than 500 shares, as a result of owning some or all of his shares in street name, he should follow the instructions

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accompanying the certification and submit the duly completed certification along with such other documents as required by the certification or that Henderson Citizens may reasonably require. Until a certification is received and approved by Henderson Citizens, all shares held by a shareholder who received a letter of transmittal and has not returned either a duly completed letter of transmittal or certification shall be deemed cashed-out shares and will represent only the right to receive the cash consideration payable in the merger. We encourage any shareholder intending to complete a certification to have returned it to Henderson Citizens no later than             , 2003. If you have not returned a certification by             , 2003, Henderson Citizens will presume that you own less than 500 shares of Henderson Citizens common stock and your shares will be converted into the right to receive $32.00 per share pursuant to the merger agreement.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM HENDERSON CITIZENS. LETTERS OF TRANSMITTAL AND CERTIFICATIONS WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

Timing of the Merger

If the merger agreement is approved by the Henderson Citizens shareholders, the merger will close as soon as practicable after the special meeting, provided that all other conditions to the merger have been satisfied or waived. On the date the merger is to be consummated, articles of merger will be filed with the Secretary of State of the State of Texas. The merger will become effective on the date and at the time specified on the certificate of merger.

Directors and Officers

The merger agreement provides that the directors and executive officers of Henderson Citizens immediately prior to the merger will be the directors and executive officers of Henderson Citizens, as the surviving corporation, immediately after the merger.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation and bylaws of Henderson Citizens in effect immediately prior to the merger will be the articles of incorporation and bylaws of Henderson Citizens, as the surviving corporation, immediately after the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Henderson Citizens and merger subsidiary regarding various matters, including representations by them as to the enforceability of the merger agreement.

Conditions to the Completion of the Merger

The obligations of Henderson Citizens and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

•	approval of the merger agreement by the holders of at least two-thirds (2/3) of our outstanding shares, which cannot be waived;

•	all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

•	the aggregate cost of the shares to be converted into cash in the merger and dissenting shares does not exceed $3.0 million; and

•	no litigation is pending regarding the merger.

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Termination of Merger Agreement

The merger agreement may be terminated by either Henderson Citizens or merger subsidiary at any time prior to the effective time of the merger.

OTHER MATTERS

Management of Henderson Citizens knows of no other business to be presented at the special meeting, other than procedural matters relating to the conduct of the Meeting, but if other matters do properly come before the special meeting, unless otherwise instructed, it is intended that the persons named in the proxy card will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Henderson Citizens files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Henderson Citizens, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Henderson Citizens and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Henderson Citizens to “incorporate by reference” information into this document. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that Henderson Citizens has filed previously with the SEC. They contain important information about Henderson Citizens and its financial condition.

•	Henderson Citizen’s Annual Report on Form 10-K for the year ended December 31, 2002.

•	Henderson Citizen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of Henderson Citizens’ special meeting.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without

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exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Nelwyn Richardson, Secretary, at the following address: Henderson Citizens Bancshares, Inc., 201 West Main Street, Henderson, Texas 75653, telephone number (903) 657-8521.

These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this 23rd day of February 2003, by and between Henderson Citizens Bancshares, Inc., a Texas corporation (the “Company”), and HCB Merger Corp., a Texas corporation (“Merger Corp.”).

WITNESSETH

WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 2,000,000 shares of preferred stock, $5.00 par value per share, none of which are issued and outstanding and 10,000,000 shares of common stock, $5.00 par value per share (the “Company Stock”), of which 1,994,218 are issued and outstanding as of the date hereof; and

WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock, no par value per share (the “Merger Corp. Stock”), of which 1,000 shares are issued and outstanding; and

WHEREAS, the boards of directors of each of the Company and Merger Corp, pursuant to the authority given by and in accordance with the provisions of the Texas Business Corporation Act (the “TBCA”), have approved this Agreement under which Merger Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Agreement, all such actions as may be necessary or appropriate shall be taken by the Company and Merger Corp. to consummate the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

MERGER

1.01.    General.    At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the “Surviving Corporation” whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

1.02.    Name and Organization.    The name of the Surviving Corporation shall remain and thereafter be “Henderson Citizens Bancshares, Inc.” The Articles of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

1.03.    Rights and Interests.    At the Effective Time, all rights, franchises, titles and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, titles and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately prior to the Effective Time.

1.04.    Liabilities and Obligations.    Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired. At the Effective Time, a proceeding pending by or against either Merger Corp. or the Company may be continued as if the Merger did not occur, or the Surviving Corporation may be substituted by the proceedings.

1.05.    Directors and Officers.    The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

1.06.    Adoption.    Unless contrary to the laws of the State of Texas or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the

Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

ARTICLE II

TERMS OF THE MERGER

2.01    General.    The manner of exchanging and converting the issued and outstanding shares of Company Stock and Merger Corp. Stock shall be as hereinafter provided in this Article II.

2.02    Conversion and Cancellation of Stock.    At the Effective Time,

(a)    all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 500 shares of Company Stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $32.00 per share of Company Stock (the “Cash Merger Consideration”) other than shares for which dissenter’s rights have been perfected; provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 500 shares of Company Stock immediately prior to the Effective Time unless the Company or a beneficial owner of Street Shares is able to demonstrate to the Company’s satisfaction that such shares are held beneficially by a Holder holding 500 or more shares of Company Stock immediately prior to the Effective Time, in which event such shares of Company Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b)    all outstanding shares of Company Stock other than those described in paragraph (a) as being converted into the right to receive the Cash Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

(c)    the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled.

Except as provided in Section 2.04, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 500 or more shares of Company Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Cash Merger Consideration with respect to the shares of Company Stock so held. It shall be a condition precedent to the right of any Holder to receive the Cash Merger Consideration, if any, payable with respect to the shares of Company Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 500 shares of Company Stock (including any combination of Record Shares and Street Shares) in the aggregate.

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For purposes hereof,

(1)    the term “Record Shares” shall mean shares of Company Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

(2)    the term “Street Shares” shall mean shares of Company Stock held of record in street name, including held of record by Citizens National Bank for the benefit of customers of the Trust Department of the Bank (the “Bank”), and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3)    the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Company Stock such person holds beneficially either in street name or as a customer of the Trust Department of the Bank were held of record by such person or persons; and

(4)    the term “Cash-Out Shares” shall mean any shares of Company Stock that are converted into the right to receive the Cash Merger Consideration pursuant to this Section 2.02.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Company Stock held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Company Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Company Stock held by such Holder.

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2.03    Exchange of Certificates.

(a)	Payment Procedure. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Stock that appear, based on information available to the Company, may have been converted into the right to receive the Cash Merger Consideration (other than shares of Company Stock as to which rights of dissent have been perfected as provided in Section 2.04) (the “Certificates”), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Cash Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Cash Merger Consideration payable with respect to the shares of Company Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the share transfer records of the Company, the Cash Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares of Company Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b)	Abandoned Property Laws. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.04.    Appraisal Rights of Shareholders.    Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Articles 5.11 through 5.13 of the Texas Business Corporation Act.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS

OF THE COMPANY

The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

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3.01.    Organization.    The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas. The Company has full corporate power and authority to conduct its business as is now conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The Company has full corporate power and authority to make this Agreement and, subject to the requisite approval of the shareholders to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company as, subject to such shareholder approval, is a valid and binding agreement of the Company in accordance with the its terms and subject to laws relating to Creditors’ rights generally.

3.02.    Authorized and Outstanding Stock.    The authorized capital stock of the Company consists of (i) 2,000,000 shares of preferred stock, par value $5.00 per share and (ii) 10,000,000 shares of common stock, par value $5.00 per share. As of the date hereof, (i) 1,994,218 shares of Company Stock are fully paid, validly issued, nonassessable and outstanding, and (iii) no shares of preferred stock are issued or outstanding.

3.03.    Consents, Approvals, Filings, etc. of Governmental Authorities.    Neither the business nor operations of the Company requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, except for (i) such filings with the Securities and Exchange Commission required for “going private” transactions; (ii) filings and approvals required by the Federal Reserve Board, if any, and; (iii) the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, AND COVENANTS

OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

4.01.    Organization.    Merger Corp. is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas. Merger Corp. has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its sole shareholder, to consummate the transactions contemplated herein. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification. This Agreement has been duly executed and delivered by Merger Corp. and, subject to such shareholder approval, is a valid and binding agreement of Merger Corp in accordance with the its terms and subject to laws relating to Creditors’ rights generally.

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4.02.    Capital Stock.    The authorized capital stock of Merger Corp. consists of 1,000 shares of common stock, no par value per share. As of the date hereof, 1,000 shares of Merger Corp. are fully paid, validly issued, nonassessable and outstanding.

4.03.    Consents, Approvals, Filings, etc. of Governmental Authorities.    Neither the business nor operations of Merger Corp. requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, except for the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF MERGER CORP.

The obligations of Merger Corp. to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

5.01.    Shareholder Approval.    This Agreement shall have been approved by the sole shareholder of Merger Corp., which cannot be waived.

5.02.    Litigation.     On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

5.03.    Representations and Warranties.    All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

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6.01.    Litigation.    On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

6.02.    Representations and Warranties.    All representations and warranties of Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Merger Corp. shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

6.03.    Shareholder Approval.    This Agreement shall have been approved by a vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Company Stock, which cannot be waived.

6.04.    Dissenting and Cash-Out Shares.    The aggregate number of Cash-Out Shares and shares of Company Stock held by shareholders who shall have delivered notice of their intent to exercise their dissenters’ rights with respect to the Merger shall not exceed 93,750.

ARTICLE VII

EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

ARTICLE VIII

CLOSING DATE AND EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The “Closing Date” shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The “Effective Time” is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of Texas, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of Texas.

8

ARTICLE IX

AMENDMENTS

This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date.

ARTICLE X

TERMINATION

This Agreement may be terminated by either the Company or Merger Corp. at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

ARTICLE XI

NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company, at	201 W. Main Street P.O. Box 1009 Henderson, Texas 75653

If to Merger Corp, at	201 W. Main Street P.O. Box 1009 Henderson, Texas 75653

ARTICLE XII

MISCELLANEOUS

12.01.    Further Assurances.    Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

12.02.    Severability.    In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid

9

provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

12.03.    Construction.    Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

12.04.    Gender.    Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

12.05.    Headings.    The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

12.06.    Multiple Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.07.    Governing Law.    THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OF THE SUBJECT MATTER HEREOF SHALL BE BROUGHT AND ENFORCED EXCLUSIVELY IN COMPETENT COURTS OF RUSK COUNTY, TEXAS AND THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN RESPECT OF SUCH ACTION OR PROCEEDING.

12.08.    Court Costs and Attorneys’ Fees.    If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys’ fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

12.09.    Inurement.    Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

12.10.    Waivers.    No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

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12.11.    Entire Agreement.    This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

[SIGNATURE PAGE FOLLOWS]

11

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

HENDERSON CITIZENS BANCSHARES, INC.

By:	/s/ Milton S. McGee, Jr.
Its:	President and CEO

HCB MERGER CORP.

By:	/s/ Milton S. McGee, Jr.
Its:	President

12

Appendix B

[The Bank Advisory Group, LLC Letterhead]

                         , 2003

Board of Directors

Henderson Citizens Bancshares, Inc.

Henderson, Texas

Gentlemen:

You have requested that The Bank Advisory Group, L.L.C. act as an independent financial analyst and advisor to the board of directors of Henderson Citizens Bancshares, Inc., Henderson, Texas (“Henderson Citizens”), in connection with an Agreement and Plan of Merger, dated as of February 23, 2003, by and between Henderson Citizens and HCB Merger Corp., a Texas corporation and wholly-owned subsidiary of Henderson Citizens (“merger subsidiary”), pursuant to which merger subsidiary will merge with and into Henderson Citizens with Henderson Citizens being the surviving corporation (the “merger”). In our role as an independent financial analyst, you have requested our opinion with regard to the financial fairness of the $32.00 per share cash offer for Henderson Citizens’ common stock, which is provided for in connection with the Agreement and Plan of Merger and as outlined in the Notice of Special Meeting of Shareholders and Proxy Statement (the “proxy statement”) dated May     , 2003.

Our understanding is that Henderson Citizens proposes to consummate the merger pursuant to the following financial terms:

•	Each shareholder of Henderson Citizens common stock holding fewer than 500 shares of Henderson Citizens common stock will receive $32.00 in cash for each share of Henderson Citizens common stock.

•	Each shareholder of Henderson Citizens common stock holding 500 or more shares of Henderson Citizens common stock will continue to hold the same number of shares after the merger and will receive no cash payment from Henderson Citizens.

•	Shareholders of Henderson Citizens common stock who wish to dissent to the merger must elect to dissent in accordance with Articles 5.11 through 5.13 of the Texas Business Corporation Act, copies of which are attached as Appendix C to the proxy statement.

The Bank Advisory Group, as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to its retention for this assignment, The Bank Advisory Group had provided financial advisory services to Henderson Citizens; however, the revenue derived from the delivery of such services was inconsequential relative to the total revenue stream of The Bank Advisory Group.

In connection with this opinion and with respect to Henderson Citizens, we have reviewed, among other things:

Board of Directors

Henderson Citizens Bancshares, Inc.

                     , 2003

1.	Audited consolidated financial statements for Henderson Citizens, set forth in Form 10-K, for the periods ended December 31, 2002, 2001, and 2000, as filed with the Securities and Exchange Commission;

2.	Consolidated financial statements for Henderson Citizens presented on form F.R. Y-9C for the years ended December 31, 2002, 2001, 2000, and 1999, as filed with the Federal Reserve System;

3.	Parent company only financial statements for Henderson Citizens presented on form F.R. Y-9LP for the years ended December 31, 2002, 2001, 2000, and 1999, as filed with the Federal Reserve System;

4.	Reports of Condition and Income for Citizens National Bank, Henderson, Texas, the sole bank subsidiary of Henderson Citizens, for the years ended December 31, 2002, 2001, 2000, and 1999, as filed with the Federal Deposit Insurance Corporation;

5.	Internal financial statements for Henderson Citizens and Citizens National Bank, at and for the three-month period ended March 31, 2003;

6.	The condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks through December 31, 2002;

7.	Certain internal financial analyses and forecasts for Citizens National prepared by the management of Citizens National Bank, including projections of future performance;

8.	For Citizens National Bank, certain other summary materials and analyses with respect to its respective loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) a schedule of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the identified loan/asset together with the local economy, (ii) an analysis concerning the adequacy of the loan loss reserve, (iii) a schedule of “other real estate owned,” including current carrying values and recent appraisals, and (iv) a schedule of securities, detailing book values, market values, and lengths to maturity; and

9.	Such other information regarding Henderson Citizens and Citizens National Bank that we deemed relevant to this assignment.

In connection with this opinion and with respect to the proposed merger, we further have reviewed, among other things:

1.	The proxy statement;

2.	The Agreement and Plan of Merger, dated as of February 23, 2003, as set forth in Appendix A of the proxy statement;

3.	The price-to-equity and price-to-earnings multiples of selected banking organizations based in the Southern United States that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations;

Board of Directors

Henderson Citizens Bancshares, Inc.

                     , 2003

4.	Monthly price levels and related fundamental financial characteristics of all United States banking organizations that have publicly-traded common stock for the prior eighteen months ending March 31, 2003;

5.	The financial terms and price levels, to the extent publicly-available, of selected recent business combinations of companies in the banking industry involving the sale of control (“Acquisition Transactions”), together with the financial performance and condition of the selling banking organizations; and

6.	Such other information – including financial studies, analyses, investigations, and economic and market criteria – that we deem relevant to this assignment.

Based on our experience, we believe our review of the aforementioned items, among other things, provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion – not a certification of value.

We have relied upon the information provided by the management of Henderson Citizens, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Henderson Citizens. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Henderson Citizens since the date of the last financial statements made available to us. We have met with the management of Henderson Citizens for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, The Bank Advisory Group concludes as follows:

•	The cash consideration of $32.00 per share to be paid to the shareholders of Henderson Citizens common stock who hold less than 500 shares of Henderson Citizens common stock, in accordance with the Agreement and Plan of Merger, is fair, from a financial standpoint, to all shareholders of Henderson Citizens.

This opinion is available for disclosure to the shareholders of Henderson Citizens. Accordingly, we hereby consent to the reference of this opinion and our Firm in any disclosure materials provided to the shareholders of Henderson Citizens, including the inclusion of a copy of this opinion in its entirety in the proxy statement.

Respectfully submitted,

THE BANK ADVISORY GROUP, L.L.C.

By

APPENDIX C

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1)    Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2)    Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3)    Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1)    the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a)    listed on a national securities exchange;

(b)    listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c)    held of record by not less than 2,000 holders;

(2)    the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3)    the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a)    shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are: (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders;

(b)    cash in lieu of fractional shares otherwise entitled to be received; or

(c)    any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a)    With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b)    With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2)    Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3)     If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B.     If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C.     After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D.     The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E.     Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F.     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G.     In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A.     Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B.     Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C.     Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

APPENDIX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2002 or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 33-42286

HENDERSON CITIZENS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	75-2371232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 West Main Street, P. O. Box 1009 Henderson, Texas	75653
(Address of principal executive offices)	(Zip Code)

(903) 657-8521

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

[Title of Each Class]	[Name of Each Exchange on Which Registered]
None	None

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

As of March 1, 2003, the number of outstanding shares of Common Stock was 1,994,018. The aggregate market value of the voting and nonvoting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold as of June 28, 2002, the last business day of the registrant’s most recently completed second fiscal quarter, was $28.4 million. For purposes of this computation, all officers, directors, and 5% beneficial owners of the registrant are deemed to be affiliates. Further, the shares of registrant held in trust by Citizens National Bank, Henderson, Texas, are assumed to be held by an affiliate of the registrant. Such determination should not be deemed an admission that such officers, directors and beneficial owners are, in fact, affiliates of the registrant.

DOCUMENTS INCORPORATED BY REFERENCE

Registrant’s Proxy Statement to be filed for the Annual Meeting of Shareholders to be held April 15, 2003. (Part III)

PART I

ITEM 1. BUSINESS

The Company

Henderson Citizens Bancshares, Inc. (the “Company”) was incorporated as a Texas corporation on November 13, 1990 and is a second-tier bank holding company, owning all of the issued and outstanding shares of common stock of Henderson Citizens Delaware Bancshares, Inc. (the “Delaware BHC”), a Delaware corporation.

The Company also indirectly owns all of the issued and outstanding shares of the $5.00 par value per share common stock (the “Bank Stock”) of Citizens National Bank, Henderson, Texas (the “Bank”).

The Company’s primary activity is to provide assistance to the Delaware BHC and the Bank in the management and coordination of their financial resources and to provide capital, business development, long-range planning and public relations to the Delaware BHC and the Bank. The Delaware BHC and the Bank operate under the day-to-day management of their own officers, and each entity’s individual boards of directors formulates its own policies. A number of directors or officers of the Company are also directors or officers of the Delaware BHC and the Bank. See “ITEM 10 — DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.” The Company conducts no activity other than the operation of the Delaware BHC and, indirectly, the Bank. The Company derives its revenues primarily from the operation of the Bank in the form of dividends paid from the Bank to the Delaware BHC and by the Delaware BHC to the Company. In addition, the Company may receive tax benefits from any future losses of the Bank.

Neither the Company nor the Delaware BHC engages in any nonbanking activities at this time. If, in the future, the Company proposes to engage in any nonbanking activities through these corporations, it would be restricted to those nonbanking activities permitted under applicable law or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As of December 31, 2002, the Company had, on a consolidated basis, total assets of approximately $556 million, total deposits of approximately $495 million, total loans (net of unearned discount and allowance for loan losses) of approximately $227 million, and total stockholders’ equity of approximately $48 million.

The Delaware BHC

The Delaware BHC is a wholly owned subsidiary of the Company, organized in 1991 under the laws of the State of Delaware for the purpose of serving as an intermediate bank holding company. The Delaware BHC owns all of the issued and outstanding Bank Stock.

The primary purpose of the Delaware BHC is to reduce the Texas franchise tax liability of the Company. The Delaware BHC does not conduct any operations other than providing assistance to the Bank and will derive its revenues primarily from the operation of the Bank in the form of dividends.

Recent Developments

On February 19, 2003, the Board of Directors of the Company announced that it had entered an agreement and plan of merger that will result in the suspension of its duty to file supplemental and periodic information, documents and reports, including Forms 10-K, 10-Q and 8-K, with the Securities and Exchange Commission (the “SEC”). Under the terms of the agreement, which is subject to shareholder approval, it is anticipated that approximately 30,237 shares, representing 1.52% of the Company’s common stock, will be converted into the right to receive cash. Shareholders owning less than 500 shares of the Company’s common stock will be entitled to receive $32.00, in cash, for each share they own at the effective time of the merger. Shareholders owning 500 shares or more will continue to hold their shares after the merger. The Bank Advisory Group, Inc., Austin, Texas, has served as financial advisor to the Board of Directors.

The proposed transaction is anticipated to reduce the number of shareholders of record to approximately 236 shareholders. As a result, the Company will suspend filing reports with the SEC. It is anticipated that the Company will achieve significant cost savings through the suspension of its filing obligations. The Board of Directors believes that the cost of being a “public” company is not justified by the limited benefits given its lack of active trading activity. Further, the strategic vision and direction by the Board of Directors is to maintain an independent company providing financial services to its marketplace, through the Bank.

The Company plans to hold the special shareholders’ meeting and to consummate the proposed transaction during the second quarter of this year.

The Company will file a proxy statement with the SEC providing important details of the merger agreement and the merger. The Company plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the SEC’s website, www.sec.gov. Free copies of the proxy statement will also be available from the Company by directing requests to the attention of Nelwyn Richardson, 201 West Main Street, P. O. Box 1009, Henderson, Texas 75653. The Company, its directors and certain executive officers may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the shareholders of the Company in favor of the merger agreement. Information about the directors of executive officers of the Company and their ownership of Henderson Citizens’ common stock is set forth in the proxy statement for Henderson Citizens’ 2002 annual meeting of shareholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of the “participants in the solicitation” may be obtained by reading the proxy statement relating to the merger agreement and the merger when it becomes available.

The Bank

General.

The Bank opened for business in 1930 as Citizens National Bank of Henderson, a national banking association chartered by the Office of the Comptroller of the Currency (the “Comptroller”), and was originally located at 101 East Main Street, Henderson, Texas. In 1973, the Bank moved to its current location at 201 West Main Street. The Bank operates a total of 16 full-service locations in Gregg County, Harrison County, Henderson County, Marion County, Navarro County and Rusk County, Texas. At December 31, 2002, the Bank had approximately $555,384,000 in assets, $495,546,000 in deposits, $226,879,000 in loans (net of unearned discount and allowance for loan losses), and $49,419,000 in shareholder’s equity. The Bank is regulated and supervised by the Comptroller.

Services. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the areas it serves. The Bank offers most types of loans, including commercial, agribusiness, consumer, mortgage, home equity, and real estate loans. The Bank also provides a wide range of consumer banking services, including savings and checking accounts, Master Money debit card, various savings programs, individual retirement accounts, safe deposit boxes, and automated teller machines. The Bank also offers trust services and automated clearinghouse payroll services. The Bank offers a wide array of investment products, such as annuities, mutual funds and discount brokerage services, to its customers. The Bank also offers a 24 hour automated telephone account inquiry system and a loan-by-phone automated system. Saturday banking services are provided at virtually all of the Bank’s offices.

The Bank operates a Community Development Corporation as a subsidiary of the Bank, which offers affordable housing to lower income persons in Rusk County, Marion County, Harrison County and Henderson County, Texas.

The Bank also offers insurance products through HCB Insurance Agency, Inc., a wholly-owned subsidiary of the Bank.

Competition. The Bank serves a large portion of the East Texas area with offices in Henderson, Overton, Mount Enterprise and Tatum, in Rusk County, Jefferson, in Marion County, Athens, Malakoff and Chandler, in Henderson County, and Corsicana in Navarro County, and Waskom and Marshall in Harrison County, and Longview, Spring Hill, and White Oak in Gregg County, Texas. The activities in which the Bank engages are competitive. Each engaged activity involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside their primary service areas, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, factors, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds and securities brokers. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

Environmental Compliance. There are several federal and state statutes that govern the rights and obligations of financial institutions with respect to environmental issues. Besides being directly liable under these statutes for its own conduct, a bank may also be held liable under certain circumstances for actions of borrowers or other third parties on property that is collateral for a loan held by the bank. Such potential liability under the environmental statutes may far exceed the original amount of a loan made by the bank secured by the property. Currently, the Bank is not a party to any pending legal proceedings under any environmental statute, nor is the Company aware of any instances that may give rise to such liability of the Bank.

Employees. At December 31, 2002, the Bank employed approximately 237 full-time and 47 part-time employees. The Company has no employees separate from the Bank. None of our employees are represented by collective bargaining agreements and the Company has never experienced a work stoppage. Management believes employee relations are good.

The Banking Industry in East Texas. The banking industry is affected by general economic conditions such as interest rates, inflation, recession, unemployment and other factors beyond the Company’s control. During the mid to late 1980’s, declining oil prices had an indirect effect on the Company’s business, and the deteriorating real estate market cause a significant portion of the increase in the Company’s nonperforming assets during that period. During the early 1990’s, the East Texas economy entered into a recovery and growth period that continued until early to mid-2001. During the last ten years the East Texas economy has diversified, decreasing the overall impact of declining oil prices, however, the East Texas economy is still affected by the oil industry. One area of concern continues to be the personal bankruptcy rate occurring nationwide and in East Texas. Management expects this trend to have some effect on the Company’s net charge-offs. Management of the Company, however, cannot predict whether current economic conditions will improve, remain the same or decline.

Supervision and Regulation. Banking is a complex, highly regulated industry. The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The following discussion of the regulatory environment under which bank holding companies and banks operate is intended only to provide the reader with a summary of some of the more material regulatory constraints upon the operation of bank holding companies and banks and does not purport to be a complete discussion of all regulatory constraints. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Bank Holding Company Regulation. Both the Company and the Delaware BHC are registered bank holding companies under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), and are therefore subject to regulation and examination by the Federal Reserve Board. The Federal Reserve

Board has broad oversight authority with respect to many aspects of the activities, operations and expansion of bank holding companies. For example, the Federal Reserve Board must grant prior approval of (i) certain acquisitions of banks or thrifts by bank holding companies; (ii) the engagement by bank holding companies or their subsidiaries in certain activities that are deemed to be closely related to banking; and (iii) transactions regarding the transfer of ownership of a bank holding company’s stock that constitute a “change in bank control” under the provisions of the Change in Bank Control Act of 1978, as amended.

The Bank Holding Company Act provides that a bank holding company must obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the voting stock or substantially all the assets of any bank or bank holding company. The Bank Holding Company Act also provides that, with certain exceptions, a bank holding company may not (i) engage in any activities other than those of banking or managing or controlling banks and other authorized subsidiaries or (ii) own or control more than 5% of the voting shares of any company that is not a bank. The Federal Reserve Board has deemed certain limited activities to be closely related to banking and therefore permissible in which a bank holding company may engage. In addition, applicable law restricts the extension of credit to any bank holding company by any subsidiary insured depository institution.

Traditionally, the activities of bank holding companies have been limited to the business of banking and activities closely related or incidental to banking. The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the “Modernization Act”), expands the types of activities in which a bank holding company may engage. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a “financial holding company.” A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are “financial in nature.” Among the activities that are deemed “financial in nature” are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities, and activities that the Federal Reserve Board considers to be closely related to banking. A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is “well capitalized” under the FDICIA prompt corrective action provisions (See “Bank Regulation” below), is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve Board that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with such requirements may be required to cease engaging in certain activities. Any bank holding company that does not elect to become a financial holding company remains subject to the current restrictions of the Bank Holding Company Act. In a similar manner, a bank may establish one or more subsidiaries, which subsidiaries may then engage in activities that are financial in nature. Applicable law and regulation provide, however, that the amount of such investments are generally limited to 45% of the total assets of the bank, and such investments are not aggregated with the bank for determining compliance with capital adequacy guidelines. Further, the transactions between the bank and such a subsidiary are subject to certain limitations. (See generally, the discussion of Transactions with Affiliates described under “Bank Regulation” below.)

Under the Modernization Act, the Federal Reserve Board serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions. All implementing regulations under the Modernization Act have not yet been promulgated in final form, and the Company cannot predict the full sweep of the new legislation and has not yet determined whether it will elect to become a financial holding company.

In addition, bank holding companies are required to file annual and other reports with, and furnish information regarding its business to, the Federal Reserve Board. The Federal Reserve Board has available to it several administrative remedies including cease-and-desist powers over parent holding companies and nonbanking subsidiaries where the actions of such companies would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. The Federal Reserve Board also has the authority to regulate debt obligations (other than commercial paper) issued by bank holding companies. This authority includes the power to impose interest ceilings and reserve requirements on such debt obligations. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Federal banking law provides that the Company and the Delaware BHC are able to acquire or establish banks in any state of the United States, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. However, the board of directors of the Company and the Delaware BHC do not at this time have any plans to acquire or establish banks whether within the State of Texas or elsewhere.

The Comptroller, the Federal Reserve Board and the Federal Deposit Insurance Corporation (the “FDIC”) have adopted risk-based capital guidelines, which set forth the calculation of banks and bank holding companies’ capital to asset ratios by assigning a weight to all assets, including off-balance-sheet assets, and by defining the components that may be included in capital. The guidelines establish a capital ratio that compares an institution’s qualifying capital base (the numerator of the risk-based capital) to its risk-weighted assets (the denominator of the ratio).

The guidelines create two categories of capital: Tier 1, or core capital, and Tier 2, or supplementary capital. Generally, Tier 1 capital consists primarily of the sum of common stock and perpetual noncumulative preferred stock less goodwill and certain percentages of other intangible assets. Tier 2 capital consists primarily of perpetual preferred stock not qualifying as Tier 1 capital, perpetual debt, mandatory convertible securities, subordinated debt, convertible preferred stock with an original weighted average maturity of at least five years and the allowance for loan and lease losses up to a maximum of 1.25% of risk weighted assets. The sum of Tier 1 and Tier 2 capital constitutes qualifying total capital. The Tier 1 component must comprise at least 50% of qualifying total capital. All assets are assigned a weighted risk factor from 0% to 100%. Risk-based capital ratios are calculated using risk-weighted assets, which include both on-and off-balance sheet assets.

Banks and bank holding companies are required to maintain a ratio of total capital to risk-weighted assets (“Total Capital Ratio”) of at least 8.0%, and a ratio of Tier 1 capital to risk weighted assets (“Tier 1 Capital Ratio”) of at least 4.0%. Under these guidelines, the Company had a Total Capital Ratio of 15.91% and a Tier 1 Capital Ratio of 14.66% at December 31, 2002. The Federal Reserve Board risk-based capital standards contemplate that evaluation of capital adequacy will take account of a wide range of other factors, including overall interest rate exposure; liquidity, funding and market risks; the quality and level of earnings; investment, loan portfolio, and other concentrations of credit; certain risks arising from nontraditional activities; the quality of loans and investments; the effectiveness of loan and investment policies; and management’s overall ability to monitor and control financial and operating risks including the risks presented by concentrations of credit and nontraditional activities.

In addition, banks and bank holding companies are required to maintain a minimum leverage ratio of Tier 1 capital to average total consolidated assets (“Leverage Capital Ratio”) of at least 3.0% for the most highly-rated, financially sound banks and bank holding companies and a minimum Leverage Capital Ratio of at least 4.0% for all other banks. The Comptroller, the FDIC and the Federal Reserve Board define Tier 1 capital in the same manner for both the leverage ratio and the risk-based capital ratio. Adjusted total assets are comprised of total assets less intangible assets. As of December 31, 2002, the Company’s Leverage Capital Ratio was 6.82%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory level, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a “Tangible Tier 1 Leverage Ratio” in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of Tier 1 capital, less intangible assets not deducted from Tier 1 capital, to quarterly average total assets. As of December 31, 2002, the Federal Reserve Board had not advised the Company of any specific minimum Tangible Tier 1 Leverage Ratio applicable to it.

As a bank holding company that does not, as an entity, currently engage in separate business activities of a material nature, the Company’s ability to pay cash dividends depends upon the cash dividends it receives from the Bank through the Delaware BHC. The Company’s only significant sources of income are (i) dividends paid by the Bank and (ii) the tax savings, if any, that result from the filing of consolidated income tax returns for the Company, the Delaware BHC and the Bank. The Company must pay all of its operating expenses from funds received by it from the Bank. Therefore, shareholders may receive dividends from the Company only to the extent that funds are available after payment of the Company’s operating expenses. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

The ability of the Company to pay dividends is further restricted by the requirement that it maintain an adequate level of capital, on a consolidated basis, in accordance with guidelines of the Federal Reserve Board. Funds available for payment of dividends to its shareholders and other expenses will be provided primarily from dividends to the Company from the Delaware BHC, which will in turn, be received by the Delaware BHC from the Bank. The ability of the Bank to pay dividends is restricted by provisions of the National Bank Act. See “ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS — Dividends.”

Bank Regulation. The Bank is chartered under the National Bank Act and is subject to regulation, supervision and examination by the Comptroller and to regulation by both the Federal Reserve Board and the FDIC. The majority of the Bank’s operations and activities are subject to regulation and supervision by one or more of the regulatory authorities noted above. For example, activities and operations of the Bank such as (i) extension of credit and lending activities, (ii) deposit collection activities; (iii) dividend payments; (iv) branch office operations; and (v) interstate expansion are regulated by at least one or more of these regulatory agencies. The following is a summary of certain restrictions that are applicable to the operations of the Bank:

Transactions with Affiliates. With respect to the federal legislation applicable to the Bank, the Federal Reserve Act, as amended by the Competitive Equality Banking Act of 1987, prohibits the Bank from engaging in specified transactions (including, for example, loans) with certain affiliates unless the terms and conditions of such transactions are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with or involving other nonaffiliated entities. In the absence of such comparable transactions, any transaction between the Bank and its affiliates must be on terms and under circumstances, including credit standards that in good faith would be offered or would apply to nonaffiliated companies. In addition, certain transactions, referred to as “covered transactions,” between the Bank and its affiliates may not exceed 10% of the Bank’s capital and surplus per affiliate and an aggregate of 20% of its capital and surplus for covered transactions with all affiliates. Certain transactions with affiliates, such as loans, also must be secured by collateral of specific types and amounts. Finally, the Bank is prohibited from purchasing low quality assets from an affiliate. Every company under common control with the Bank, including the Company and the Delaware BHC, are deemed to be affiliates of the Bank.

Loans to Insiders. Federal law also constrains the types and amounts of loans that the Bank may make to its executive officers, directors and principal shareholders. Among other requirements, such loans must be approved by the Bank’s board of directors in advance and must be on terms and conditions as favorable to the Bank as those available to unrelated persons.

Regulation of Lending Activities. Loans made by the Bank are also subject to numerous federal and state laws and regulations, including the Truth-In-Lending Act, Federal Consumer Credit Protection Act, the Texas Consumer Credit Code, the Texas Consumer Protection Code, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act and adjustable rate mortgage disclosure requirements. Remedies to the borrower and penalties to the Bank are provided for failure of the Bank to comply with such laws and regulations.

Branch Banking. Pursuant to the Texas Finance Code, all banks located in Texas are authorized to branch statewide, subject to prior regulatory approval. Accordingly, a bank located anywhere in Texas has the ability, subject to regulatory approval, to establish branch facilities near any of the Bank’s facilities and within its market areas. If other banks were to establish branch facilities near the Bank or any of its facilities, it is uncertain whether such branch facilities would have a materially adverse effect on the business of the Bank.

In addition, in 1994 Congress adopted the Riegle-Neal Interstate Banking and Branching Efficiency Act. That statute provides for nationwide interstate banking and branching, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Current Texas law permits interstate branching only through acquisition of a financial institution that is at least 5 years old, and after the acquisition, the resulting institution and its affiliates cannot hold more than 20% of the total deposits in the state. Accordingly, a bank with its main office outside the state of Texas generally cannot branch on a de novo basis into Texas. The new law permits applicable regulatory authorities to approve de novo branching in Texas by institutions located in states that would permit Texas institutions to branch on a de novo basis into those states. Currently, the laws of 13 states provide such reciprocity, but it is possible that, over the next few years, additional states will provide for reciprocity in de novo branching.

The FDIC has adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the new interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

Dividends. All dividends paid by the Bank are paid to the Company, the sole indirect shareholder of the Bank, through the Delaware BHC. The general dividend policy of the Bank is to pay dividends at levels consistent with maintaining liquidity and preserving applicable capital ratios and servicing obligations of the Company. The dividend policy of the Bank is subject to the discretion of the board of directors of the Bank and will depend upon such factors as future earnings, financial conditions, cash needs, capital adequacy, compliance with applicable statutory and regulatory requirements and general business conditions.

The ability of the Bank to pay dividends is restricted by provisions of the National Bank Act. Under the National Bank Act, the Bank generally may pay dividends to the extent of net profits. The prior approval of the Comptroller, or his designee, however, is required for any dividend by any national bank if the total of all dividends, including any proposed dividend, declared by the national bank in any calendar year exceeds the total of its net profits (as defined) for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus. The Comptroller also has the authority to prohibit a national bank from engaging in any activity that, in his opinion, constitutes an unsafe or unsound practice in conducting its business. Under certain circumstances relating to the financial condition of a national bank, the Comptroller may determine that the payment of dividends would be an unsafe or unsound practice. In addition, the Comptroller and the Federal Reserve Board have expressed the view that national banks and bank holding companies should refrain from dividend increases or reduce or eliminate dividends under certain circumstances.

The ability of the Bank to pay dividends is also restricted by the requirement that it maintain adequate levels of capital in accordance with guidelines promulgated from time to time by the Comptroller and the FDIC, as applicable. Regulations adopted by the Comptroller and the FDIC require banks to maintain minimum Tier 1 Capital Ratios of 4.0%, Total Capital Ratios of 8.0%, and Leverage Capital Ratios of at least 3.0% for the most highly rated, financially sound banks and at least 4.0% for all other banks. Under the regulations, at December 31, 2002, the Bank had capital ratios as follows:

Tier 1 Capital Ratio	Total Capital Ratio	Leverage Capital Ratio
15.12%	16.37%	7.03%

See “ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS—Dividends.”

The exact amount of future dividends on the stock of the Bank will be a function of the profitability of the Bank in general and applicable tax rates in effect from year to year. The Bank’s ability to pay dividends in the future will directly depend on its future profitability, which cannot be accurately estimated or assured.

FDICIA. The FDIC Improvement Act of 1991 (“FDICIA”) made a number of reforms addressing the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions, and improvement of accounting standards. This statute also limited deposit insurance coverage, implemented changes in consumer protection laws and provided for least-cost resolution and prompt regulatory action with regard to troubled institutions.

FDICIA also places certain restrictions on activities of banks depending on their level of capital. FDICIA divides banks into five different categories, depending on their level of capital. Under regulations adopted by the FDIC, a bank is deemed to be “well capitalized” if it has a Total Capital Ratio of 10% or more, a Tier 1 Capital Ratio of 6% or more and a Leverage Capital Ratio of 5% or more, and if the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under such regulations, a bank is deemed to be “adequately capitalized” if it has a Total Capital Ratio of 8% or more, a Tier 1 Capital Ratio of 4% or more and a Leverage Capital Ratio of 4% or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a Leverage Capital Ratio of 3% or more). Under such regulations, a bank is deemed to be “undercapitalized” if it has a Total Capital Ratio of less than 8%, a Tier 1 Capital Ratio of less than 4% or a Leverage Capital Ratio of less than 4%. Under such regulations, a bank is deemed to be “significantly undercapitalized” if it has a Total Capital Ratio of less than 6%, a Tier 1 Capital Ratio of less than 3% and a Leverage Capital Ratio of less than 3%. Under such regulations, a bank is deemed to be “critically undercapitalized” if it has a Leverage Capital Ratio of less than or equal to 2%. A bank may be reclassified to be in a capitalization category that is next below that indicated by its actual capital position (but not to “critically undercapitalized”) if it receives a less-than-satisfactory examination rating by its examiners with respect to its asset quality, management, earnings or liquidity that has not been corrected, or it is determined that the bank is in an unsafe or unsound condition or engaged in an unsafe or unsound practice.

If a national bank is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Comptroller. Pursuant to FDICIA, an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the FDIC of a capital restoration plan for the bank.

Furthermore, if a national bank is classified as undercapitalized, the Comptroller may take certain actions to correct the capital position of the bank. If a bank is classified as “significantly undercapitalized” or “critically undercapitalized,” the Comptroller is required to take one or more prompt corrective actions. These actions include, among other things, requiring: sales of new securities to bolster capital, improvements in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities and restrictions on compensation paid to executive officers. If a bank is classified as “critically undercapitalized,” FDICIA requires the bank to be placed into conservatorship or receivership within 90 days, unless the FDIC determines that other action would better achieve the purposes of FDICIA regarding prompt corrective action with respect to undercapitalized banks.

Under FDICIA, banks may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well capitalized” banks are permitted to accept brokered deposits, but all banks that are not well capitalized are not permitted to accept such deposits. The Comptroller may, on a case-by-case basis, permit banks that are adequately capitalized to accept brokered deposits if the Comptroller determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

Deposit Insurance. Under the FDIC’s risk-based insurance assessment system, each insured bank is placed in one of nine “assessment risk classifications” based on its capital classification and the FDIC’s consideration of supervisory evaluations provided by the institution’s primary federal regulator. Each insured bank’s insurance assessment rate is then determined by the risk category in which the FDIC has classified it. There is currently a 27 basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC were subject in 2002 to 0% assessment, and banks classified as weakest by the FDIC were subject to an assessment rate of 0.27%. In addition to its insurance assessment, each insured bank is subject in 2003 to a debt service assessment of $1.68 per one hundred dollars of deposits to help recapitalize the Savings Association Insurance Fund of the FDIC. Under these assessment criteria, the Bank is required to pay annual deposit premiums to the FDIC in the amount of $1.68 per hundred dollars of deposits. The Bank’s deposit insurance assessments may increase or decrease depending upon the risk assessment classification to which the Bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the Bank’s earnings.

FIRREA. The Financial Institution Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) was signed into law on August 9, 1989. This legislation includes various provisions that affect or may affect the Company, the Delaware BHC and the Bank. Among other matters, FIRREA generally permits bank holding companies to acquire healthy thrifts as well as failed or failing thrifts. FIRREA removed certain cross-marketing prohibitions previously applicable to thrift and bank subsidiaries of a common holding company. Furthermore, a multi-bank holding company may be required to indemnify the federal deposit insurance fund against losses it incurs with respect to such company’s affiliated banks, which in effect makes a bank holding company’s equity investments in healthy bank subsidiaries available to the FDIC to assist such company’s failing or failed bank subsidiaries.

In addition, pursuant to FIRREA, any depository institution that is not in compliance with the minimum capital requirements of its primary federal banking regulator, or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to the board of directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During such 30-day period, the applicable federal banking regulatory agency may disapprove of the addition of employment of such director or officer. The Bank is not currently subject to any such requirements.

FIRREA also expanded and increased civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution-affiliated parties” (primarily including management, employees and agents of a financial institution, independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs) who knowingly or recklessly either violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. Such practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. Furthermore, FIRREA authorized the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantee against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the ordering agency to be appropriate.

Governmental Monetary Policies. The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve Board. Changes in the discount rate on member bank borrowings, control of borrowings, open market operations, the imposition of and changes in reserve requirements against member banks, deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates and the placing of limits on interest rates which member banks may pay on time and savings deposits are some of the instruments of monetary policy available to the Federal Reserve Board. Those monetary policies influence to a significant extent the overall growth of bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies and the effect of such policies on the future business and earnings of the Bank, therefore, cannot be predicted accurately.

Management of the Company and the Bank cannot predict what other legislation or economic and monetary policies of the various regulatory authorities might be enacted or adopted or what other regulations might be adopted or the effects thereof. Future legislation and polices and the effects thereof might have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Such legislation and policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

The foregoing is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies.

Available Information. The Company files reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, with the SEC. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Although the Bank maintains an Internet website at www.cnbtexas.com, the Company does not maintain an Internet website. The Company will voluntarily provide electronic or paper copies of the Company’s filings free of charge upon request directed to the attention of Nelwyn Richardson, 201 West Main Street, P. O. Box 1009, Henderson, Texas 75653.

ITEM 2. PROPERTIES

The Company conducts business through its main office in Henderson, Texas and fifteen branch offices located in East Texas. The Company also has a separate office for its insurance agency subsidiary located in Henderson. The Company owns most of its offices; however, certain offices are held under lease contracts that expire at various dates through 2012. The Company considers its properties to be suitable and adequate for the Company’s present needs.

There are no encumbrances on the properties discussed above.

ITEM 3. LEGAL PROCEEDINGS

To the knowledge of management of the Company, excepting litigation in the ordinary course of business, there are no material legal proceedings that have been brought or threatened against the Company, the Delaware BHC or the Bank.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A vote of the shareholders of the Company was not taken during the fourth quarter of 2002.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET FOR STOCK

There is no established public market for the shares of the $5.00 par value per share common stock of the Company (the “Company Stock”). The following table shows (i) the high and low sales price for each sale of the common stock of the Company indicated for which the management of the Company had knowledge of the prices involved through March 1, 2003, (ii) the number of such transactions for the periods indicated, and (iii) the total number of shares traded in such transactions. THESE PRICES REFLECT ONLY THE TRANSACTIONS WITH RESPECT TO WHICH MANAGEMENT OF THE COMPANY HAS KNOWLEDGE OF THE PURCHASE PRICE. TRADE PRICES ARE REPORTED ON AN INFORMAL BASIS, AND NO INDEPENDENT VERIFICATION OF THE TRADE PRICES HAS BEEN MADE. THEY ARE THE RESULT OF ISOLATED TRANSACTIONS AND ARE NOT NECESSARILY INDICATIVE OF THE ACTUAL OR MARKET VALUE OF SUCH SECURITIES.

	Company Stock
	LOW	HIGH	NUMBER OF TRANSACTIONS REPRESENTED	NUMBER OF SHARES REPRESENTED
2003
First Quarter
(Through March 1,2003)	24.78	24.78	1	200

2002
First Quarter	22.00	27.00	18	4,082

Second Quarter	N/A	N/A	—	—

Third Quarter	22.00	22.00	1	900

Fourth Quarter	N/A	N/A	—	—

2001
First Quarter	N/A	N/A	—	—

Second Quarter	N/A	N/A	—	—

Third Quarter	20.00	20.00	1	400

Fourth Quarter	20.00	20.00	4	923

STOCKHOLDERS

As of March 1, 2003, there were 391 shareholders of record of the Company’s common stock, the only class currently issued and outstanding.

DIVIDENDS

During 2002, the Company paid four quarterly dividends on the Company Stock. On January 2, 2002, the Company paid a dividend on the Company stock that approximated $339,000 (or $0.17 per share). On March 31, 2002, the Company paid a dividend on the Company Stock that approximated $339,000 (or $0.17 per share). On June 30, 2002, the Company paid a dividend on the Company Stock that approximated $339,000 (or $0.17 per share). On September 30, 2002, the Company paid a dividend on the Company Stock that approximated $339,000 (or $0.17 per share). On November 19, 2002, the Company declared a dividend on the Company stock that approximated $339,000 (or $0.17 per share) to be paid on January 2, 2003.

The Company paid three quarterly dividends on the Company Stock during 2001. On January 2, 2001, the Company paid a dividend on the Company Stock that approximated $339,000 (or $0.17 per share). On March 31, 2001, the Company paid a dividend on the Company stock that approximated $339,000 (or $0.17 per share). On September 30, 2001 the Company paid a dividend on the Company Stock that approximated $339,000 (or $0.17 per share).

The amount and timing of future dividend payments will be determined by the Board and will depend upon a number of factors, including the extent of funds legally available therefore and the earnings, business prospects, acquisition opportunities, cash needs, financial condition and regulatory and capital requirements of the Company, the Delaware BHC and the Bank.

As a bank holding company, the Company’s ability to pay dividends depends upon the dividends it receives from the Delaware BHC. Dividends paid by the Delaware BHC will, in turn, depend on the ability of the Bank to pay dividends. The ability of the Bank to pay dividends is restricted by provisions of the National Bank Act.

Under the National Bank Act, a bank is generally able to pay dividends to the extent of net profits, except that unless the bank’s capital surplus equals its stated capital, no dividend shall be declared until the bank has transferred to capital surplus an amount not less than 10% of the net profits of the bank earned since the last dividend was declared. In addition, the prior approval of the Comptroller is required for any dividend if the total of all dividends, including any proposed dividend, declared by the national bank in any calendar year exceeds the total of its net profits for such year combined with its retained net profits for the preceding two (2) years, less any required transfers to surplus. The Comptroller also has the authority to prohibit a national bank from engaging in any activity that, in his opinion, constitutes an unsafe or unsound practice in conducting its business. Under certain circumstances relating to the financial condition of a national bank, the Comptroller may determine that the payment of dividends would be an unsafe or unsound practice. In addition, the Comptroller and the Federal Reserve Board have expressed the view that national banks and bank holding companies should restrain or refrain from dividend increases or reduce or eliminate dividends under certain circumstances.

The ability of the Company, the Delaware BHC, and the Bank to pay dividends is also restricted by the requirement that they maintain adequate levels of capital (on a consolidated basis, in the case of the Company and the Delaware BHC) in accordance with guidelines promulgated from time to time by the Comptroller, in the case of the Bank, and the Federal Reserve Board, in the case of the Company and the Delaware BHC. The Comptroller, the Federal Reserve Board and the FDIC have adopted risk-based capital guidelines. Federal Reserve Board guidelines require the Company to maintain a Tier 1 Capital Ratio of at least 4.0%, a Total Capital Ratio of at least 8.0% and a Leverage Capital Ratio of at least 4.0%. The Company’s Tier 1 Capital, Total Capital Ratio and Leverage Capital Ratio at December 31, 2002 were 14.66%, 15.91% and 6.82%, respectively, and thus were above the regulatory minimums. See “ITEM 1. BUSINESS—Supervision and Regulation.” As of December 31, 2002, neither the Company nor the Bank had entered into any agreement with any regulatory authority requiring the Company or the Bank to maintain higher ratios than regulations normally require. The ability of the Company (as a Texas corporation) to pay dividends is restricted by Texas law, which provides that a corporation may pay dividends only out of unreserved and unrestricted earnings surplus of the corporation and is directly tied to the Bank’s ability to pay dividends.

ITEM 6. SELECTED FINANCIAL DATA

The following summary of consolidated financial data of the Company is derived from the financial statements of the Company as of and for the five years ended December 31, 2002.

(Dollars in thousands, except per share amounts)	At December 31,
	2002(1)	2001(2)	2000(3)	1999	1998(4)
Balance Sheet Data:
Total assets	$555,594	526,185	423,644	393,962	386,919
Loans, net	226,879	212,665	169,882	144,197	129,263
Allowance for loan losses	3,450	3,205	2,355	2,200	1,701
Total deposits	494,951	473,730	379,122	355,423	345,720
Long-term debt	1,500	—	—	—	—
Stockholders’ equity	48,287	43,934	39,122	35,771	35,911

	Year Ended December 31,
	2002	2001	2000	1999	1998
Income Statement Data:
Interest income	$27,896	28,862	25,527	23,166	22,234
Interest expense	11,101	15,061	14,015	11,576	11,377

Net interest income	16,795	13,801	11,512	11,590	10,857
Provision for credit losses	1,065	777	290	354	623

Net interest income after provision for credit losses	15,730	13,024	11,222	11,236	10,234
Noninterest income	10,170	7,388	6,267	5,414	4,754
Noninterest expense	18,939	15,261	13,313	12,011	10,614

Income before income taxes	6,961	5,151	4,176	4,639	4,374
Income tax expense	1,506	785	552	730	868

Net income	$5,455	4,366	3,624	3,909	3,506

Common Share Data:
Basic earnings per common share	$2.74	2.19	1.81	1.94	1.74
Book value	$24.21	22.03	19.61	17.79	17.81
Dividend pay-out ratio	24.86%	23.29	37.57	35.05	36.85
Cash dividends per common share	$0.68	0.51	0.68	0.68	0.64

	As of or for the Year Ended December 31,
	2002	2001	2000	1999	1998
Performance Data
Return on average total assets	1.01%	0.90	0.91	1.02	0.98
Return on average stockholders’ equity	11.79%	10.38	9.80	11.02	10.16
Average stockholders’ equity to average assets	8.59%	8.67	9.00	9.21	9.65
Total gross loans to total deposits at year-end	46.54%	45.57	44.81	40.57	37.39

(1)	On April 26, 2002 the Company completed the acquisition of two branch facilities in Corsicana, Texas from Cedar Creek Bank of Seven Points, Texas. In connection with the acquisition, the Company received $12,989,000 in cash and $155,000 in loans and assumed $14,239,000 in deposits.

(2)	On July 2, 2001, the Company acquired all of the outstanding shares of Rusk County Bancshares, Inc., Henderson, Texas. The transaction was accounted for using the purchase method of accounting and resulted in an increase of total assets of $61,889,000 and total deposits of $50, 649,000.

(3)	On December 20, 1999, the Bank opened its full service branch location in Marshall, Texas, which completed its first full year of operations in 2000.

(4)	On December 11, 1998, the Company acquired all outstanding shares of Jefferson National Bank, Jefferson, Texas. The transaction was accounted for using purchase method of accounting and resulted in an increase in total assets of $31,913,000 and total deposits of $28,564,000.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HENDERSON CITIZENS BANCSHARES, INC. FOR THE THREE YEARS ENDED DECEMBER 31, 2002

The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements, the notes thereto, and other financial and statistical information appearing elsewhere in this 2002 Annual Report.

Forward-Looking Information

Statements and financial discussion and analysis by management contained throughout this Annual Report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Various factors could cause actual results to differ materially from the forward-looking statements, including, without limitation, changes in interest rates and economic conditions, increased competition for deposits and loans adversely affecting rates and terms, changes in availability of funds increasing costs or reducing liquidity, expectations of future loan charge-offs, changes in applicable statutes and governmental regulations, and the loss of any member of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

INTRODUCTION

Henderson Citizens Bancshares, Inc. (the “Company”) was incorporated as a Texas corporation on November 13, 1990 and was organized for the purpose of becoming a second-tier bank holding company through the direct acquisition of one hundred percent (100%) of the issued and outstanding shares of the common stock of Henderson Citizens Delaware Bancshares, Inc. (the “Delaware BHC”) and through the indirect acquisition of one hundred percent (100%) of the issued and outstanding shares of the $5.00 par value per share common stock of Citizens National Bank (the “Bank”). The Delaware BHC was incorporated pursuant to the laws of the State of Delaware on February 21, 1991. The acquisition of the Delaware BHC by the Company and the acquisition of the Bank by the Delaware BHC were consummated on December 27, 1991.

The Company’s primary activity is to provide assistance to its subsidiaries in the management and coordination of their financial resources and to provide capital, business development, long-range planning and public relations to its subsidiaries. Delaware BHC and the Bank operate under the day-to-day management of its own officers and each entity’s individual board of directors formulates its own policies. A number of directors or officers of the Company are also directors or officers of its subsidiaries. The Company conducts no other activity than the operation of its subsidiaries. The Company derives its revenues primarily from the operation of its subsidiaries in the form of dividends paid from the Bank.

The Delaware BHC owns 100% of the issued and outstanding shares of the Bank. The Delaware BHC was organized as a Delaware corporation in 1991 in order to limit the Company’s Texas franchise tax liability. The Delaware BHC currently does not conduct any significant activities and has no activities contemplated at this time.

The Bank opened for business in 1930 as Citizens National Bank of Henderson, a national banking association chartered by the Comptroller of the Currency (the “Comptroller”) and originally located at 101 East Main Street, Henderson, Texas. In 1973, the Bank moved to its current location at 201 West Main Street.

In 1990, the Bank acquired certain assets and assumed substantially all of the liabilities of General S&L from the Resolution Trust Corporation (“RTC”). With this acquisition, the Bank opened its Southside Branch at 1610 Highway 79 South in Henderson and a branch at 307 Commerce in Overton, Texas.

On December 31, 1991, the Company acquired 100% of the issued and outstanding shares of Enterprise Bancshares, Inc. (“Enterprise”). At the date of the acquisition of Enterprise, Merchants State Bank of Mount Enterprise, Texas (“Merchants Bank”) was a wholly owned subsidiary of Enterprise. Immediately following the consummation of the Enterprise acquisition, Merchants Bank was merged with and into Bank, becoming the third branch of Bank. The branch is located at 110 Rusk Street (Highway 84) in Mt. Enterprise, Texas. On December 29, 1995 Enterprise was merged with the Delaware BHC.

On September 23, 1994, the Bank purchased certain assets and assumed certain liabilities associated with the Jefferson, Texas branch of Pacific Southwest Bank, F.S.B., Corpus Christi, Texas located at 302 East Broadway, Jefferson, Texas (the “Jefferson Branch”). The Bank began operations of the Jefferson Branch effective at the close of business on September 23, 1994. The acquisition of the Jefferson Branch resulted in an increase in total assets of the Bank of approximately $14,500,000 and total deposits of approximately $13,900,000 as of September 23, 1994.

On December 8, 1994, the Bank purchased certain assets and assumed certain liabilities associated with the branches of NationsBank of Texas, National Association, Dallas, Texas (“NationsBank”), located at 105 Highway East, Chandler, Texas, and 115 West Royall Boulevard, Malakoff, Texas (collectively, the “NationsBank Branches”). The Bank began operations of the NationsBank Branches as branches of the Bank effective at the close of business on December 8, 1994. The acquisition of the NationsBank Branches resulted in an increase in total assets of the Bank of approximately $51,300,000 and total deposits of $45,676,000 as of December 8, 1994.

On September 17, 1996, the Company completed its acquisition of all of the issued and outstanding stock of Waskom Bancshares, Inc. and its majority-owned subsidiary, the First State Bank in Waskom, Texas (the “Waskom Bank”). The Company acquired approximately 93% of the stock of Waskom Bancshares, Inc. pursuant to the terms of a Stock Purchase Agreement, dated as of May 24, 1996. The Company acquired the remaining shares of Waskom Bancshares, Inc. and the minority interest of the Waskom Bank not owned by Waskom Bancshares, Inc. pursuant to the terms of Stock Purchase Agreements between the Company and each of the holders representing a minority interest in Waskom Bancshares, Inc. and the Waskom Bank. Such stock was acquired for cash, and the purchase price was funded with a combination of notes payable and cash. The stock of the Waskom Bank directly and indirectly acquired by the Company through the acquisition of Waskom Bancshares, Inc. was thereafter contributed to the Delaware BHC. Waskom Bancshares, Inc. is an inactive subsidiary of the Company. The sole banking office of the Waskom Bank is now being operated as a full-service branch of the Bank since completion of a merger on July 23, 1998. The acquisition of the Waskom Bank resulted in an increase in total assets of the Bank of approximately $25,256,000 and total deposits of $22,908,000 as of September 17, 1996.

On December 11, 1998, the Company acquired all of the outstanding shares of Jefferson National Bank (the “Jefferson Bank”) located at 109 E. Broadway, Jefferson, Texas, for a combination of cash and notes payable. The transaction was accounted for using the purchase method of accounting and resulted in an increase in total assets of $31,913,000 and total deposits of $28,564,000. The Bank merged operations of the Jefferson Bank with the existing Bank Jefferson branch at the close of business on December 11, 1998.

On June 1, 1999, the Comptroller of Currency approved the establishment of two additional branch locations for the Bank; one located at 400 West Collin Street, Corsicana, Texas, and the second located at 1708 East End Boulevard North, Marshall, Texas. On December 20, 1999, the Bank opened its full service branch location in Marshall, Texas.

On March 14, 2000, the Comptroller of Currency approved the establishment of a branch location for Bank located at 739 E. Tyler Street, Athens, Texas. On December 5, 2000, the Bank opened its full-service branch location in Athens, Texas.

On April 5, 2000, HCB Insurance Agency, Inc., a wholly owned subsidiary of the Bank, completed the purchase of the Preston Insurance Agency in Henderson, Texas.

On July 2, 2001, the Company acquired all the outstanding shares of Rusk County Bancshares, Inc. and its wholly owned indirect banking subsidiary, Peoples State Bank for a purchase price of $12,550,000 in cash representing 1.57 times RCBI’s book value at December 31, 2000, and 20.95 times 2000 earnings. The transaction was accounted for using the purchase method of accounting and resulted in an increase of total assets of $62,582,000 and total deposits of $50,919,000. Peoples State Bank operated three banking offices in East Texas, one each in Henderson, Longview and Tatum, which are now being operated as full-service branches of the Bank.

On July 10, 2001, the Bank entered into a branch purchase and assumption agreement with Jefferson Heritage Bank to purchase the Spring Hill and White Oak facilities at Longview and White Oak, Texas. At the close of business on October 5, 2001, these two facilities were converted to full-service branch locations of the Bank.

On December 14, 2001, Bank entered into a Branch Purchase and Assumption Agreement with Cedar Creek Bank, Seven Points, Texas, to purchase two facilities in Corsicana, Texas. On February 20, 2002, Bank received approval from the Office of the Comptroller of Currency for the purchase and assumption of the two branches and these two facilities were converted to full-service branches of the Bank at the close of business on April 26, 2002.

The Company’s management continues its strategy to increase market share and enhance long-range profitability by evaluating potential acquisitions. This evaluation process involves maintenance of strong equity capital and consistent earnings, and meeting internal financial objectives of the Company.

Application of Critical Accounting Policies And Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the Company bases its estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ from those estimates.

The Company considers accounting estimates to be critical to its reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the Company’s financial statements. Accounting polices related to allowance for loan losses and loss contingencies are considered to be critical as these policies involve considerable subjective judgment and estimation by management.

Critical accounting policies, and our procedures related to these policies, are described in detail below. Also see Note 1 – Summary of Significant Accounting Policies in the accompanying Notes to Consolidated Financial Statements.

Allowance for Loan Losses. The allowance for loan losses is a reserve established through a provision for loan losses charged to expense and represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in our judgment, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. In estimating the allowance for loan losses, management considers historical charge-off experience, loan delinquencies, the credit worthiness of individual customers, economic conditions affecting specific customer industries and general economic conditions, among other factors. Should any of these factors change, the Company’s estimate of probable loan losses could also change, which could affect the level of the future provisions for loan losses. See additional discussion under the sections captioned, “Provision for Loan Losses” and “Loan Loss Experience and Allowance for Loan Losses,” included elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Also see Note 4 – Loans and Allowance for Loan Losses in the accompanying Notes to Consolidated Financial Statements.

Loss Contingencies. There are times when non-recurring events occur that require management to consider whether an accrual for a loss contingency is appropriate. Accruals for such loss contingencies typically relate to legal proceedings and other claims and are recorded when management believes the likelihood of an adverse outcome is probable and the amount of the loss is reasonably estimable. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties. While there can be no assurance, the Company currently believes the outcome of current outstanding legal proceedings will not have a material adverse effect on the Company’s business, financial condition or results of operations. The outcomes are inherently uncertain, and it is possible that some of these matters may be resolved materially adversely to the Company. The adverse resolution of any one or more of these matters could have a material adverse effect on our business, financial condition or results of operations.

Results of Operations

During the year ended December 31, 2002, the Company’s net income increased to $5,455,000 from $4,366,000 and $3,624,000 for the same periods in 2001 and 2000 respectively. The increase in net income for 2002 was primarily attributable to an increase in net interest income and noninterest income resulting from the acquisition of Peoples State Bank and four new branch locations, partly offset by an increase in noninterest expense.

Net interest income was higher, $16,795,000 in 2002 compared to $13,801,000 in 2001 and $11,512,000 in 2000. The provision for loan losses was higher, $1,065,000 in 2002 compared to $777,000 in 2001 and $290,000 in 2000. Other income increased to $10,170,000 in 2002 compared to $7,388,000 in 2001 and $6,267,000 in 2000. Other expenses increased to $18,939,000 in 2002 compared to $15,261,000 in 2001 and $13,313,000 in 2000. The tax provision was increased to $1,506,000 in 2002 compared to $785,000 in 2001 and $552,000 in 2000.

Net Interest Income

Net interest income is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. In Table I, interest income on each category of interest-earning assets and the interest expense on interest-bearing liabilities are weighted to produce yields and rates for each category of assets and liabilities. The difference between the weighted yields of assets and rates on liabilities is the net interest spread. Net interest margin is net interest income as a percentage of total interest-earning assets.

Net interest income was affected by a decrease in interest income of $966,000 in 2002 over 2001, despite the increase in the volume of interest-earning assets, due largely to a significant decrease of 95 basis points in the average rates earned in 2002 compared to 2001. Interest expense decreased by $3,960,000, despite higher average balances of interest-bearing liabilities, because of a decline in average rates paid by 140 basis points. In 2001 compared to 2000, net interest income was affected by an increase in interest income of $3,335,000 due to higher average balances, which more than offset the decrease due to lower interest rates. There was an increase in interest expense of $1,046,000 in 2001 over 2000 as related liabilities were impacted by average rates in 2001 that were 42 basis points lower than the previous year. An analysis of changes in interest income and expense due to changes in yields and volumes of interest-earning assets and interest-bearing liabilities can be found in Table II.

Net interest spreads were approximately 3.24%, 2.79%, and 2.82% for the years 2002, 2001, and 2000, respectively, and net interest margins were 3.69%, 3.46%, and 3.53% during the same three-year period.

Table I – Average Balances and Interest Yields and Spreads (dollars in thousands)

	Years Ended December 31
	2002			2001			2000
	Average Balances	Interest Income/ Expense	Yield/ Rate	Average Balances	Interest Income/ Expense	Yield/ Rate	Average Balances	Interest Income/ Expense	Yield/ Rate
Loans, net**	$221,441	15,943	7.49%	$195,228	15,641	8.34%	$157,454	13,061	8.66%
Securities:
Available for sale	164,222	7,291	4.44	164,171	9,214	5.57	147,731	8,997	6.09
Held to maturity	93,201	4,196	5.59	50,184	2,449	7.04	55,261	2,716	6.82
Interest-bearing deposits with financial institutions	4,423	175	3.96	17,237	789	4.58	7,031	453	6.44
Federal funds sold	17,355	291	1.68	19,379	769	3.97	4,869	300	6.16

Total interest-earning assets*	500,642	27,896	5.89	446,344	28,862	6.84	372,346	25,527	7.29
Other assets:
Cash and due from banks	13,120			12,348			9,867
Premises and equipment, net	11,271			9,817			7,786
Allowance for loan losses	(3,317)			(2,709)			(2,307)
Other assets	17,329			19,417			11,127

Total average assets	$539,045			$485,217			$398,819

Interest-bearing liabilities:
NOW, money market and savings deposits	175,672	2,016	1.15	153,613	3,232	2.10	127,539	3,468	2.72
Time deposits	241,283	9,026	3.74	216,809	11,769	5.43	185,632	10,501	5.66
Other borrowed funds	1,299	59	4.54	1,032	60	5.81	537	46	8.38

Total interest-bearing liabilities	418,254	11,101	2.65	371,454	15,061	4.05	313,708	14,015	4.47

Other liabilities and stockholders equity:
Demand deposits	70,557			64,422			46,917
Other liabilities	3,949			7,291			2,286
Stockholders’ equity	46,285			42,050			35,908

Total average liabilities and stockholders equity	$539,045			$485,217			$398,819

Net interest income		$16,795			$13,801			$11,512

Net interest spread*			3.24%			2.79%			2.82%

Net interest margin*			3.69%			3.46%			3.53%

*	Interest yields have been presented on a tax equivalent basis using a 34% rate.
**	Non-accrual loans have been included in average balances, thereby reducing yields.

Table II provides a summary of the changes in interest income and interest expense resulting from changes in volumes and rates of interest-earning assets and interest-bearing liabilities for the periods indicated. The increase (decrease) due to changes in volume reflected in the table below was calculated by applying the preceding year’s rate to the current year’s change in the average balance. The increase (decrease) due to changes in average rates was calculated by applying the current year’s change in the average rates to the current year’s average balances. Using this method of calculating increases (decreases), any increase or decrease due to both changes in average balances and rates is reflected in the changes attributable to average rate changes.

Table II – Analysis of Changes in Net Interest Income (dollars in thousands)

	2002 over 2001			2001 over 2000
	Increase (Decrease) due to Volume	Increase (Decrease) due to Rate	Total Increase (Decrease)	Increase (Decrease) due to Volume	Increase (Decrease) due to Rate	Total Increase (Decrease)
Interest-earning assets:
Loans, net	$2,186	(1,884)	302	3,135	(555)	2,580
Securities:
Available for sale	3	(1,926)	(1,923)	1,001	(784)	217
Held to maturity	3,028	(1,281)	1,747	(346)	79	(267)
Interest bearing deposits with financial institutions	(587)	(27)	(614)	657	(321)	336
Federal funds sold	(80)	(398)	(478)	894	(425)	469

Total interest income	4,550	(5,516)	(966)	5,341	(2,006)	3,335

Interest-bearing liabilities:
NOW, money market and savings deposits	463	(1,679)	(1,216)	709	(945)	(236)
Time deposits	1,422	(4,165)	(2,743)	1,765	(497)	1,268
Other borrowed funds	14	(15)	(1)	41	(27)	14

Total interest expense	1,899	(5,859)	(3,960)	2,515	(1,469)	1,046

Net interest income	$2,125	869	2,994	3,047	(758)	2,289

Interest Income

Loans. In 2002, interest income on loans increased $302,000 over 2001 primarily due to higher average loan balances resulting from the acquisition of Peoples State Bank and four branch locations. In 2001, interest income on loans increased $2,580,000 over 2000 due largely to higher average balances. The average loan balance during 2001 increased due to the Peoples State Bank acquisition combined with continued strong loan demand and new loans added due to the growth of the branch locations in Marshall and Athens.

Securities. Income from securities decreased $176,000 in 2002 from 2001 due to decreasing yields offset by higher average balances. Income from investment securities decreased $50,000 in 2001 from 2000 due to lower yields caused by the sharp decline in interest rates in 2001. See Tables I and II.

Other Interest Earning Assets. Interest income on other interest earning assets decreased $1,092,000 in 2002 compared to 2001 due to lower average balances combined with average interest rates that were approximately 211 basis points lower than the previous year. Other interest-earning assets consist of interest-bearing deposits with other financial institutions and federal funds sold. Interest income on other interest earning assets increased $805,000 in 2001 compared to 2000 due mainly to significantly higher average balances resulting mostly from the Peoples State Bank acquisition that more than offset the decrease due to lower interest rates.

Interest Expense—Deposits

Interest-bearing demand deposits consist of NOW, money market, and savings deposits. Interest expense on deposit accounts decreased $3,959,000 in 2002 from 2001, which was primarily attributable to a decrease in the average yield on interest-bearing deposits from 4.05% during 2001 compared to 2.65% for 2002, even though volumes increased on average interest-bearing deposits by $46,533,000. Interest expense on deposit accounts increased $1,032,000 in 2001 from 2000 primarily due to an increase in average interest-bearing deposits resulting largely from the acquisition of Peoples State Bank and the two former Jefferson Heritage branches combined with continued growth at the Marshall and Athens branches. The effect of the higher averages was counteracted by interest rates that were 41 basis points lower in 2001 than the previous year. See Tables I and II.

Non-interest Income

Income from sources other than interest-earning assets excluding securities transactions is derived primarily from fiduciary activities and service charges on customer deposit accounts. Non-interest income, excluding securities transactions, was $9,036,000 in 2002 compared to $7,323,000 in 2001 and $6,267,000 in 2000. The increase of approximately $1,713,000 during 2002 was primarily the result of increases in service charges, most notably due to the growth in fees collected for insufficient funds, which increased largely as the result of the acquisition of Peoples State Bank and four branch facilities. The increase of approximately $1,056,000 during 2001 was largely the result of the continued increase in insufficient fee income of approximately $634,000 combined with increases in various accounts including fiduciary income. These increases were offset by decreases in assorted accounts including brokerage income and income for the insurance agency.

Non-interest Expense

Total non-interest expense in 2002 was $18,939,000 compared to $15,261,000 in 2001 and $13,313,000 in 2000. These increases are explained in further detail by category below.

Personnel Expense. Personnel costs for 2002 were $11,432,000 compared to $9,179,000 in 2001, and $7,998,000 in 2000. The increase of $2,253,000 in 2002 over 2001 was due primarily to general increases in salaries and benefits combined with the addition of employees resulting from the acquisition of Peoples State Bank and four new branch facilities in Longview, White Oak and Corsicana. The increase of $1,181,000 in 2001 over 2000 was due primarily to general increases in salaries and benefits and the addition of employees resulting from the acquisition of Peoples State Bank and the four new branch facilities.

Occupancy Expense and Equipment Expense. Total occupancy and equipment expenses were $2,409,000 in 2002, $2,151,000 in 2001, and $1,770,000 in 2000. The increases in both 2002 and 2001 were due primarily to expenses related to the continuing growth and enhancement of the facilities.

Other Expenses. Other expenses were $5,098,000 in 2002 compared to $3,931,000 in 2001 and $3,545,000 in 2000. The increase of $1,167,000 in 2002 over 2001 was due largely to a reserve established in 2002 for contingent liabilities related to potential claims combined with higher expenses for telephone services and professional fees. Telephone expenses were $426,000 in 2002 compared to $323,000 and $292,000 for the years 2001 and 2000, respectively. The reserve for contingent liabilities for 2002 was $710,000. There was no reserve for contingent liabilities in 2001 or 2000. Noninterest expenses also increased in 2002 over 2001 due to the acquisition of new branches, which increased the amortization expense for other intangible assets and resulted in higher expenses overall as a result of the Company’s growth. The increase in 2001 from 2000 is due primarily to the continuing growth of the Company combined with the cost of improving technology such as Internet service fees. Losses on the disposition of fixed assets also increased in 2001 compared to 2000 due to the sale of outdated AS400 computer hardware, and increases in supplies, postage, and communications resulting from direct marketing initiatives.

Provision for Loan Losses

The provision for loan losses was $1,065,000, $777,000 and $290,000 in 2002, 2001 and 2000, respectively. See “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Company — Allowance for Loan Losses” for more detailed discussion relative to the provision for loan losses.

Income Taxes

The Company’s effective tax rate was 21.6% in 2002, 15.2% in 2001, and 13.2% in 2000. These effective rates are less than the statutory rate of 34% primarily because of tax-free income provided from state and municipal bonds, leases and obligations. As these tax-free investments, leases, and obligations mature and are replaced, the effective tax rate is affected.

Financial Condition

The Company’s balance sheet emphasizes management’s philosophy of maximizing returns through investments in securities. As detailed in the following Table III, securities have been the Company’s largest asset component for the last five years totaling 48.6%, 46.1%, 48.7%, 48.8%, and 53.1%, of total assets for the years 2002 through 1998, respectively. The decrease in securities as a percentage of total assets since 1998 is the result of increased emphasis on loan growth and decreasing securities rates. Total assets have grown from a December 31, 1998, level of $386,919,000 to $555,594,000 at December 31, 2002. The increase in total assets that resulted from the Cedar Creek Bank transaction in 2002 was $14,239,000. The increase in total assets that resulted from the Peoples State Bank transaction in 2001 was approximately $61,889,000 and the increase from the Jefferson Heritage transaction in 2001 was approximately $16,631,000. The Jefferson National Bank transaction in 1998 increased total assets approximately $31,913,000.

Table III – Condensed Balance Sheet Information (dollars in thousands)

	At December 31,
	2002	2001	2000	1999	1998
Assets:
Cash and due from banks	$16,077	14,390	11,385	24,040	9,493
Interest-bearing deposits with financial institutions	1,917	11,946	10,403	5,357	17,174
Federal funds sold	11,410	16,860	4,205	9,285	10,230
Securities	269,635	242,580	206,434	192,255	205,423
Loans, net	226,879	212,665	169,882	144,197	129,263
Other	29,676	27,744	21,335	18,828	15,336

Total assets	$555,594	526,185	423,644	393,962	386,919

Liabilities:
Demand deposits-non-interest bearing	$76,056	70,527	53,111	44,807	42,960
Interest-bearing demand and savings deposits	165,685	182,625	129,213	127,247	132,353
Time deposits	253,210	220,578	196,798	183,369	170,407

Total deposits	494,951	473,730	379,122	355,423	345,720
Other liabilities	12,356	8,521	5,400	2,768	5,288

Total liabilities	507,307	482,251	384,522	358,191	351,008
Stockholders’ equity	48,287	43,934	39,122	35,771	35,911

Total liabilities and stockholder’s equity	$555,594	526,185	423,644	393,962	386,919

The Company invests in short-term money market assets to meet its liquidity needs, given day-to-day deposit fluctuations, loan demand, investment needs, and asset growth. Money market assets consist of federal funds sold and interest-bearing time and demand deposits with other financial institutions. The Company also maintains an interest-bearing demand deposit account with the Federal Home Loan Bank to invest its excess liquidity. The rates paid by the Federal Home Loan Bank were comparable to the market rate for federal funds. It has been the policy of the Company to maintain a high degree of liquidity in order to have flexibility in investment decisions while adhering to the conservative philosophy of having cash available for its banking needs. Cash positions and market conditions are monitored closely in order to maximize income without sacrificing liquidity and safety.

Operating Activities

The Company uses cash in the conduct of its day-to-day operations for such normal purposes as payroll, equipment and facilities acquisition and maintenance, advertising, data processing, customer service activity, and administrative activity. The Company generates cash from operations primarily from service charges and the net interest earned from the investment of customer deposits. Net cash provided by operating activities was $10,154,000 in 2002, $6,853,000 in 2001, and $4,823,000 in 2000.

Investing Activities

The Company invests available funds primarily in securities and loans to customers. Funds not otherwise used are invested in federal funds sold and interest-bearing demand accounts, primarily with the Federal Home Loan Bank.

Financing Activities

In addition to cash provided and used by operating and investing activities, the Company receives and disburses cash in connection with customer deposit activities. Additionally, the Company paid cash dividends in each of the years 2002, 2001, and 2000. From time to time, the Company makes purchases of treasury stock. Short-term borrowings include the note option for treasury, tax and loan deposits. See “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Company—Short-Term Borrowings” for more detailed discussion relative to the tax, treasury and loan deposits note option.

Asset/Liability Management

Asset/liability management involves the acquisition and deployment of funds at an appropriate rate and maturity structure so as to optimize net interest income while satisfying the cash flow requirements of depositors and borrowers. Generally, management maintains an excess of interest-sensitive liabilities over interest-sensitive assets. Table IV provides an analysis of the Company’s interest rate sensitivity for its assets and liabilities. Note that the amounts disclosed in Table IV are shown based upon the period the underlying asset or liability is subject to repricing regardless of maturity.

Table IV—Rate Sensitivity Analysis (dollars in thousands)

Interest Sensitivity/Gap AnalysisInterest Sensitivity

December 31, 2002

	1 - Month	3 - Month	6 - Month	1 - Year	Over 1 - Year	Total
Earning assets:
Loans	$42,824	14,328	5,895	10,863	152,969	226,879
Securities	31,748	5,537	29,375	52,622	150,353	269,635
Other earning assets	13,128	—	99	—	100	13,327

	87,700	19,865	35,369	63,485	303,422	509,841
Funding Source-
Interest-bearing deposits	207,223	46,853	48,439	54,156	62,224	418,895
Notes payable and other borrowings	3,414	—	—	1,500	—	4,914

	210,637	46,853	48,439	55,656	62,224	423,809
Repricing/Maturity Gap:
Period	$(122,937)	$(26,988)	$(13,070)	$7,829	$241,198

Cumulative	(122,937)	(149,925)	(162,995)	(155,166)	86,032

Period/Total Earning Assets	(24.11%)	(5.29%)	(2.56%)	1.54%	47.31%

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk can be defined as the exposure of the Company’s net interest income to adverse movements in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. Although the Company manages other risks, as in credit and liquidity risk, in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have a material effect on the Company’s financial condition and results of operations. The Company has no trading account nor does it engage in any trading activities.

A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. The Company does not currently use derivatives to manage market and interest rate risks. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Company. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Company until the instrument is exercised.

The Company’s interest rate risk management is the responsibility of the Investment Committee, which reports to the Board of Directors monthly. The Investment Committee establishes policies that monitor and coordinate the Company’s sources, uses and pricing of funds. Potential economic losses due to future interest rate changes can be reflected as a loss of future net interest income and/or a loss of current fair market value. Management recognizes certain risks are inherent and that the goal is to measure the effect on net interest income and to adjust the balance sheet to minimize the risk while at the same time maximize income.

The Company continues to reduce the volatility of its net interest income by managing the relationship of interest rate sensitive assets to interest rate sensitive liabilities. To accomplish this, management has undertaken steps to increase the percentage of variable rate assets, as a percentage of its total earning assets. The Company’s adjustable rate loans are primarily tied to published indices, such as the Wall Street Journal prime rate. Adjustable rate mortgage backed securities are typically tied to the 11th District Cost of Funds index (“COFI”), the London Interbank Offered Rate (“LIBOR”), or the Constant Maturity Treasury (“CMT”) index.

The Company’s exposure to interest rate risk is reviewed on a regular basis. The Company utilizes a simulation model to analyze net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on either an immediate rise or fall in interest rates (rate shock) over a twelve-month period. The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities as well as projections for anticipated activity levels by product lines offered by the Company. The simulation model also takes into account the Company’s historical core deposits. Management considers the Company’s market risk to be acceptable at this time.

The table below represents in tabular form amortized cost balances of the Company’s on-balance sheet financial instruments at the expected maturity dates as well as the fair value of those on-balance sheet financial instruments for the year ended December 31, 2002. The expected maturity categories take into consideration historical prepayment speeds as well as actual amortization of principal and do not take into consideration reinvestment of cash. Principal prepayments are the amounts of principal reduction, over and above normal amortization. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company’s historical experience. The Company’s assets and liabilities that do not have a stated maturity date, such as cash equivalents and certain deposits, are considered to be long term in nature by the Company and are reported in the “Over 5 years” column. The Company does not consider these financial instruments to be materially sensitive to interest rate fluctuations and historically the balances have remained fairly constant over various economic conditions. The weighted average effective interest rates for the various assets and liabilities presented are as of December 31, 2002.

The fair value of cash, interest-bearing deposits with financial institutions, federal funds sold, and interest receivable and payable approximate their book values due to their short maturities. The fair value of investment securities are based on third party pricing obtained by the Company’s portfolio accounting service provider. The fair value of loans are estimated in portfolios with similar financial characteristics and takes into consideration discounted cash flows through the estimated maturity or repricing dates using estimated market discount rates that reflect credit risk. The fair value of demand deposits, NOW, money market, and savings account is the amount payable upon demand. The fair value of time deposits is based upon the discounted value of contractual cash flows, which is estimated using current rates offered for deposits of similar remaining terms.

Table V – Market Risk Sensitive Instruments (dollars in thousands)

Scheduled maturity of market risk sensitive instruments at December 31, 2002:

	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years	Total	Estimated Fair Value	Weighted Average Effective Yield
ASSETS
Securities, available for sale:
Fixed rate	24	7,116	10,261	4,037	1,573	43,617	66,628	67,649	3.75%
Floating rate	—	—	—	—	—	115,887	115,885	116,625	4.02%
Securities, held to maturity:
Fixed rate	3,395	1,508	11,704	6,530	15,403	46,819	85,361	87,816	4.41%

Total securities	$3,419	8,624	21,965	10,567	16,976	206,322	267,874	272,090
Loans, gross
Fixed rate	26,923	20,142	32,059	29,398	23,294	29,414	161,230	158,682	7.20%
Floating rate	30,953	1,595	5,373	2,555	1,577	27,048	69,101	68,008	5.86%

Total loans	$57,876	21,737	37,432	31,953	24,871	56,462	230,331	226,690
Federal funds sold	11,410	—	—	—	—	—	11,410	11,410	0.99%
Interest-bearing deposits	1,321	—	—	—	—	—	1,321	1,321	0.91%
Interest-bearing time deposits	496	100	—	—	—	—	596	596	5.68%
LIABILITIES

Savings, NOW, and money market deposits	165,685	—	—	—	—	—	165,685	165,685	1.15%
Certificates of deposit	191,003	23,595	7,151	3,875	27,586	—	253,210	257,565	3.30%
Notes payable and other borrowings	4,914	—	—	—	—	—	4,914	4,914	1.83%

Table V – Market Risk Sensitive Instruments (dollars in thousands) – continued

Scheduled maturity of market risk sensitive instruments at December 31, 2001:

	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years	Total	Estimated Fair Value	Weighted Average Effective Yield
ASSETS
Securities, available for sale:
Fixed rate	31,742	17,242	5,675	5,516	4,127	29,877	94,179	95,213	5.28%
Floating rate	—	26	—	—	—	89,834	89,860	90,197	4.95%
Securities, held to maturity:
Fixed rate	2,030	3,819	1,898	6,691	3,969	38,583	56,990	56,995	4.63%
Floating rate	—	—	—	—	—	181	181	177	3.37%

Total securities	$33,772	21,087	7,573	12,207	8,096	158,475	241,210	242,581
Loans, gross
Fixed rate	30,283	20,636	33,938	23,440	35,752	27,141	171,190	172,477	7.84%
Floating rate	16,028	3,263	2,356	730	2,430	19,890	44,697	44,649	6.14%

Total loans	$46,311	23,899	36,294	24,170	38,182	56,462	215,887	217,126
Federal funds sold	16,860	—	—	—	—	—	16,860	16,860	1.51%
Interest-bearing deposits	4,659	—	—	—	—	—	4,659	4,659	1.82%
Interest-bearing time deposits	6,732	555	—	—	—	—	7,287	7,287	5.44%
LIABILITIES
Savings, NOW, and money market deposits	182,625	—	—	—	—	—	165,685	165,685	2.10%
Certificates of deposit	177,123	30,316	8,161	1,441	3,537	—	220,578	223,156	4.39%
Notes payable and other borrowings	4,098	—	—	—	—	—	4,098		1.51%

Loans

The Company’s loan portfolio consists primarily of real estate, commercial and industrial, and consumer loans. Total loans were $230,331,000 at December 31, 2002 compared to $215,887,000 at December 31, 2001 and $172,300,000 at December 31, 2000.

As can be seen in Table VI, a slight increase of approximately 2.4% in commercial and industrial loans, and a strong increase of approximately 14.4% in real estate loans occurred while installment loans decreased by a moderate 8.8% in 2002. The overall increase in 2002 is the result of continued growth combined with an increase in real estate loans due largely to an increase in 1-4 family residential loans and interim construction resulting from customer repricing of residential loans. This increase was offset by a decrease in installment loans due to an economic slow-down combined with the availability of zero percent financing by automobile makers. The overall increase in 2001 is the result of the Peoples State Bank acquisition and continued growth at the Athens and Marshall branches.

At December 31, 2002, real estate loans comprised 56.7% of the loan portfolio, compared to 52.9% and 51.1% at December 31, 2001 and December 31, 2000, respectively.

Table VI – Loan Information (dollars in thousands) – Outstanding Balances at:

	December 31,
Types of Loans	2002	2001	2000	1999	1998
Commercial and industrial	$64,121	62,619	51,026	37,639	34,632
Real estate:
Residential	86,894	75,297	56,907	50,359	45,153
Non-residential	37,976	31,441	27,444	20,097	15,770
Construction	5,691	7,437	3,704	7,479	3,281
Installment	35,649	39,093	33,219	30,955	32,500

Total	$230,331	215,887	172,300	146,529	131,336

As of December 31, 2002, approximately 21% of the Company’s loans have adjustable interest rates, while most loans are on fixed rates maturing within five years. Table VII presents a maturity analysis of the Company’s loan portfolio at December 31, 2002:

Table VII – Loan Interest and Maturity Information (dollars in thousands)

	At December 31, 2002
		Real Estate
	Commercial and Industrial	Residential	Non-residential	Construction	Installment	Totals
Fixed rate loans:
Mature within one year	$5,997	9,089	776	3,944	7,117	26,923
Mature in one to five years	21,187	39,916	17,554	—	26,327	104,894
Mature after five years	11,286	17,381	553	—	193	29,413

Total fixed rate loans	38,470	66,386	18,883	3,944	33,547	161,230
Floating rate loans:
Mature within one year	15,440	1,015	11,329	1,747	1,422	30,953
Mature in one to five years	5,497	344	4,606	—	652	11,099
Mature after five years	4,714	19,149	3,158	—	28	27,049

Total floating rate loans	25,651	20,508	19,093	1,747	2,102	69,101
Total loans:
Mature within one year	21,437	10,104	12,105	5,691	8,539	57,876
Mature in one to five years	26,684	40,260	22,160	—	26,889	115,993
Mature after five years	16,000	36,530	3,711	—	221	56,462

Total loans	$64,121	86,894	37,976	5,691	35,649	230,331

Loan Loss Experience and Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for known loan losses and risks inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Bank’s loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications.

The balance in allowance for loan losses at December 31, 2002 was $3,450,000 compared to the December 31, 2001 balance of $3,205,000 and the December 31, 2000 balance of $2,355,000. The increase in 2002 was the result of a provision of $1,065,000, and recoveries of $262,000 offset by charge-offs of $1,082,000. The increase in 2001 was the result of a provision of $777,000, adjustments for acquisitions of $486,000 and recoveries of $220,000 offset by charge-offs of $633,000. The 2000 net increase was the result of a provision of $290,000, adjustments for acquisitions of $8,000 and recoveries of $442,000 offset by charge-offs of $585,000. The allowance for loan losses at December 31, 2002, 2001, and 2000, was 1.50%, 1.48%, and 1.37%, of outstanding loans, respectively.

By its nature, the process through which management determines the appropriate level of the allowance requires considerable judgment about the credit quality of the loan portfolio by considering all known relevant internal and external factors affecting loan and lease collectability. The determination of the necessary allowance and, correspondingly, the provision for loan losses involves assumptions about and projections of national and local economic conditions, the composition of the loan portfolio, and prior loss experience, in addition to other considerations. As a result, no assurance can be given that future losses will not vary from the current estimates. However, management believes that the allowance at December 31, 2002 is adequate to cover losses inherent in its loan portfolio. A migration analysis and an internal classification system for loans also help identify potential problems. From these analyses, management determines which loans are potential candidates for nonaccrual status or charge-off. Management continually reviews loans and classifies them consistent with the regulatory guidelines to help ensure that an adequate allowance is maintained.

Potential problem loans are classified and separately monitored by management. Loans classified as “special mention” are those that contain a weakness that, if left unattended, could develop into a problem affecting the ultimate collectability of the loan. Loans classified as “substandard” are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans classified as “loss” are those loans that are in the process of being charged off.

Loan impairment is reported when full payment under the loan terms is not expected. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when analysis of a borrower’s operating results and financial condition indicates the borrower’s underlying cash flows are not adequate to meet debt service requirements and it is probable that not all principal and interest amounts will be collected according to the original terms of the loan. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Impaired loans, or portions thereof, are charged off when deemed uncollectable.

The Company uses a combination of a loss migration approach and a specific allocation approach to determine the adequacy of the allowance for loan and lease losses. In general, the migration analysis tracks, on a quarter-by-quarter basis, the percentage of various classified loan pools that ultimately becomes a loss over a twelve month time period. The sum of the loss percentages for each quarter of the analysis is used to estimate the loss that exists in the Company’s current population of classified loans. The methodology for determining loss percentages on unclassified loans is based on historical losses on the pool of loans that were considered pass credits twelve months prior to the loss. Adjustments to these general reserve allocations are then made to account for risks in the portfolio associated with: (1) levels of, and trends in, delinquencies and non-accruals; (2) trends in volume and terms of loans; (3) changes in lending policies and procedures; (4) experience, ability and depth of lending management and staff; (5) national and local economic trends and conditions; and (6) concentrations of credit.

While portions of the allowance may be allocated for specific credits, the entire allowance is available for any credit that, in management’s judgment, should be charged off. Based on historical trends, the Company estimates that approximately $1,275,000 will be charged off in the year ending December 31, 2003. The breakdown of this estimate is as follows: $200,000 in commercial and industrial, $35,000 in real estate–mortgage, and $1,040,000 in installment, which includes $840,000 in overdrafts.

Table VIII – Loan Loss Experience and Allowance for Loan Losses (dollars in thousands)

	Years Ended December 31,
	2002	2001	2000	1999	1998
Balance at beginning of period	$3,205	2,355	2,200	1,701	1,249
Charge-offs:
Commercial and industrial	134	89	40	335	78
Real estate—residential	—	—	30	27	26
Real estate—non-residential	27	31	13	—	—
Installment loans	921	513	502	528	455

Total charge-offs	1,082	633	585	890	559

Recoveries:
Commercial and industrial	24	16	202	796	69
Real estate—residential	2	—	—	11	—
Real estate—non-residential	—	—	6	—	—
Installment loans	236	204	234	228	154

Total recoveries	262	220	442	1,035	223

Net charge-offs (recoveries)	820	413	143	(145)	336
Provision for loan losses	1,065	777	290	354	623
Addition due to acquisition	—	486	8	—	165

Balance at end of period	$3,450	3,205	2,355	2,200	1,701

Average loans outstanding during the period*	$221,441	195,228	157,454	137,997	116,520
Gross charge-offs as a percent of average loans*	0.49%	0.32	0.37	0.64	0.48
Recoveries as a percent of gross charge-offs	24.21%	34.76	75.56	116.29	39.89

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period*	0.37%	0.21	0.09	(0.11)	0.29

*	Net of unearned income

Table IX – Allocation of Allowance for Loan Losses (dollars in thousands)

	As of December 31,
	2002		2001		2000		1999		1998
	Reserve Amount	Ratio*	Reserve Amount	Ratio*	Reserve Amount	Ratio*	Reserve Amount	Ratio*	Reserve Amount	Ratio*
Commercial and industrial	$1,027	27.8%	$1,260	29.0%	$1,025	29.6%	$691	25.7%	$677	26.4%
Real Estate:
Residential	515	37.7	607	34.9	433	33.1	482	34.4	358	34.4
Non- residential	223	16.5	248	14.6	206	15.9	193	13.7	128	12.0
Construction	31	2.5	65	3.4	27	2.1	66	5.1	25	2.5
Installment	1,645	15.5	1,003	18.1	657	19.3	722	21.1	498	24.7
Unallocated	9	N/A	22	N/A	7	N/A	46	N/A	15	N/A

	$3,450	100.0%	$3,205	100.0%	$2,355	100.0%	$2,200	100.0%	$1,701	100.0%

*	Represents the ratio of each loan category to gross loans (including unearned interest)

Nonperforming Assets

The Company’s policy is to discontinue the accrual of interest income on loans whenever it is determined that reasonable doubt exists with respect to timely collectability of interest and/or principal. Loans are placed on nonaccrual status if either material deterioration occurs in the financial position of the borrower, payment in full of interest or principal is not anticipated, payment in full of interest or principal is past due 90 days or more unless well secured, payment in full of interest or principal on a loan is past due 180 days or more, regardless of collateral, or the loan in whole or in part is classified doubtful. When a loan is placed on nonaccrual status, interest is no longer accrued or included in interest income and previously accrued income is reversed.

Nonaccrual loans totaled $24,000 in 2002, $74,000 in 2001 and $241,000 in 2000. Restructured loans include those for which there has been a reduction in stated interest rate, extension of maturity, reduction in face amount of debt, or reduction in accrued interest. As of December 31, 2002 and December 31, 2001, the Company had no restructured loans. The Company had restructured loans of $1,216,000 in 2000.

Loans past due over ninety days and still accruing interest were $432,000 at December 31, 2002, an increase from the December 31, 2001 amount of $84,000.

The following table presents an analysis of nonaccrual, past due, other real estate and restructured loans at December 31, 2002.

Table X – Analysis of Nonaccrual, Past Due, Other Real Estate, and Restructured Loans

(dollars in thousands)

	At December 31,
	2002	2001	2000	1999	1998
Nonaccrual loans	$24	74	241	—	81
Restructured loans	—	—	1,216	—	69
Other impaired loans	84	475	—	—	—
Other real estate	68	90	10	150	125

Total nonperforming assets	$176	639	1,467	150	275

Allowance for loan loss to nonperforming assets	1,960.2%	501.6	160.5	1,466.7	618.5
Nonperforming assets as a percentage of stockholders’ equity	0.4%	1.5	3.7	0.4	0.8
Loans past due 90+ days and still accruing	$432	84	18	183	21

Other potential problem loans	$—	—	—	—	—

Income that would have been recorded in accordance with original terms	$9	9	11	—	6
Less income actually recorded	—	—	—	—	—

Loss of income	$9	9	11	—	6

Securities

The Investment Committee, under the guidance of the Company’s Investment Policy, assesses the short and long-term investment needs of the Company after consideration of loan demand, interest rate factors, and prevailing market conditions. Recommendations for securities purchases and other transactions are then made considering safety, liquidity, and maximization of return to the Company. Management determines the proper classification of securities (e.g., held-to-maturity, available-for-sale) at the time of purchase. Securities that management does not intend to hold to maturity or that might be sold under certain circumstances are classified as available for sale. For example, management might decide to sell certain of its mortgage-backed securities in response to changes in interest rates that may result in subjecting the Company to unacceptable levels of prepayment risk. Management might also decide to sell certain securities as a result of increases in loan demand. If management has the intent and the Company has the ability at the time of purchase to hold the securities until maturity, the securities will be classified as held to maturity.

Management’s strategy with respect to securities is to maintain a very high quality portfolio with generally short duration. The quality of the portfolio is maintained with approximately 80% of the total as of December 31, 2002, comprised of U.S. Treasury, federal agency securities, and agency issued mortgage securities. Treasury holdings are currently positioned in a ladder structure. Three-year treasury bonds are purchased quarterly, held for two years, and then sold with one year left to maturity to take advantage of the slope in the yield curve. The collateralized mortgage obligations (CMOs) and mortgage backed securities (MBS) held by the Company are backed by agency collateral, which consists of loans issued by the Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Corporation (FNMA), and the Government National Mortgage Association (GNMA) with a blend of fixed and floating rate coupons.

Credit risk is minimized through agency backing, however, there are other risks associated with MBS and CMOs. These other risks include prepayment, extension, and interest rate risk. MBS are securities, which represent an undivided interest in a pool of mortgage loans. CMOs are structured obligations that are derived from a pool of mortgage loans or agency mortgage-backed securities. CMOs in general have widely varying degrees of risk, which results from the prepayment risk on the underlying mortgage loans and its effect on the cash flows of the security.

Prepayment risk is the risk of borrowers paying off their loans sooner than expected in a falling rate environment by either refinancing or curtailment. Extension risk is the risk that the underlying pool of loans will not exhibit the expected prepayment speeds thus resulting in a longer average life and slower cash flows than anticipated at purchase. Interest rate risk is based on the sensitivity of yields on assets that change in a different time period or in a different proportion from that of current market interest rates. This may be as a result of a lagging index, such as the Cost of Funds Index or periodic and annual caps on floating rate pools. Changes in average life due to prepayments and changes in interest rates in general will cause the market value of MBS and CMOs to fluctuate.

The Company’s MBS portfolio consists of fixed rate balloon maturity pools with short stated final maturities, fixed rate conventional mortgage pools, and adjustable rate mortgage (ARM) pools with coupons that reset annually and have longer maturities. Investments in CMOs consist mainly of Planned Amortization Classes (PAC), Targeted Amortization Classes (TAC), and sequential classes. At December 31, 2002, floating rate securities made up 7% of the CMO portfolio. Support and liquidity classes with longer average lives and floating rate coupons comprise a relatively small portion of the portfolio.

To maximize after-tax income, investments in tax-exempt municipal securities are utilized, but with somewhat longer maturities.

Securities are the Company’s single largest interest-earning asset representing approximately 49%, 46%, and 49% of total assets at December 31, 2002, 2001, and 2000 respectively. The securities portfolio totaled $269,635,000 at December 31, 2002, up from $242,580,000 and $206,434,000 at December 31, 2001 and December 31, 2000, respectively.

The various types of securities held by the Company are listed below in Table XI:

Table XI – Investment Securities Information (dollars in thousands)

	At December 31,
	2002	2001	2000
Available for Sale Portfolio
(Carried at Estimated Fair Value)
U.S. treasuries	$—	8,303	18,064
U.S. government agencies	23,253	58,123	63,150

	$23,253	66,426	81,214
Mortgage-backed securities and
collateralized mortgage obligations	161,021	118,984	73,975

Total Available for Sale	$184,274	185,410	155,189

	At December 31,
	2002	2001	2000
Held to Maturity Portfolio
(Carried at Amortized Cost)
U.S. government agencies	$16,998	4,975	—
State and municipal	48,690	42,137	42,563
Corporate securities	2,004	2,025	2,047
Other Securities	—	181	212

	$67,692	49,318	44,822
Mortgage-backed securities and
collateralized mortgage obligations	17,669	7,852	6,423

Total Held to Maturity	$85,361	57,170	51,245

The maturities and weighted yields of each portfolio by type of security and their book and market values are detailed below in Table XII:

Table XII – Investment Securities Maturities and Yield Information (dollars in thousands)

Available for Sale Portfolio (Carried at Estimated Fair Value):

					As of December 31, 2002
	Matures in 1 Year or Less		Matures in 1-5 Years		Matures in 5-10 Years		Matures in After 10 Years		Amortizing Securities		Total Estimated Fair Value	Total Amortized Cost
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
US government agencies	$—	—%	$23,253	3.13%	$—	—%	$—	—%	$—	—%	$23,253	22,988

Sub Total	$—	—%	$23,253	3.13%	$—	—%	$—	—%	$—	—%	$23,253	22,988
Mortgage-backed securities	—	—	—	—	—	—	—	—	161,021	4.04	161,021	159,525

Total	$—	—%	$23,253	3.13%	$—	—%	$—	—%	$161,021	4.04%	$184,274	182,513

Held to Maturity Portfolio (Carried at amortized cost)

					As of December 31, 2002
	Matures in 1 Year or Less		Matures in 1-5 Years		Matures in 5-10 Years		Matures in After 10 Years		Amortizing Securities		Total Estimated Fair Value	Total Amortized Cost
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
US government agencies	$—	—%	$16,998	4.20%	$—	—%	$—	—%	$—	—%	$16,998	$69,684
State and Municipal*	1,392	7.49	8,786	7.28	18,279	6.61	20,233	6.69	—	—	48,690	50,214
Corporate securities	2,004	5.64	—	—	—	—	—	—	—	—	2,004	2,019
Other securities	—	—	—	—	—	—	—	—	—	—	—	—

Sub Total	$3,396	6.40%	$25,784	5.27%	$18,279	6.61%	$20,233	6.69%	$—	—%	$67,692	$69,684
Mortgage-backed securities	—	—	—	—	—	—	—	—	17,669	4.26	17,669	18,132

Total	$3,396	6.40%	$25,784	5.27%	$18,279	6.61%	$20,233	6.69%	$17,669	4.26%	$85,361	$87,816

* Yields are stated on a tax-equivalent basis at a 34% effective tax rate.

Deposits

Total deposits at December 31, 2002 were $494,951,000, an increase of approximately $21,221,000 from the December 31, 2001 deposit total of $473,730,000. Deposits totaled approximately $379,122,000 at December 31, 2000. Total deposits increased during 2002 as a result of growth from the acquisition of Peoples State Bank and four new branches in Longview, White Oak and Corsicana. Total deposits increased during 2001 as a result of growth from the acquisition of Peoples State Bank and the two former Jefferson Heritage branches combined with the completion of a full year’s growth at the Athens branch. Total deposits increased during 2000 as a result of growth during the first full year at the branch in Marshall.

Total average deposits in 2002 were $487,512,000, an increase of $52,668,000 over the December 31, 2001 total of $434,844,000. Total average deposits in 2001 increased approximately $74,756,000 over 2000. The increase from 2001 to 2002 was due mostly to an increase in public funds combined with an increase in deposits resulting from the acquisition of two branch facilities in Corsicana, Texas in the second quarter of 2002. The increase from 2000 to 2001 largely resulted from the acquisition of Peoples State Bank in July 2001 combined with the acquisition of the two former Jefferson Heritage branches in October 2001.

The average balances of the various deposit types for the last three years along with the interest paid and average deposit interest rates follow:

Table XIII – Analysis of Average Deposit Balances (dollars in thousands)

	Year Ended December 31,
	2002			2001			2000
	Average Balances	Interest Expense	Average Rate	Average Balances	Interest Expense	Average Rate	Average Balances	Interest Expense	Average Rate
Non interest- bearing demand	$70,557	—	—%	$64,422	—	—%	$46,917	—	—%
Interest-bearing demand	101,328	899	0.89	83,933	1,279	1.52	74,438	1,715	2.30
Savings	18,652	478	2.56	16,143	609	3.77	12,495	258	2.06
Money market accounts	55,692	639	1.15	53,537	1,344	3.22	40,606	1,495	3.68
Time	241,283	9,026	3.74	216,809	11,769	5.43	185,632	10,501	5.66

Total	$487,512	11,042	2.26%	$434,844	15,001	3.45%	$360,088	13,969	3.88%

Time deposits consist of certificate of deposits and represent the types of deposits most likely to affect the future earnings of the Company because of their interest rate sensitivity. These deposits are generally more costly sources of funds than other types of deposits. At December 31, 2002, 49.5% of total average deposits were time deposits as compared to 49.9%, and 51.6% at December 31, 2001 and 2000, respectively.

Included in the table below are time deposits at December 31, 2002, with balances of $100,000 or more. These deposits represent 36.8% of total time deposits, and the majority of such deposits will mature within six months, reflecting the volatile nature of these deposits. The cost of these funds is generally higher than for other time deposits. The following table provides an analysis of the maturity of these deposits:

Table XIV – Certificates of Deposit $100,000 or more at December 31, 2002

(dollars in thousands)

	Maturity from December 31, 2002	Percent of Total
Three months or less	$45,814	49.16%
Within months four through six	12,019	12.90%
Within months seven through twelve	14,870	15.96%
Over one year	20,489	21.98%

Total	$93,192	100.00%

Short-Term Borrowings

From time to time, primarily due to decreases in liquidity caused by timing of investment transactions, the Company may borrow on a short-term basis from the Federal Reserve Bank, or purchase federal funds through lines of credit approved at Texas Independent Bank.

During July 2000, the Company elected the “note option” for its treasury tax and loan (“TT&L”) deposits instead of the “remittance option”. The note option allows the Company to borrow TT&L deposits under an open-ended demand note payable to the Federal Reserve Bank. Interest on the note is payable monthly at ¼% below the Federal Funds rate (0.99% at December 31, 2002). The note has a maximum limit of $5,000,000 and is secured by certain investment securities. The maximum balance outstanding at any month-end was $3,414,000 during 2002, $4,098,000 during 2001 and $2,845,000 during 2000. The balance outstanding at December 31, 2002 was $3,414,000 as compared to $4,098,000 at December 31, 2001 and $1,148,000 at December 31, 2000. The average yield paid during the year was 1.16%, 3.07% and 6.23% for the years 2002, 2001 and 2000 respectively.

Effective November 26, 2002, Delaware entered into a revolving note with TIB The Independent Bankers Bank for $2,500,000. The note is secured by stock of the Bank and a guaranty of the Company. The note is payable upon demand, but if no demand is made, interest only payments begin February 26, 2003 and continue at quarterly time intervals thereafter. A final payment of the unpaid principal balance plus accrued interest is due and payable on November 26, 2003. The interest rate payable by Delaware is 0.500% per annum under the Index Rate provided that such rate is the most recently published by the Wall Street Journal as the Prime Rate as set forth in the money rates tables therein, or if no such rate is published then any successor rate acceptable to lender. Currently the rate is 3.75%. The balance of the note at December 31, 2002 is $1,500,000.

The Company does not anticipate any material impact upon the Company or its operations as a result of the borrowing.

Capital Resources and Capital Adequacy

Total stockholders’ equity at December 31, 2002 of $48,287,000 increased 9.9% or $4,353,000 from December 31, 2001 and represented 8.7% of total assets at December 31, 2002 compared to 8.3% at December 31, 2001. The increase in the percent of stockholders’ equity to total assets is a result of the increase from profits in excess of dividends paid to shareholders and the net increase in the unrealized gains in the securities portfolio. Total stockholders’ equity was $43,934,000 at December 31, 2001 and $39,122,000 at December 31, 2000.

The regulatory agencies that govern banks require banks to meet certain minimum capital guidelines. Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), Federal bank regulatory agencies adopted capital adequacy guidelines which link the adequacy of a bank’s capital to the risks inherent in both its on and off balance sheet activities. These guidelines are termed “risk based” capital guidelines and became fully effective on December 31, 1992. As a result, banks are required to have a minimum ratio of Tier 1 capital to total risk-adjusted assets, as defined in the regulations, of not less than 4%, and a ratio of combined Tier 1 and Tier 2 capital to total risk-adjusted assets of not less than 8%. Tier 1 capital consists primarily of the sum of common stock and perpetual noncumulative preferred stock, less goodwill less certain percentages of other intangible assets. Tier 2 capital consists primarily of perpetual preferred stock not qualifying as Tier 1 capital, perpetual debt, mandatory convertible securities, subordinated debt, convertible preferred stock with an original weighted average maturity of at least five years and the allowance for loan and lease losses up to a maximum of 1.25% of risk weighted assets. The sum of Tier 1 and Tier 2 capital constitutes qualifying total capital. The federal regulatory agencies may require higher ratios in the event of certain circumstances that they, in their discretion, deem to be of sufficient cause to require higher ratios. At December 31, 2002, the Bank had Tier 1 and total capital ratios of 15.1% and 16.4% respectively. At December 31, 2001, the Bank had a Tier 1 and total capital ratio of 13.7% and 15.0% respectively. At December 31, 2000, the Bank had Tier 1 and total capital ratios of 17.0% and 18.1% respectively.

The Federal and state bank regulatory agencies also require that a bank maintain a minimum leverage capital ratio of Tier 1 capital to average total consolidated assets of at least 3% for the most highly-rated, financially sound banks and a minimum leverage ratio of at least 4% to 5% for all other banks. Adjusted total assets are comprised of total assets less the intangible assets that are deducted from Tier 1 capital. As of December 31, 2002, Bank’s leverage ratio was 7.0% compared to 6.7% and 8.7% as of December 31, 2001 and December 31, 2000 respectively.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) was signed into law on December 19, 1991. The prompt corrective actions of FDICIA place restrictions on any insured depository institution that does not meet certain requirements including minimum capital ratios. The restrictions are based on an institution’s FDICIA defined capital category and become increasingly more severe as in institution’s capital category declines. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

The prompt corrective action regulations define specific capital categories based on an institution’s capital ratios. The capital categories, in declining order, are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To be “well capitalized,” an institution is required to have at least a 5% leverage ratio, a 6% Tier 1 risk-based capital ratio, and a 10% total risk-based capital ratio. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one category because of safety and soundness concerns. As of December 31, 2002, 2001, and 2000, Bank met all regulatory requirements to be deemed “well capitalized.”

During 2000, the Company purchased 15,884 shares of its common stock from eight shareholders at an average cost of $17.50 per share. The purchase price was paid in cash using available cash resources, and the Company did not incur any debt in connection with these stock repurchases.

During 2001, the Company purchased 798 shares of its common stock from three shareholders at an average cost of $20.00 per share. The purchase price was paid in cash using available cash resources, and the Company did not incur any debt in connection with these stock repurchases.

During 2002, the Company purchased 200 shares of its common stock from one shareholder at an average cost of $22.00 per share. The purchase price was paid in cash using available cash resources, and the Company did not incur any debt in connection with these stock repurchases.

On February 19, 2003, the Board of Directors of Bancshares entered into an Agreement and Plan of Merger with HCB Merger Corp., a wholly-owned subsidiary of Bancshares providing for the merger with and into Bancshares. As a result of the merger, shareholders of Bancshares who own less than 500 shares will receive $32.00 in cash for each share they own as of the effective time of the merger.

Under the terms of the agreement, which is subject to shareholder approval, it is anticipated that approximately 30,237 shares, representing 1.52% of Bancshares’ common stock, will be converted into the right to receive cash. Shareholders owning less than 500 shares of Bancshares’ common stock will be entitled to receive $32.00, in cash, for each share they own at the effective time of the merger. Shareholders owning 500 shares or more will continue to hold their shares after the merger. The Bank Advisory Group, Inc., Austin, Texas, has served as financial advisor to the Board of Directors.

The proposed transaction is anticipated to reduce the number of shareholders of record to approximately 236 shareholders. As a result, Bancshares will suspend filing reports with the SEC. It is anticipated that Bancshares will achieve significant cost savings through the suspension of its filing obligations. The Board of Directors believes that the cost of being a “public” company is not justified by the limited benefits given its lack of active trading activity. Further, the strategic vision and direction by the Board of Directors is to maintain an independent company providing financial services to its marketplace, through Citizens National Bank.

Bancshares plans to hold the special shareholders’ meeting and to approve the proposed transaction during the second quarter of 2003.

Off-Balance Sheet Risks

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. Financial instruments with contractual or notional amounts that represent credit risk at December 31, 2002 were as follows:

(dollars in thousands)

		Amount of Commitment Expiration Per Period
Other Commitments	Total Amounts Committed	Less than 1 year	1 to 3 years*
Lines of Credit	$17,411	13,524	3,887
Standby Letters of Credit	567	490	77
Other Commitments**	9,549	9,549	—

Total Commitments	$27,527	23,563	3,964

*	No off-balance sheet items had a commitment expiration period of three years or more

**	Primarily consists of approved commercial and real estate loans not yet funded

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and nature of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter-party. Such collateral may include accounts receivable, inventory, property, plant, and equipment, real estate, and income-producing commercial and oil and gas properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

Related Party Transactions

The Bank has had, and is expected to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s respective directors, executive officers and their “associates.” Management of the Company and the Bank believe that all such transactions have been made on substantially the same terms as those prevailing at the time for comparable transactions, including interest rates and collateral, with other persons and do not involve more than the normal risk of collectability or present other unfavorable features, and that all such loans are believed to be in compliance with the Financial Institutions Regulatory and Interest Rate Control Act of 1978. See Footnote 4, reflected in the consolidated financial statements.

At December 31, 2002 the Bank had extensions of credit outstanding to Directors and executive officers (a total of 23 persons) in an aggregate amount of $1,131,000 representing approximately 2.1% of equity capital. The largest amount outstanding by the Bank to any executive officer or director of the Company was $846,000 or 1.8% of equity capital.

Outlook and Corporate Objectives

Though many factors such as inflation, interest rate risks, credit quality, regulatory environment and local economic conditions affect the earnings of the Company, the outlook for 2003 appears to be good. The Company faces the challenge of maintaining a high quality loan portfolio while trying to increase its market share of loans, reducing its overhead by utilization of economies of scale, coordinating its branch operations, maintaining deposits in a historically low interest rate environment, staying abreast of the latest technological changes, preserving its strong dividend payout, and increasing its non-interest income.

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are directly affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Company’s assets and liabilities are important to the maintenance of acceptable performance levels.

It is the philosophy of the Company to remain independent in ownership, to foster its image as the community leader in banking, increase market share through selected acquisitions and aggressive marketing, maintain a sound earning-asset portfolio, and assess liquidity needs while maintaining our profitability and the return to our shareholders.

Recent Accounting Pronouncements

See Note 1 in the accompanying notes to consolidated financial statements included elsewhere in this report for details of recently issued accounting pronouncements and their expected impact on the Company’s financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

This information is included under the heading “Asset and Liability Management and Market Risk” included in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ITEM	8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary data required to be included pursuant to Item 8 are set forth in Item 15 of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL

DISCLOSURE

None.

PART III.

ITEM	10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth information concerning the executive officers and directors of the Company. Directors serve for one-year terms ending at the next annual meeting of shareholders or until their successors are elected and qualified. Executive officers serve at the pleasure of the Company’s Board of Directors. Included in this table are the names, ages, and positions held by each person listed. Further information concerning such persons follows the table.

Name (age)	Positions held with Company
Landon Alford (67)	Director and Chairman of the Board
David Alford (34)	Director
R.M. Ballenger (82)	Director
Kenneth R. Black (56)	Vice President
Stayton M. Bonner, Jr. (50)	Director
David J. Burks (79)	Director
Billy Crawford (78)	Director
Sheila Gresham (48)	Director
James Michael Kangerga (50)	Director
J. Mark Mann (47)	Director
Milton S. McGee, Jr. (53)	Director, President and Chief Executive Officer
Charles H. Richardson (81)	Director
Nelwyn Richardson (53)	Secretary
Jeff Scribner (46)	Vice-President
Rebecca G. Tanner (47)	Vice-President
Tony Wooster (58)	Director
William E. Wylie (59)	Director

Business Experience

David Alford has served as a director of the Company since November 1999. Mr. Alford has served as a director of the Bank since November 1999 and has served on several committees of the Bank since 1999. Mr. Alford also serves as a director of H.C.B. Inc., a Texas corporation (“HCB”) and an affiliate of the Company. Mr. Alford has been employed with Alford Investments since 1991.

Landon Alford has served as a director of the Company since November 1990 and as a director of the Bank since 1958. Mr. Alford became the Chairman of the Board of Directors of both the Company and the Bank during July 1992. Mr. Alford has served on various Boards of Directors’ committees at the Bank since 1958. Mr. Alford is also Chairman of the Board of HCB. Mr. Alford has been Managing Partner of Alford Investments since September 1959.

R. M. (Max) Ballenger has served as a director of the Company since November 1990. Mr. Ballenger has served as a director of the Bank since 1980 and has served on several committees of the Bank since 1980. Mr. Ballenger also serves as a director of HCB. Mr. Ballenger has been the owner of Max Ballenger Real Estate & Lease Brokerage for over 25 years.

Kenneth Black has served as Vice President of the Company since 1999. Mr. Black has served as Senior Vice President of the Bank since January 1999 and, previously, as Vice President since September 1994.

Stayton M. Bonner, Jr. has served as director of the Company since November 1990 and as a director of the Bank since February 1984. Mr. Bonner has served on various Boards of Directors’ committees at the Bank since February 1984. Mr. Bonner also serves as a director of HCB. Mr. Bonner has practiced law since September 1977, has served as a consultant for Odyssey Management since June 1986 and has acted as Foundation Manager for the R.F. and Jessie Shaw Foundation, Inc. since January 1988.

David J. Burks has served as a director of the Company since November 1990 and as a director of the Bank since 1980. He has served on several of the Board of Directors’ committees at the Bank since 1980. Mr. Burks also serves as a director of HCB. Mr. Burks served as President of Burks Tires, Inc. from 1971 until his retirement in 1995.

Billy Crawford has served as a director of the Company since November 1990 and as a director of the Bank since February 1974. He has served on several of the Bank Board of Directors’ committees since February 1974. Mr. Crawford also serves as a director of HCB. Mr. Crawford is a retired funeral director.

Sheila Gresham has served as a director of the Company and the Bank, since February 1993. Ms. Gresham is currently serving on various committees of the Board of Directors of the Bank. Ms. Gresham also serves as a director of HCB. Ms. Gresham has been a partner of SSS Investments from January 2000 to the present. Ms. Gresham served as President of Smith Chevrolet Company from November 1998 to January 2000 and she served as President of Smith Chevrolet-Oldsmobile-Cadillac Company from August 1993 until November 1998. Prior to that, Ms. Gresham served as President of Smith Chevrolet Company from February 1980 until August 1993.

James M. Kangerga has served as a director of the Company since November 1990 and as a director of the Bank since March 1989. He has served on numerous committees of the Bank Board of Directors since March 1989. Mr. Kangerga also serves as a director of HCB. Mr. Kangerga has been a real estate broker for Century 21 Heritage Realty since 1983. He has performed bookkeeping functions for Michael Kangerga and M. Kangerga & Bro. since 1983.

J. Mark Mann has served as a director of the Company and the Bank since January 1992. Mr. Mann has served on various committees of the Board of Directors of the Bank since his election to the Board of Directors. Mr. Mann also serves as a director of HCB. He has been a partner with the law firm of Wellborn, Houston, Adkison, Mann, Sadler, and Hill since 1981.

Milton S. McGee, Jr. has served as President, Chief Executive Officer and a director of the Company since November 1990. In addition, Mr. McGee has served as President, Chief Executive Officer and director of the Bank since April 1990. He has served on various Committees of the Board of Directors of the Bank since 1990. Mr. McGee also serves as the sole director of the Delaware BHC and he has served in such position since February 1991. He also has served in the following capacities: Chairman of the Board and Chief Executive Officer of Kilgore Federal Savings & Loan Association from November 1989 to March 1990; President and Chief Executive Officer of NCNB Texas in Henderson, Texas from July 1986 to November 1989; and President and Chief Executive Officer of Republic Bank Brownwood from August 1983 to July 1986. Mr. McGee also has served as President, Chief Executive Officer and director of HCB since April 1990.

Charles H. Richardson has served as a director of the Company since November 1990 and as a director of the Bank since 1962. He has served on several committees of the Board of Directors of the Bank since 1962. Mr. Richardson also serves as a director of HCB. Prior to his retirement, Mr. Richardson was a professor at Kilgore College.

Nelwyn Richardson has served as Secretary of the Company since 1990. Ms. Richardson has served as Senior Vice President of the Bank since 1995 and as Vice President since 1979. She has served on the Investment Committee since 1986. Ms. Richardson is also an officer of HCB.

Jeff Scribner has served as Vice President of the Company since 1999. Mr. Scribner has served as Senior Vice President of the Bank since 1999 and as Vice President since 1995. Prior to that, Mr. Scribner served as Vice President for NationsBank in Dallas for approximately three years. Mr. Scribner has served on the Trust Committee since 1995.

Rebecca G. Tanner has served as Chief Accounting Officer of the Company since 1990. Since December 1999, she has also served as Vice President, Treasurer and Chief Financial Officer of the Company. Ms. Tanner has served as Vice President and Controller of the Bank since September 1991. Ms. Tanner is also an officer of HCB.

Tony Wooster has served as a director of the Company and the Bank since February 1993. He is currently serving on various committees of the Board of Directors of the Bank. Mr. Wooster also serves as a director of HCB. Mr. Wooster is past President of the Henderson Economic Development Corporation and previously served as the Mayor of the City of Henderson from 1990 through 1992. Prior to 1990, Mr. Wooster was manager of Morris Furniture Company.

William E. Wylie has served as a director of the Company since November 1999 and as a director of the Bank since 1999. Mr. Wylie is an estate and probate attorney in Tyler, Texas. Mr. Wylie has been a member of various Board of Directors committees at the Bank since 1999. Mr. Wylie also serves as a director of HCB.

Family Relationships

Charles Richardson, a director of the Company, HCB, and the Bank, is the uncle of Stayton M. Bonner, Jr., who is also a director of the Company, HCB, and the Bank. David Alford, a director of the Company, HCB, and the Bank, is the son of Landon Alford, who is also a director of the Company, HCB, and the Bank. There are no other family relationships between the members of the Board of Directors or executive officers of the Company or the Bank.

ITEM	11. EXECUTIVE COMPENSATION

Executive officers of the Company receive no compensation from the Company, but are compensated for their services to the Company by the Bank by virtue of the positions they hold in the Bank. The total compensation for the periods indicated of the executive officers that received compensation in excess of $100,000 is set forth below.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary(1)	Bonus	All Other Compensation(2)
Milton S. McGee, Jr.
President and Chief Executive	2002	$243,136	$112,500	$49,365
Officer of the Company,	2001	232,800	90,000	27,216
the Bank, and HCB	2000	222,396	86,600	32,907

Jeff Scribner
Vice President of the Company,	2002	112,680	17,500	18,216
Senior Vice President	2001	104,480	9,000	14,323
of the Bank	2000	94,920	18,500	13,717

Kenneth R. Black
Vice President of the Company,	2002	109,080	14,000	18,123
Senior Vice President	2001	102,080	10,000	14,487
of the Bank	2000	88,560	10,500	13,179

Nelwyn Richardson
Secretary of the Company,	2002	109,080	14,500	15,288
Senior Vice President	2001	102,080	7,000	13,075
of the Bank	2000	94,200	7,000	12,162

Terry Tyson
Senior Vice President	2002	109,080	14,500	19,017
of the Bank	2001	102,080	7,000	14,459
	2000	90,090	7,000	13,278

(1)	Includes directors’ fees.

(2)	Includes life insurance premiums paid on behalf of executive officers of the Company and contributions made by the Bank to the executive officer’s account under the Bank’s profit sharing plan.

Certain officers of the Company, HCB and the Bank receive personal benefits in the form of club memberships, personal vacation and travel expenses. The value of such benefits does not exceed the lesser of $50,000 or 10% of the total compensation reported for any such person.

During 1998, the Company established a Performance and Retention Plan (defined herein as the “PAR Plan”) whereby certain employees are provided incentive compensation opportunities payable in cash. Awards are made at the discretion of the Compensation Committee of the Board of Directors, and generally provide for vesting over a period of five years.

The value of potential future payouts, if any, under this PAR Plan are a function of the number of PAR units awarded to the individual and the Company’s return on assets or net income after tax at the Bank during the performance period. A more detailed discussion of the PAR Plan is set forth herein. The following table sets forth awards granted under the PAR Plan to the executive officers that received compensation in excess of $100,000 during the periods indicated below.

Long-Term Incentive Plans-Awards in Last Fiscal Year

Name of Individual	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold	Target	Maximum
Milton S. McGee, Jr.	900	12/31/07	$—	$63,000	$90,000
Jeff Scribner	400	12/31/07	—	28,000	40,000
Kenneth R. Black	350	12/31/07	—	24,500	35,000
Nelwyn Richardson	350	12/31/07	—	24,500	35,000
Terry Tyson	350	12/31/07	—	24,500	35,000

Profit Sharing Plan

The Bank maintains a profit sharing plan pursuant to which each salaried employee of the Bank who is 18 years old or older is eligible for membership following completion of one year of service. The Board of Directors of the Bank determines the amount that the Bank will contribute to the profit sharing plan annually, in accordance with the profitability of the Bank for the particular year or for previous years. Contributions by the Bank are allocated to each member of the plan in the same proportion as the member’s compensation bears to the total compensation of all members for that particular year. Contributions allocated to the account of a member vest partially on an annual basis beginning in the third year, with full vesting occurring after seven years of service. Members’ accounts are fully vested in the event of normal retirement, death or total disability. The Bank administers the profit sharing plan. The Bank acts as trustee of the plan and invests the Bank’s contributions in specified assets as determined by the Board of Directors of the Bank.

The Bank expensed approximately $610,000 to the profit sharing plan in 2002, $454,000 in 2001, and $410,000 in 2000. The Bank’s contributions during the periods indicated below to the account of executive officers that received compensation in excess of $100,000 are as follows. Such amounts are included under the column captioned “All Other Compensation” in the Summary Compensation Table.

Name of Individual or Number in Group	Contributions of the Bank
	2002	2001	2000
Milton S. McGee, Jr.	$36,949	$18,782	$25,335
Jeff Scribner	11,195	9,759	9,754
Kenneth R. Black	10,585	9,639	8,519
Nelwyn Richardson	10,664	9,418	8,725
Terry Tyson	10,632	9,387	8,350

Change in Control Agreement

On June 12, 1995, the Company entered into a Change in Control Agreement (the ”Severance Agreement”) with Milton S. McGee, Jr., President of the Company (“McGee”) as amended on December 16, 1998. The Severance Agreement is designed to provide certain benefits to McGee in the event there are changes in control of the Bank or the Company. Specifically, the Severance Agreement provides that upon a Triggering Termination (as defined in the Severance Agreement), McGee shall have the right to receive a cash lump sum payment equal to 299% of his average annual compensation paid by the Bank and the Company for the five (5) preceding calendar years, provided, however, that such payment is to be reduced to the extent that McGee would be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of “parachute payments” (as defined in the Code) made pursuant to the Severance Agreement or a deduction would not be allowed to the Company for all or any part of such payments by reason of Section 280G(a) of the Code. In addition, for a period of two years from the date of a Change in Control (as defined in the Severance Agreement), or eighteen months from the date of the Triggering Termination, if sooner (the “Benefits Period”), McGee shall continue to receive all health, dental, disability, accident and life insurance plans or arrangements made available by the Company or the Bank in which he or his dependents were participating immediately prior to the date of his termination as if he continued to be an employee of the Company and the Bank, to the extent that participation in any one or more of such plans and arrangements is possible under the terms thereof, provided that if McGee obtains employment with another employer during the Benefits Period, such coverage shall be provided only to the extent that the coverage exceeds the coverage of any substantially similar plans provided by his new employer.

Under the terms of the Severance Agreement, a Triggering Termination would occur upon the termination of McGee’s employment with the Company or the Bank on or after a Change in Control due to either: (i) his resignation for Good Reason (as defined in the Severance Agreement and described herein) or (ii) his involuntary termination by the Bank or the Company, provided that such involuntary termination (as defined in the Severance Agreement) was not a Termination for Cause (as defined in the Severance Agreement and defined herein).

Under the terms of the Severance Agreement, a Change in Control means and is deemed to have occurred if and when (i) any entity, person or group of persons acting in concert, (other than the current members of the Board of Directors of the Company (the “Board”) or any of their descendants) becomes beneficial owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company or any successor corporation; (ii) any entity, person or group of persons acting in concert, (other than the Company or the current members of the Board or any of their descendants) becomes beneficial owner of securities of the Bank representing more than fifty percent (50%) of the combined voting power of the Bank or any successor; (iii) the effective date of a merger or consolidation of the Company or the Bank with one or more other corporations or banks as a result of which the holders of the outstanding voting stock of the Company immediately prior to the merger hold less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation or bank; or (iv) the effective date of a transfer of all or substantially all of the property of the Company or the Bank other than to an entity of which the Company or the Bank owns at least eighty percent (80%) of the combined voting power. Notwithstanding the foregoing, no Change in Control is deemed to have occurred for purposes of the Severance Agreement as a result of any transaction or series of transactions involving only the Company, the Bank, any affiliate (within the meaning of Section 23A of the Federal Reserve Act of 1913, as amended), or any of them, or any of their successors.

Under the terms of the Severance Agreement, resignation for Good Reason means that McGee resigns from his position(s) with the Company or the Bank as a result of any of the following: (i) the assignment to McGee without his consent of any duties inconsistent with his positions, duties, responsibilities and status with the Bank or the Company as in effect immediately before a Change in Control or a detrimental change in his titles or offices as in effect immediately before a Change in Control, or any removal of McGee from or any failure to re-elect McGee to any of such positions, except in connection with the termination of his employment for Cause or as a result of his disability or death; (ii) a reduction of McGee’s base salary or overall compensation (which includes benefits payable under any employee benefit plan, program or practice) without the prior written consent of McGee, which is not remedied within ten (10) calendar days after receipt by the Company of written notice from McGee of such reduction; (iii) a determination by McGee made in good faith that as a result of a Change in Control, he has been rendered unable to carry out, or has been hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to his position with the Company or the Bank immediately prior to the Change in Control, which situation is not remedied within thirty (30) calendar days after receipt by the Company of written notice from McGee of such determination; (iv) the Bank relocates its principal executive offices or requires McGee to have as his principal location of work any location which is in excess of thirty (30) miles from the current location of the Bank or to travel away from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than ninety (90) calendar days in any consecutive three hundred sixty-five (365) calendar-day period without, in either case, his prior consent; or (v) failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to McGee, expressly to assume and agree to perform the Severance Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Under the terms of the Severance Agreement, Termination for Cause means that McGee is involuntarily terminated from employment based upon his commission of any of the following: (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or the Bank; (ii) intentional wrongful damage to property of the Company or the Bank; (iii) intentional wrongful disclosure of trade secrets or confidential information of the Company or the Bank; (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; or (v) intentional breach of fiduciary duty owed to the Company or the Bank involving personal profit, provided, that no act, or failure to act, on the part of McGee is to be deemed “intentional” unless done, or omitted to be done, by McGee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or the Bank.

Should McGee die prior to full payment of all benefits due under the Severance Agreement, payment of any remaining benefits is to be made to his beneficiaries designated in writing, or, if no designation is made, to his estate. The Company has no obligation to reserve funds to fulfill its obligations under the Severance Agreement, and the Company has not elected to reserve any funds for such purpose. The Severance Agreement terminates on the earlier of (i) McGee’s sixty-fifth (65th) birthday, (ii) the fifth anniversary of the first event that constitutes a Change in Control, or (iii) the fifth anniversary of the date of execution of the Severance Agreement, provided, however, that the Severance Agreement will not terminate pursuant to subsection (iii) unless either party to the Severance Agreement notifies the other party prior to such anniversary date of such agreement that the Severance Agreement is to be terminated in accordance with subsection (iii). Upon such notice, the termination date set forth in subsection (iii) is to be determined as if the Severance Agreement had been executed on the immediately preceding anniversary date of execution of the Severance Agreement.

Non-Qualified Deferred Compensation Plan

On November 18, 1998, the Bank adopted the Citizens National Bank Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”), effective January 1, 1998, to permit certain select management employees of the Bank to defer the payment of a percentage of their compensation and to provide for certain contributions by the Bank to augment such employees’ retirement income in addition to what is provided for under the tax qualified plans of the Bank. The Deferred Compensation Plan is administered by the Bank.

Persons eligible to participate in the Deferred Compensation Plan are determined by the Chairman of the Compensation Committee or the President of the Bank. Participants may elect to defer up to fifty percent (50%) of compensation. In addition to participant deferral elections, the Bank may, in the discretion of the Board of Directors, make a matching or non-matching contribution each plan year. A separate account is maintained for each participant in the plan to which participant deferrals and contributions made by Bank are credited. These accounts are held in an irrevocable grantor trust maintained by the Bank, however the trust remains subject to the general creditors of the Bank.

Amounts deferred at the election of the participant are immediately fully vested. Contributions made by the Bank become vested in a participant’s account over a five-year period based on the number of years of service the participant completes with Bank. All contributions become fully vested upon retirement, disability, death or upon a change in control of the Bank or the Company. Payment under the Deferred Compensation Plan is made in either a single cash lump sum or in annual payments over a period of years as selected by the participant.

This summary is qualified in its entirety by the text of the Citizens National Bank Non-Qualified Deferred Compensation Plan.

1998 Performance and Retention Plan

On November 18, 1998, the Bank adopted the Citizens National Bank 1998 Performance and Retention Plan (the “PAR Plan”), effective January 1, 1998, for the purpose of providing incentive compensation opportunities to certain key employees for their past and future services to the Bank and to offer such key employees an inducement to remain as employees. In addition, the PAR Plan is intended to offer an inducement to secure the services of other persons capable of fulfilling key positions by providing incentive compensation opportunities.

The PAR Plan grants Performance and Retention Units (“PARs”) to key employees of the Bank as selected by the committee, which administers the PAR Plan. The PARs entitle participants to a cash payment equal to the amount by which the final PAR value exceeds the grant PAR value over the course of the performance period. The grant PAR value is determined by the committee at the beginning of the performance period and is set out in the PAR agreement executed by the Bank and the participant. The final PAR value is determined based upon the performance of financial and non-financial performance goals set by the committee at the beginning of the performance period and is related to the appreciation in the value of the greater of (i) return on assets or (ii) net income after tax at the Bank (before PAR payment of the Bank).

Upon a participant’s termination of employment, other than due to death, disability, retirement, involuntary termination or termination for good reason, any outstanding PAR shall terminate and no further accrual shall occur. If a participant is terminated for cause, payment of the PAR, including any accrued portion is immediately forfeited. Payment of PARs shall be made following the close of the applicable performance period.

This summary is qualified in its entirety by the text of the Citizens National Bank 1998 Performance and Retention Plan.

On January 2, 2003, the Bank paid in cash the PARs granted in the years 1998 through 2001. Working with an outside consultant, the compensation committee of the Bank’s Board of Directors valued the PARs granted during that period at $120.00 each, based upon growth in the Bank’s net income and resultant shareholder value creation during that five year period. The following table reflects the corresponding cash awards paid to each of the named executive officers on January 2, 2003:

Name of Individual	Amount Paid

Milton S. McGee, Jr.	$312,000
Jeff Scribner	114,000
Kenneth Black	110,400
Nelwyn Richardson	110,400
Terry Tyson	110,400

In addition, other participants in the PAR Plan received a total of $481,800 in cash compensation pursuant to the PAR Plan, which amount was paid on January 2, 2003, for PARs granted in the years 1998 through 2001.

Employee Severance Protection Plan

On November 18, 1998, the Bank adopted the Citizens National Bank Employee Severance Protection Plan (“Severance Plan”), effective January 1, 1998, for the purpose of retaining the services of the bank’s key officers in the event of a threat of a change in control of the Bank and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. Persons participating in the bank’s PAR Plan also participate in the Severance Plan.

If a change in control of the Bank has occurred and within 90 days before or two years after the change in control the participant’s employment with the Bank terminates for any reason (other than (i) for cause, (ii) by reason of disability, (iii) termination by the participant other than for good reason, or (iv) for death), the participant is entitled to certain severance benefits. Severance benefits include (a) not less than 24 nor more than 52 weeks’ salary, depending upon years of services, age and level of base compensation, plus an amount equal to the employee’s bonus which could have been paid under the Bank’s bonus plan, assuming attainment of all performance targets, (b) six months of continued life insurance, disability plan benefits, medical and dental benefits which were provided to the participant at the time of termination, (c) immediate vesting of all “Performance and Retention Units” under the PAR Plan and full vesting in all other non-qualified benefit plans and compensation plans.

In the event it is determined that any payment or distribution of any type by the Bank to or for the benefit of a participant, whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax, then the participant’s payments shall be capped at 2.99 times the participant’s average annual compensation during a period as specified in Section 280G of the Code so that the participant will not be liable for assessment of an excise tax on the payment of any termination amounts.

This summary is qualified in its entirety by the text of the Citizens National Bank Employee Severance Protection Plan.

Director Compensation

All directors of the Company who are also directors of HCB and the Bank (except for the Chairman of the Board) are paid a total of $1,400 per month for attending all four Board of Directors’ meetings (including committee meetings) and outside directors receive an additional $500 in December. The Chairman of the Board receives $2,800 per month for attending such meetings. The directors and officers of the Company, the Bank and HCB are elected for terms of one year.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED

STOCKHOLDER MATTERS

Principal Shareholders

At March 1, 2003, the Company had 391 shareholders of record. The following table sets forth information concerning the securities of the Company owned beneficially at such time by each person, group or entity known by management of the Company to own beneficially more than 5% of the shares of any class of such securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Landon Alford P. O. Box 67 Henderson, TX 75653	140,228	(2)	7.03	%(2)

John R. Alford, Jr. 8100 Hickory Creek Drive Austin, TX 78735	165,040		8.28%

Stayton M. Bonner, Jr. P. O. Box 1833 Henderson, TX 75653	154,026	(3)	7.72	%(3)

Michael Kangerga 102½ E. Main Street Henderson, TX 75652	132,978		6.67%

Ella Langdon Alford Trust P. O. Box 10 Brixey, MO 65618	159,711		8.01%

Citizens National Bank and Stayton M. Bonner, Trustees P. O. Box 1009 Henderson, TX 75653	132,840	(4)	6.66	%(4)

(1)	Unless otherwise indicated, all shares listed are held of record by the individual indicated with sole power to vote and to dispose of such shares. Percentages are based on 1,994,018 shares outstanding.

(2)	Includes 2,000 shares owned by Mr. Alford’s wife, Phyllis P. Alford.

(3)	Includes 18,102 shares owned by Odyssey Partners LTD for which Mr. Bonner has voting authority. Also included are 44,280 shares held in trust for Mr. Bonner as a co-beneficiary and co-trustee of the R.F. Shaw, S.M.B., Jr. Living Trust. Mr. Bonner is also co-trustee with the Bank on two other trusts of which he is not a beneficiary, which trusts own an aggregate of 88,560 shares. The shares held in all three of these trusts (the “Shaw Trusts”) are voted solely by Mr. Bonner. Therefore, the 132,840 shares held in the three Shaw trusts are included in the total shares beneficially owned by Mr. Bonner.

(4)	The shares are held in three trusts for the benefit of various individuals. Stayton M. Bonner, Jr., a director of the Bank and the Company, is a beneficiary and co-trustee with the Bank of one of the trusts, which owns 44,280 shares, or 2.22% of Company Stock. In addition, it appears that Mr. Bonner is also co-trustee with the Bank (but not a beneficiary) of two such trusts, which own an aggregate of 88,560 shares, or 4.44%, of the Company Stock. The shares held in all three trusts are voted solely by Mr. Bonner.

Management

The following table sets forth the number of shares of the Company Stock beneficially owned (i) by each director of the Company and (ii) by the directors and executive officers of the Company as a group as of March 1, 2003.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Landon Alford	140,228(2)	7.03	%(2)

David Alford	8,932	0.45%

R. M. Ballenger	800	0.04%

Kenneth R. Black	600	0.03%

Stayton M. Bonner, Jr.	154,026(3)	7.72	%(3)

David J. Burks	9,775	0.49%

Billy Crawford	1,000	0.05%

Sheila Gresham	6,120	0.31%

James M. Kangerga	9,188	0.46%

J. Mark Mann	5,710(4)	0.29	%(4)

Milton S. McGee, Jr.	9,586(5)	0.48	%(5)

Charles H. Richardson	24,160(6)	1.21	%(6)

Nelwyn Richardson	2,400	0.12	%(7)

Jeff Scribner	N/A	N/A

Terry Tyson	1,700	0.09%

Tony Wooster	2,700(7)	014	%(8)

William E. Wylie	12,640(8)	0.63	%(9)

Directors and executive officers of the Company as a group (17 Persons)	387,965(9)	19.45	%(10)

(1)	Unless otherwise indicated, all shares listed are held of record by the individual indicated with the sole power to vote and dispose of such shares. Percentages are based on 1,994,018 shares outstanding.

(2)	Includes 2,000 shares owned by Mr. Alford’s wife, Phyllis P. Alford.

(3)	Includes 18,102 shares owned by Odyssey Partners LTD for which Mr. Bonner has sole voting authority. Also included are 44,280 shares held in trust for Mr. Bonner as a co-beneficiary and co-trustee of the R.F. Shaw, S.M.B., Jr. Living Trust. Mr. Bonner is also co-trustee with the Bank on two other trusts of which he is not a beneficiary, which trusts own an aggregate of 88,560 shares. The shares held in all three of these trusts (the “Shaw Trusts”) are voted solely by Mr. Bonner. Therefore, the 132,840 shares held in the three Shaw trusts are included in the total shares beneficially owned by Mr. Bonner.

(4)	Shares are held jointly by Mr. Mann and his wife, Debra Mann.

(5)	Shares are held jointly by Mr. McGee and his wife, Sharla McGee.

(6)	Includes 2,160 shares held jointly by Mr. Richardson and his wife, Ruebe Gene Shaw Richardson.

(7)	Shares are held jointly by Mr. Wooster and his wife, Sue Wooster

(8)	Shares are held jointly by Mrs. Richardson and her husband, Bob Richardson.

(9)	Includes 3,800 shares owned by Mr. Wylie’s wife, Susan J. Wylie. Includes 3,000 shares controlled by Mr. Wylie as trustee of the Laura Wylie Trust. Includes 640 shares controlled by Mr. Wylie as trustee of the W.E. Wylie Family Trust.

(10)	Any discrepancy between the actual total of the percentages and the stated total percentage is due to rounding.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has had, and is expected to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s respective directors, executive officers and their “associates.” Management of the Company and the Bank believe that all such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions, with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. See Footnotes 4 and 6, reflected in the consolidated financial statements included in Item 15.

ITEM 14. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures.

The Company’s chief executive officer and chief financial officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-14(c) and 15d-14(c)) as of a date (the “Evaluation Date”) within 90 days before the filing date of this annual report on Form 10-K, have concluded that as of the Evaluation Date, the Company’s disclosure controls and procedures were adequate and designed to ensure that material information relating to the Company and its consolidated subsidiaries would be made known to them by others within those entities.

(b) Changes in internal controls

There were no significant changes in the Company’s internal controls or, to the knowledge of the Company’s chief executive officer and chief financial officer, in other factors that could significantly affect the Company’s disclosure controls and procedures subsequent to the Evaluation Date.

PART IV.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) Documents Filed as Part of Report.

1. Financial Statements

The following financial statements of the Company required to be included in Item 8 are filed under Item 15 at the page indicated:

Page
Independent Auditors’ Reports	53

Consolidated Balance Sheets at December 31, 2002 and 2001	55

Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000	56

Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2002, 2001, and 2000.	57

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001, and 2000	58

Notes to Consolidated Financial Statements	60

2.	Financial Statement Schedules

None.
3.	Exhibits

21.1 Subsidiaries of registrant.

(b) Reports on Form 8-K.

  None.

(c) See the Exhibit Index attached hereto.

Management Contracts and Compensation Plans—The following exhibits listed in the Exhibit Index are identified below in response to Item 15 (a)-3 on Form 10-K:

Exhibit

10.2

Change in Control Agreement dated June 12, 1995 by and between Henderson Citizens Bancshares, Inc. and Milton S. McGee Jr. (incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1995).

10.3

Amendment One to the Change in Control Agreement Between Henderson Citizens Bancshares, Inc. and Milton S. McGee, Jr. dated December 31, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.4

Citizens National Bank Non-Qualified Deferred Compensation Plan dated November 18, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.5	Citizens National Bank 1998 Performance and Retention Plan dated November 18, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.6	Citizens National Bank Employee Severance Protection Plan dated November 18, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

(d) None.

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Financial Statements

December 31, 2002, 2001, and 2000

(With Independent Auditor’s Report Thereon)

Independent Auditor’s Report

The Board of Directors and Stockholders

Henderson Citizens Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Henderson Citizens Bancshares, Inc. (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements for the year ended December 31, 2000 were audited by Fisk & Robinson, P.C., whose partners merged with McGladrey & Pullen, LLP effective October 1, 2001, and whose report thereon dated February 23, 2001 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Henderson Citizens Bancshares, Inc. as of December 31, 2002 and 2001, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Dallas, Texas

February 14, 2003,

except for Note 19,

for which the date is

March 12, 2003

The report that appears below is a copy of the report issued by Fisk & Robinson, P.C., the previous independent auditor of Henderson Citizens Bancshares, Inc. That firm has discontinued performing auditing and accounting services.

Independent Auditor’s Report

The Board of Directors and Stockholders

Henderson Citizens Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of Henderson Citizens Bancshares, Inc. (the Company) as of December 31, 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Henderson Citizens Bancshares, Inc. as of December 31, 2000, and the consolidated results of its operations and its consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Fisk & Robinson, P.C.

Dallas, Texas

February 23, 2001

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Balance Sheets

December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
ASSETS
Cash and due from banks	$16,077	$14,390
Interest-bearing deposits with financial institutions	1,321	4,659
Federal funds sold	11,410	16,860

Total cash and cash equivalents	28,808	35,909
Interest-bearing time deposits	596	7,287
Securities available for sale	184,274	185,410
Securities held to maturity	85,361	57,170
Loans, net	226,879	212,665
Premises and equipment, net	11,568	11,302
Accrued interest receivable	3,698	4,157
Goodwill	5,876	5,876
Intangible assets, net	4,409	4,201
Other assets	4,125	2,208

	$555,594	$526,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand – noninterest-bearing	$76,056	$70,527
NOW accounts	88,405	87,781
Money market and savings	77,280	94,844
Certificates of deposit and other time deposits	253,210	220,578

Total deposits	494,951	473,730
Accrued interest payable	1,020	1,394
Notes payable and other borrowings	4,914	4,098
Other liabilities	6,422	3,029

	507,307	482,251
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $5 par value; 2,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $5 par value; 10,000,000 shares authorized, 2,160,000 issued	10,800	10,800
Additional paid-in capital	5,400	5,400
Retained earnings	33,342	29,243
Accumulated other comprehensive income	1,162	903
Treasury stock, at cost, 165,782 shares in 2002 and 165,582 shares in 2001	(2,417)	(2,412)

Total stockholders’ equity	48,287	43,934

	$555,594	$526,185

See notes to consolidated financial statements.

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Statements of Income

For the Years Ended December 31, 2002, 2001, and 2000

(Dollars in Thousands, Except Per Share Amounts)

	2002	2001	2000
Interest income:
Loans, including fees	$15,943	$15,641	$13,061
Securities:
Taxable – available for sale	7,291	9,214	8,997
Taxable – held to maturity	2,232	481	670
Tax-exempt	1,964	1,968	2,046
Federal funds sold	291	769	300
Interest-bearing deposits with financial institutions	175	789	453

Total interest income	27,896	28,862	25,527

Interest expense:
Deposits:
NOW accounts	899	1,279	1,715
Money market and savings	1,117	1,953	1,753
Certificates of deposit and other time deposits	9,026	11,769	10,501
Other borrowed funds	59	60	46

Total interest expense	11,101	15,061	14,015

Net interest income	16,795	13,801	11,512
Provision for loan losses	1,065	777	290

Net interest income after provision for loan losses	15,730	13,024	11,222

Noninterest income:
Service charges, commissions and fees	6,398	4,867	2,945
Income from fiduciary activities	1,466	1,404	1,306
Net realized gains on securities transactions	1,134	65	—
Other	1,172	1,052	2,016

Total noninterest income	10,170	7,388	6,267

Noninterest expense:
Salaries and employee benefits	11,432	9,179	7,998
Occupancy and equipment expenses	2,409	2,151	1,770
Other	5,098	3,931	3,545

Total noninterest expense	18,939	15,261	13,313

Income before income tax expense	6,961	5,151	4,176
Income tax expense	1,506	785	552

Net income	$5,455	$4,366	$3,624

Basic earnings per common share	$2.74	$2.19	$1.81

See notes to consolidated financial statements.

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2002, 2001, and 2000

(Dollars in Thousands, Except Per Share Amounts)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at January 1, 2000	$—	$10,800	$5,400	$23,628	$(1,938)	$(2,119)	$35,771
Comprehensive income:
Net income	—	—	—	3,624	—	—	3,624
Net change in fair value of securities available for sale, net of taxes of $702	—	—	—	—	1,363	—	1,363

Total comprehensive income	—	—	—	—	—	—	4,987
Purchase of 15,884 shares of treasury stock	—	—	—	—	—	(278)	(278)
Cash dividends ($0.68 per share)	—	—	—	(1,358)	—	—	(1,358)

Balances at December 31, 2000	—	10,800	5,400	25,894	(575)	(2,397)	39,122
Comprehensive income:
Net income	—	—	—	4,366	—	—	4,366
Net change in fair value of securities available for sale, net of reclassification adjustments of $65 and taxes of $761	—	—	—	—	1,478	—	1,478

Total comprehensive income	—	—	—	—	—	—	5,844
Purchase of 798 shares of treasury stock	—	—	—	—	—	(15)	(15)
Cash dividends ($0.51 per share)	—	—	—	(1,017)	—	—	(1,017)

Balances at December 31, 2001	—	10,800	5,400	29,243	903	(2,412)	43,934
Comprehensive income:
Net income	—	—	—	5,455	—	—	5,455
Net change in fair value of securities available for sale, net of reclassification adjustments of $1,134 and taxes of $132	—	—	—	—	259	—	259

Total comprehensive income	—	—	—	—	—	—	5,714
Purchase of 200 shares of treasury stock	—	—	—	—	—	(5)	(5)
Cash dividends ($0.68 per share)	—	—	—	(1,356)	—	—	(1,356)

Balances at December 31, 2002	$—	$10,800	$5,400	$33,342	$1,162	$(2,417)	$(48,287)

See notes to consolidated financial statements.

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2002, 2001, and 2000

(Dollars in Thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income	$5,455	$4,366	$3,624
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(446)	(336)	(98)
Net amortization (accretion) of premium/discount on securities	1,248	163	42
Net realized gains on securities transactions	(1,134)	(65)	—
Net realized gains on premises and equipment and other real estate owned	(13)	—	—
Provision for loan losses	1,065	777	290
Depreciation and amortization	1,603	1,484	1,099
Net change in:
Accrued interest receivable	460	814	(656)
Other assets	(916)	1,286	(966)
Accrued interest payable	(427)	(589)	626
Other liabilities	3,259	(1,047)	862

Net cash from operating activities	10,154	6,853	4,823

Cash flows from investing activities:
Interest-bearing time deposits:
Proceeds from maturities	6,891	9,117	1,097
Purchases	(200)	(14,123)	(2,481)
Securities available for sale:
Proceeds from sales	59,162	12,680	—
Proceeds from maturities, pay downs and calls	59,611	72,695	11,297
Purchases	(117,139)	(110,075)	(33,190)
Securities held to maturity:
Proceeds from maturities, pay downs and calls	33,751	10,240	9,232
Purchases	(62,160)	(14,928)	—
Net increase in loans	(15,403)	(13,526)	(26,210)
Proceeds from sales of premises and equipment and other real estate owned	136	120	378
Purchases of bank premises and equipment	(1,330)	(2,386)	(2,227)
Net cash received from acquisitions	12,989	9,653	—

Net cash from investing activities	(23,692)	(40,533)	(42,104)

See notes to consolidated financial statements.

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Statements of Cash Flows

(Continued)

For the Years Ended December 31, 2002, 2001, and 2000

(Dollars in Thousands)

	2002	2001	2000
Cash flows from financing activities:
Net change in deposits	6,982	43,959	23,699
Proceeds from note payable	1,500	—	—
Net change in other short-term borrowings	(684)	2,950	1,148
Cash dividends paid	(1,356)	(1,017)	(1,362)
Purchase of treasury stock	(5)	(15)	(278)

Net cash from financing activities	6,437	45,877	23,207

Net change in cash and cash equivalents	(7,101)	12,197	(14,074)
Cash and cash equivalents at beginning of year	35,909	23,712	37,786

Cash and cash equivalents at end of year	$28,808	$35,909	$23,712

See notes to consolidated financial statements.

HENDERSON CITIZENS BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2002, 2001, and 2000

1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Henderson Citizens Bancshares, Inc. (Bancshares) and its wholly-owned subsidiary, Henderson Citizens Delaware Bancshares, Inc. (Delaware). The financial statements of Delaware include the accounts of its wholly-owned subsidiary, Citizens National Bank (the Bank). Wholly-owned subsidiaries of the Bank include HCB Insurance Agency and Community Development Corporation. Together, the consolidated entities are referred to as the “Company”. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

The Company is principally engaged in traditional community banking activities provided through its sixteen full service branches located in east Texas. Community banking activities include the Company’s commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company also operates an insurance agency.

Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

Cash Flow Reporting

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with financial institutions that have an original maturity less than 90 days, and federal funds sold. Generally, federal funds are sold for one-day periods. Cash paid for interest totaled $11,475,000, $15,470,000, and $13,385,000, in 2002, 2001, and 2000. During the same periods, cash paid for income taxes totaled $1,223,000, $1,405,000 and $805,000. Non-cash transactions included reductions in loans through the repossession of real estate and other assets totaling $288,000, $238,000, and $235,000, in 2002, 2001, and 2000.

HENDERSON CITIZENS BANCSHARES, INC.

Securities

Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Management determines the appropriate classification of securities at the time of purchase. Restricted securities such as stock in the Federal Reserve Bank and the Federal Home Loan Bank are carried at cost and are included in other assets in the accompanying consolidated balance sheets.

Interest income includes amortization of purchase premiums and discounts. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not considered temporary.

Loans

Loans are reported at the principal balance outstanding net of unearned interest and the allowance for loan losses. Interest income is reported on the level-yield interest method, or, in the case of certain installment loans, in a manner that is not materially different than the level-yield interest method.

Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

A loan is considered impaired when full payment of principal and interest under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. By its nature, the process through which management determines the appropriate level of the allowance requires considerable judgment. The determination of the necessary allowance and, correspondingly, the provision for loan losses involves assumptions about and projections of national and local economic conditions, the composition of the loan portfolio, and prior loss experience, in addition to other considerations.

HENDERSON CITIZENS BANCSHARES, INC.

The Company utilizes an internal classification system under which potential problem loans are classified and separately monitored by management. Loans classified as “special mention” are those that contain a weakness that, if left unattended, could develop into a problem affecting the ultimate collectibles of the loan. Loans classified as “substandard” are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans classified as “loss” are those loans that are in the process of being charged-off.

The Company uses a combination of a loss migration approach and a specific allocation approach to determine the adequacy of the allowance for loan losses. In general, the migration analysis tracks, on a quarter-by-quarter basis, the percentage of various classified loan pools that ultimately becomes a loss over a twelve-month time period. The sum of the loss percentages for each quarter of the analysis is used to estimate the loss that exists in the Company’s current population of classified loans. The methodology for determining loss percentages on unclassified loans is based on historical losses on the pool of loans that were considered pass credits twelve months prior to the loss. Adjustments to these general reserve allocations are then made to account for risks in the portfolio associated with: (1) levels of, and trends in, delinquencies and nonaccruals; (2) trends in composition, volume, and terms of loans; (3) changes in lending policies and procedures; (4) experience, ability and depth of lending management and staff; (5) national and local economic trends and conditions; and (6) concentrations of credit.

While portions of allowance may be allocated for specific credits, the entire allowance is available for any credit that, in management’s judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when analysis of a borrower’s operating results and financial condition indicates the borrower’s underlying cash flows may not be adequate to meet debt service requirements and it is probable that not all principal and interest amounts will be collected according to the original terms of the loan. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is considered impaired, generally a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows or at the fair value of collateral if repayment is expected solely from the collateral. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

HENDERSON CITIZENS BANCSHARES, INC.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on a straight-line basis. The useful lives utilized are forty years for buildings and range from three to ten years for furniture, fixtures and equipment. Maintenance and repairs are charged to operating expense, and renewals and betterments are capitalized. Gains or losses on dispositions are included in the statement of income.

Goodwill

On January 1, 2002, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company stopped amortizing goodwill and adopted a new policy for measuring goodwill for impairment. The Company completed its initial impairment test and no impairment of goodwill was recognized in connection with the adoption of this new policy. Under the new policy goodwill is assigned to reporting units. We currently operate as a single reporting unit and all of our goodwill is associated with the entire company. Goodwill is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of the reporting unit below its carrying value. Goodwill is tested for impairment using a two-step approach. The first step is to compare the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit is greater than its fair value, the second step of the impairment test measures the amount of the impairment loss, if any. The second step of the impairment test is to compare the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price. The excess “purchase price” over the amounts assigned to assets and liabilities would be the implied fair value of goodwill.

Prior to January 1, 2002, goodwill had been amortized over a 15-year period using the straight-line method. The following table presents net income and earnings per share for 2001 and 2000 adjusted to exclude goodwill amortization expense recognized during those periods.

	2001	2000
Reported net income	$4,366	$3,624
Add back goodwill amortization	260	267

Adjusted net income	$4,626	$3,891

Reported earnings per share	$2.19	$1.81
Add back goodwill amortization	0.13	0.14

Adjusted earnings per share	$2.32	$1.95

HENDERSON CITIZENS BANCSHARES, INC

Intangible Assets and Other Long-Lived Assets:

Intangible assets with definite useful lives are amortized on a straight-line basis over their estimated useful life. Intangible assets, premises and equipment and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Intangible assets include mortgage servicing rights, which represent the allocated value of retained servicing on loans sold, and core deposit intangibles recorded in connection with business combinations and branch acquisitions. Mortgage servicing rights totalled $503,000 at December 31, 2002 and $352,000 at December 31, 2001. Core deposit intangibles, totalled $4,409,000 at December 31, 2002 and $3,849,000 at December 31, 2001(net of accumulated amortization of $573,000 and $46,000).

Amortization expense related to core deposit intangibles totalled $527,000 and $46,000 at December 31, 2002 and 2001. The estimated aggregate future amortization expense for core deposit intangibles remaining as of December 31, 2002 is as follows:

2003	$743,000
2004	743,000
2005	721,000
2006	716,000
2007	716,000
Thereafter	770,000

Total	$4,409,000

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount to be realized.

Basic Earnings Per Common Share

Basic earnings per common share is calculated based on the weighted average number of shares outstanding during the year. The weighted average common shares outstanding were 1,994,236 in 2002, 1,994,984 in 2001, and 2,000,114 in 2000. There are no potentially dilutive common shares. Therefore, diluted earnings per common share is not presented.

HENDERSON CITIZENS BANCSHARES, INC.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the value of assets and liabilities not considered financial instruments.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Dividend Restriction

Banking regulations require the maintenance of certain capital and net income levels that may limit the amount of dividends that may be paid. Regulatory capital requirements are more fully disclosed in a separate note.

Restrictions on Cash

The Company was required to have $3,955,000 and $2,775,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2002 and 2001. Deposits with the Federal Reserve Bank do not earn interest.

Comprehensive Income

Comprehensive income is reported for all periods. Comprehensive income includes both net income and other comprehensive income, which includes the change in unrealized gains and losses on securities available for sale.

Industry Segments

The Company’s management views its banking operations as one segment and makes decisions about resource allocation and performance assessment based on the same financial information presented throughout these consolidated financial statements. The Company does have a separate trust department but such operations are not considered material for purposes of disclosure requirements of SFAS No. 131. Therefore, separate disclosures related to trust operations are not presented in these financial statements.

HENDERSON CITIZENS BANCSHARES, INC

New Accounting Pronouncements

The following accounting pronouncements have been issued and are listed together with the expected impact on the Company

Statement of Financial Accounting Standards (SFAS) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”—SFAS 145 clarifies and simplifies existing accounting pronouncements related to gains and losses from debt extinguishments and certain lease modifications and eliminates certain transitional accounting standards that are no longer necessary. This statement also makes minor technical corrections to various other existing pronouncements. Certain provisions of this statement will become effective for the Company on January 1, 2003, while other provisions became effective for transactions occurring and financial statements issued after May 15, 2002. Adoption of the provisions of this statement that were effective after May 15, 2002 did not have a significant impact on the Company’s financial statements. Furthermore, adoption of the remaining provisions of this statement on January 1, 2003 is not expected to have a significant impact on the Company’s financial statements.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”—SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Such costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit of disposal activity. SFAS 146 replaces Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 is required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of this statement on January 1, 2003 is not expected to have a significant impact on the Company’s financial statements.

SFAS No. 147, “Acquisitions of Certain Financial Institutions, an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9.”—SFAS 147 removes acquisitions of financial institutions from the scope of both SFAS 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” and FASB Interpretation (FIN) No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method,” and requires such transactions be accounted for in accordance with SFAS 141, “Business Combinations,” and SFAS 142, “Goodwill and Other Intangible Assets.” In addition, SFAS 147 amends SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The provisions of SFAS 147 became effective on October 1, 2002. Adoption of this statement did not have a significant impact on our financial statements.

HENDERSON CITIZENS BANCSHARES, INC

Financial Accounting Standards Board Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Implementation of these provisions of FIN 45 is not expected to have a material impact on the Company’s financial statements. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002, and have been adopted in the Company’s financial statements for December 31, 2002.

Reclassification

Certain amounts in prior financial statements have been reclassified to conform to the current presentation.

2. Business Combinations and Branch Acquisitions

On July 2, 2001, the Company acquired all of the outstanding shares of Rusk County Bancshares, Inc. Henderson, Texas, (“RCBI”) and its wholly owned indirect banking subsidiary, Peoples State Bank for a purchase price of $12,550,000 in cash. The results of operations of Peoples State Bank have been included in the Company’s consolidated income statement since that date. This transaction was accounted for using the purchase method of accounting. The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash, cash equivalents and interest-bearing deposits	$19,966
Investment securities	4,645
Loans, net	30,187
Bank premises and equipment	1,553
Goodwill and other intangibles	4,737
Other assets	1,494

Total assets acquired	62,582

Noninterest-bearing deposits	11,701
Interest-bearing deposits	39,218
Other liabilities	1,764

Total liabilities assumed	52,683

Net assets acquired	$9,899

HENDERSON CITIZENS BANCSHARES, INC.

Of the $4,737,000 of goodwill and other intangible assets acquired, approximately $2,659,000 has been assigned to core deposit intangibles and is being amortized using the straight-line method over seven years. The residual of approximately $2,078,000 has been recorded as goodwill and is not being amortized, but is subject to annual impairment tests. The following is condensed pro-forma information for the acquisition of RCBI. Had this transaction occurred previously on January 1, 2001, net interest income for the twelve months ended December 31, 2001 would have been $15,646,000, while net income for the same period would have been $4,853,000. Basic earnings per share for the twelve months ended December 31, 2001 would have been $2.43.

On April 26, 2002, the Company completed the acquisition of two branch facilities in Corsicana, Texas from Cedar Creek Bank of Seven Points, Texas. The Company purchased these branch facilities for $1,087,000. In connection with the acquisition, the Company received $12,989,000 in cash and $155,000 in loans and assumed $14,239,000 in deposits. The Company also recognized core deposit and other intangibles of $1,087,000 which are being amortized using the straight-line method over a period of seven years.

3. Securities

The amortized cost and estimated fair values of securities available for sale at December 31, 2002 and 2001 were as follows (in thousands of dollars):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2002:
U.S. government agencies	$22,988	$265	$—	$23,253
Mortgage-backed securities and collateralized mortgage obligations	159,525	1,556	(60)	161,021

	$182,513	$1,821	$(60)	$184,274

December 31, 2001:
U.S. Treasury	$8,002	$301	$—	$8,303
U.S. government agencies	57,483	779	(139)	58,123
Mortgage-backed securities and collateralized mortgage obligations	118,555	742	(313)	118,984

	$184,040	$1,822	$(452)	$185,410

HENDERSON CITIZENS BANCSHARES, INC.

The amortized cost and estimated fair value of securities held to maturity at December 31, 2002 and 2001 were as follows (in thousands of dollars):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2002:
U.S. government agencies	$16,998	$453	$—	$17,451
State and municipal	48,690	1,587	(63)	50,214
Mortgage-backed securities and collateralized mortgage obligations	17,669	463	—	18,132
Corporate	2,004	15	—	2,019

	$85,361	$2,518	$(63)	$87,816

December 31, 2001:
U.S. government agencies	$4,975	$—	$—	$4,975
State and municipal	42,137	501	(611)	42,027
Mortgage-backed securities and collateralized mortgage obligations	7,852	48	—	7,900
Corporate	2,025	67	—	2,092
Other securities	181	—	(4)	177

	$57,170	$616	$(615)	$57,171

Mortgage-backed securities are backed by pools of mortgages that are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) or the Government National Mortgage Association (GNMA).

At December 31, 2002, there were no holdings of securities of any one issue, other than the U.S. government and its agencies, in an amount greater than 10% of stockholders’ equity.

Securities with a carrying value of $118,928,000 and $86,537,000 at December 31, 2002 and 2001, respectively, were pledged to secure public funds on deposit or for other purposes as required or permitted by law.

The amortized cost and estimated fair value of securities at December 31, 2002, by contractual maturity, are shown below (in thousands of dollars). Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and other securities are shown separately since they are not due at a single maturity date.

HENDERSON CITIZENS BANCSHARES, INC.

	Securities Available for Sale
	Amortized Cost	Estimated Fair Value

Due in one year or less	$—	$—
Due after one year through five years	22,988	23,253
Due after five years through ten years	—	—
Due after ten years	—	—
Mortgage-backed securities and collateralized mortgage obligations	159,525	161,021

	$182,513	$184,274

	Securities Held to Maturity
	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,396	$3,430
Due after one year through five years	25,784	26,813
Due after five years through ten years	18,279	18,869
Due after ten years	20,233	20,572
Mortgage-backed securities and collateralized mortgage obligations	17,669	18,132

	$85,361	$87,816

Proceeds from the sales of available for sale securities were $59,162,000 and $12,680,000 in 2002 and 2001. Gross gains of $1,090,000 and $ 90,000 and gross losses of $23,000 and $25,000 were recognized on those sales. The Company also realized gross gains of $70,000 and gross losses of $3,000 from calls and permissible sales of held to maturity securities in 2002.

HENDERSON CITIZENS BANCSHARES, INC.

4. Loans and Allowance for Loan Losses

Loans at December 31, 2002 and 2001 were as follows (in thousands of dollars):

	2002	2001
Real estate – residential	$86,894	$75,297
Real estate – non residential	37,976	31,441
Real estate – construction	5,691	7,437
Commercial and industrial	64,121	62,619
Installment and other	35,649	39,093

Total	230,331	215,887
Less: Allowance for loan losses	(3,450)	(3,205)
Unearned discount	(2)	(17)

Loans, net	$226,879	$212,665

The Bank enters into various loans and other transactions in the ordinary course of business with their directors, executive officers, and some of their related business interests. In the opinion of management, these loans and other transactions are made on substantially the same terms as those prevailing at the time for comparable loans and similar transactions with other persons. The amounts of these loans were $1,131,000 and $1,666,000 at December 31, 2002 and 2001. The change during 2002 reflects $1,746,000 in new loans and $2,281,000 of repayments.

At December 31, 2002 and 2001, the Company had discontinued the accrual of interest on loans aggregating $24,000 and $74,000. Net interest income would have been higher by $9,000 in both 2002 and 2001, and $11,000 in 2000 had interest been accrued at contractual rates on non-accrual loans. Loans past due 90 days or more and still accruing interest totaled $432,000 at December 31, 2002 and $84,000 at December 31, 2001.

At December 31, 2002 and 2001, the recorded investment in impaired loans was $108,000 and $549,000. At such dates, the Company had allocated $26,000 and $510,000 of the allowance for loan losses to these loans. The average recorded investment in impaired loans for 2002, 2001 and 2000 was $166,000, $1,003,000 and $1,023,000. Interest income of $9,000, $6,000, and $139,000 was recognized on these impaired loans for 2002, 2001 and 2000.

The Company sold approximately $20,878,000, $13,467,000 and $3,947,000 in mortgage loans during 2002, 2001 and 2000. The loans were sold in the secondary mortgage loan market. The Company retains servicing on certain of the loans sold. Mortgage servicing right assets totaled $503,000 and $352,000 at December 31, 2002 and 2001.

HENDERSON CITIZENS BANCSHARES, INC.

Changes in the allowance for loan losses are summarized as follows (in thousands of dollars):

	2002	2001	2000
Balance, January 1	$3,205	$2,355	$2,200
Provision for loan losses	1,065	777	290
Addition due to acquisition	—	486	8
Loans charged off	(1,082)	(633)	(585)
Recoveries	262	220	442

Balance, December 31	$3,450	$3,205	2,355

5. Premises and Equipment

Premises and equipment at December 31, 2002 and 2001 were as follows (in thousands of dollars):

	2002	2001
Land	$1,683	$1,684
Bank buildings	9,922	9,435
Furniture, fixtures and equipment	6,801	6,645
Construction in progress	841	303

	19,247	18,067
Less accumulated depreciation	(7,679)	(6,765)

Premises and equipment, net	$11,568	$11,302

Amounts charged to operating expenses for depreciation were $1,076,000, $958,000, and $832,000, in 2002, 2001, and 2000.

HENDERSON CITIZENS BANCSHARES, INC.

6. Deposits

Included in certificates of deposit and other time deposits at December 31, 2002 and 2001, were $93,192,000 and $56,987,000 of certificates of deposit in denominations of $100,000 or more.

At December 31, 2002, the scheduled maturities of time deposits are as follows (in thousands of dollars):

Years Ending December 31:	Amount
2003	$191,003
2004	23,595
2005	7,151
2006	3,875
2007	27,586

$253,210

Deposits with directors, executive officers and their related business interests, in the opinion of management, are made substantially on the same terms as those prevailing at the time for comparable deposits with other persons, and totaled $3,104,000 and $4,875,000 at December 31, 2002 and 2001.

7. Other Borrowings

During July 2000, the Company elected the “note option” for its treasury tax and loan deposits instead of the “remittance option”. The note option allows the Company to borrow TT&L deposits under an open-ended demand note payable to the Federal Reserve Bank. Interest on the note is payable monthly at ¼% below the Federal Funds rate (0.99% at December 31, 2002). The note has a maximum limit of $5,000,000 and is secured by certain securities. The average balance outstanding under the note during 2002 was $1,291,000 and the maximum balance outstanding at any month-end was $3,414,000. The balance outstanding at December 31, 2002 and 2001 was $3,414,000 and $4,098,000, respectively.

8. Notes Payable

On November 26, 2002, Delaware entered into a revolving note with another financial institution for $2,500,000. The note is secured by stock of the Bank and a guaranty of Bancshares. The note is payable upon demand, but if no demand is made, interest only payments begin February 26, 2003 and continue at quarterly time intervals thereafter. A final payment of the unpaid principal balance plus accrued interest is due and payable on November 26, 2003. The interest rate payable by Delaware is Prime less 0.50%, currently 3.75%. The balance of the note at December 31, 2002 is $1,500,000.

HENDERSON CITIZENS BANCSHARES, INC.

9. Income Taxes

Federal income tax expense (benefit) applicable to income before tax for the years ended December 31, 2002, 2001, and 2000 was as follows (in thousands of dollars):

	2002	2001	2000
Current	$1,952	$1,121	$650
Deferred	(446)	(336)	(98)

	$1,506	$785	$552

Actual income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% in 2002, 2001, and 2000, to pretax accounting income as follows (in thousands of dollars):

	2002	2001	2000
Computed “expected” tax expense	$2,367	$1,751	$1,420
Increase (decrease) in income taxes
resulting from:
Tax-exempt interest	(1,002)	(1,098)	(920)
Other	141	132	52

Actual income tax expense	$1,506	$785	$552

Effective tax rate	21.6%	15.2%	13.2%

HENDERSON CITIZENS BANCSHARES, INC.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001, are presented below (in thousands of dollars):

	2002	2001
Deferred tax assets:
Allowance for loan losses	$829	$577
Accrued liabilities	1,027	247
Net loan costs	321	371
Other	90	126

Total gross deferred tax asset	2,267	1,321
Deferred tax liabilities:
Investment securities	102	76
Premises and equipment and related accumulated depreciation	664	226
Other	36	—
Net unrealized gain on securities available for sale	599	467

Total gross deferred tax liability	1,401	769

Net deferred tax asset	$866	$552

No valuation allowance was recorded against the gross deferred tax asset because management believes that it is more likely than not the gross deferred tax asset will be realized in full. The Company bases its conclusion on various factors, including ongoing profitable operations, as well as significant amounts of taxes available in the carryback period.

Included in other liabilities at December 31, 2002 and other assets at December 31, 2001, in the accompanying consolidated balance sheets are current federal income taxes payable of $317,000 and current federal income taxes receivable of $618,000, respectively. The net deferred federal income tax asset at December 31, 2002 and 2001, respectively, is also included in other assets.

10. Other Noninterest Income and Other Noninterest Expense

The Company had no other noninterest income accounts that totaled more than one percent of total revenue of the Company.

The Company had the following other noninterest expense accounts that comprised more than one percent of total revenue for the Company. Telephone expense was $426,000, $323,000 and $292,000 for the years 2002, 2001 and 2000 respectively. A reserve for a potential claim was expensed for $710,000 in 2002.

HENDERSON CITIZENS BANCSHARES, INC.

11. Benefit Plans

The Company has a 401(k) savings plan which covers substantially all full-time employees with at least one year of service. With respect to employer contributions, vesting under the plan begins in the third year and participants become fully vested after seven years. Contributions are at the discretion of the Board of Directors. The Company expensed $610,000, $454,000, and $410,000 related to the plan for the years ended December 31, 2002, 2001, and 2000.

The Company maintains a non-qualified deferred compensation plan and a performance and retention plan for certain management employees of the Company. Contributions by the Company are at the discretion of the Board of Directors and the plans generally provide for vesting over five years. The Company expensed $775,000, $263,000, and $202,000 related to these plans during 2002, 2001, and 2000.

12. Transaction With Affiliate

The Company is affiliated with H.C.B., Inc. (HCB). The Board of Directors for both the Company and HCB are the same. HCB has been used, in part, to own certain assets amounting to approximately $1,909,000 and $1,559,000 at December 31, 2002 and 2001 that supervisory agencies have generally not permitted banks to own directly for extended periods of time. During the years ended December 31, 2002, 2001, and 2000, the Company charged HCB a management fee of $36,000, $36,000, and $37,000, for various services provided to HCB. The amount charged was considered to be the fair value of services rendered. During 2002, 2001, and 2000, the Bank’s trust department charged HCB an additional $9,000, $19,000, $10,000, for management services related to HCB’s mineral interests.

13. Fair Value of Financial Instruments

The estimated fair value approximates carrying value for financial instruments except those described below:

Securities: Fair values for securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Loans: The fair value of fixed-rate loans and variable-rate loans which reprice on an infrequent basis is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality.

HENDERSON CITIZENS BANCSHARES, INC.

Deposits: The fair value of deposit liabilities with defined maturities is estimated by discounting future cash flows using the interest rates currently offered for deposits of similar remaining maturities.

Off-Balance Sheet Instruments: The fair values of these items are not material and are therefore not included on the following schedule.

The estimated fair values of financial instruments at December 31, 2002 and 2001 were as follows (in thousands of dollars):

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$16,077	$16,077	$14,390	$14,390
Interest-bearing deposits with financial institutions	1,321	1,321	4,659	4,659
Federal funds sold	11,410	11,410	16,860	16,860
Interest-bearing time deposits	596	596	7,287	7,287
Securities, available for sale	184,274	184,274	185,410	185,410
Securities, held to maturity	85,361	87,816	57,170	57,171
Loans, net	226,879	226,690	212,665	217,126
Mortgage servicing rights	503	503	352	352
Restricted investments	853	853	533	533
Accrued interest receivable	3,698	3,698	4,157	4,157
Financial liabilities:
Deposits:
Demand – noninterest-bearing	$76,056	$76,056	$70,527	$70,527
NOW accounts	88,405	88,405	87,781	87,781
Money market and savings	77,280	77,280	94,844	94,844
Certificates of deposit and other time deposits	253,210	257,565	220,578	222,319
Accrued interest payable	1,020	1,020	1,394	1,394
Notes payable and other borrowings	4,914	4,914	4,098	4,098

While these estimates of fair value are based on management’s judgment of appropriate factors, there is no assurance that, were the Company to have disposed of such items at December 31, 2002 and 2001, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2002 and 2001 should not necessarily be considered to apply at subsequent dates.

In addition, other assets, such as property and equipment, and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items.

HENDERSON CITIZENS BANCSHARES, INC.

14. Off-Balance Sheet Risk, Commitments and Contingencies

Financial instruments with off-balance sheet risk:

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. Financial instruments with contractual or notional amounts that represent credit risk at December 31, 2001 and 2000 were as follows:

	2002	2001
Commitments to extend credit	$26,960,000	$33,775,000
Standby letters of credit	567,000	281,000

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and nature of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter-party. Such collateral may include accounts receivable, inventory, property, plant, and equipment, real estate, and income-producing commercial and oil and gas properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. If the commitment is funded, the Company would be entitled to seek recovery from the customer. The Company holds collateral supporting those commitments for which collateral is deemed necessary. As of December 31, 2002 and 2001, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

HENDERSON CITIZENS BANCSHARES, INC.

Although the maximum exposure is the amount of these commitments, at December 31, 2002, management anticipates no material losses from such activities.

Contingencies:

In August 2002, the Company was named as a respondent in a petition filed in connection with a 2001 Receivership Action against a former broker that the Company had used for investments in certificates of deposit. The petition alleges the Company received an early redemption of its investment in certificates of deposit and is obligated to return the approximately $4.6 million that it received. As of December 31, 2002, the court has not ordered the Company to respond to the petition and no suit has been filed against the Company (see Note 19 – Subsequent Events). Based upon court filings by the Receiver, management believes that recoveries for the claimants in the Receivership Action will be approximately 85-90% of alleged losses. The Receiver has taken the position in this suit that parties, such as the Company, would be entitled to file a claim with the Receiver for their investments if they were required to pay back funds transferred from the broker. Accordingly, if the Company were required to pay back the $4.6 million to the Receiver, the Company would be entitled to file a claim with the receiver as a creditor of the broker’s estate. Therefore, even if the court were to overrule the procedural defenses of the Company, and the Receiver were to sustain his burden to prove his claims, the Company could reasonably expect to keep 85-90% of its $4.6 million investment with the broker. As of December 31, 2002, the Company had accrued $710,000 for potential losses representing approximately 15% of its investment plus expected legal costs.

The Company is involved in other legal actions arising from normal business activities. Management believes that these actions will not materially affect the financial position or results of operations of the Company.

Lease Commitments:

In April 2002, the Company entered into a long-term lease agreement for a branch office. The lease will expire June 30, 2012, and the annual lease payments total approximately $65,000.

15. Concentrations of Credit Risk

The Bank grants real estate, commercial and industrial loans to customers primarily in Henderson, Texas, and surrounding areas of east Texas. Although the Bank has a diversified loan portfolio, a substantial portion (approximately 57% and 53% at December 31, 2002 and 2001) of its loans are secured by real estate and its ability to fully collect its loans is dependent upon the real estate market in this region. The Bank typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Bank.

Federal funds sold totaled $11,410,000 and $16,860,000 at December 31, 2002 and 2001. These funds represent uncollateralized loans, in varying amounts, to other commercial banks. The Company maintains deposits with other financial institutions in amounts that exceed FDIC insurance coverage. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

HENDERSON CITIZENS BANCSHARES, INC.

16. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios as set forth in the following table. Management believes, as of December 31, 2002 and 2001, that the Company and the Bank met all capital adequacy requirements to which they are subject.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002:
Total capital to risk weighted assets:
Consolidated	$39,930	15.91%	$20,083	8.00%	N/A	N/A
Bank	41,042	16.37	20,067	8.00	$25,084	10.00%
Tier I capital to risk weighted assets:
Consolidated	36,791	14.66	10,042	4.00	N/A	N/A
Bank	37,923	15.12	10,034	4.00	15,049	6.00
Tier I capital to average assets:
Consolidated	36,791	6.82	21,591	4.00	N/A	N/A
Bank	37,923	7.03	21,583	4.00	26,972	5.00
December 31, 2001:
Total capital to risk weighted assets:
Consolidated	$36,956	15.12%	$19,568	8.00%	N/A	N/A
Bank	36,622	14.98	19,552	8.00	$24,440	10.00%
Tier I capital to risk weighted assets:
Consolidated	33,899	13.87	9,784	4.00	N/A	N/A
Bank	33,565	13.73	9,776	4.00	14,664	6.00
Tier I capital to average assets:
Consolidated	33,899	6.74	20,119	4.00	N/A	N/A
Bank	33,565	6.72	19,967	4.00	24,958	5.00

As of December 31, 2002, the Bank met the level of capital required to be categorized as well capitalized under prompt corrective action regulations. Management is not aware of any conditions subsequent to that date that would change the Bank’s capital category.

HENDERSON CITIZENS BANCSHARES, INC.

The Bank is a national banking association and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (OCC). The Bank is also a member of the Federal Reserve Banking System (FRB) and the Federal Deposit Insurance Corporation (FDIC). Because the FRB regulates the bank holding company parent of the Bank, the FRB also has supervisory authority that directly affects the Bank. In addition, upon making certain determinations with respect to the condition of any insured bank, the FDIC may begin proceedings to terminate a bank’s federal deposit insurance.

Dividends paid by the Company are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. Regulatory approval is required in order to pay dividends in excess of the Bank’s earnings retained for the current and prior two years. These guidelines do not currently restrict the Bank from paying normal dividends to the Company.

HENDERSON CITIZENS BANCSHARES, INC.

17. Parent Company Only Financial Information

The financial information below summarizes the financial position of Henderson Citizens Bancshares, Inc. (parent company only) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002.

Balance Sheets

(Parent Company Only)

December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
ASSETS
Cash in subsidiary bank	$595	$649
Investment in subsidiaries	47,929	43,611
Other assets	199	199

Total assets	$48,723	$44,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Dividends payable	$339	$339
Other liabilities	97	186

	436	525
Stockholders’ equity:
Preferred stock	—	—
Common stock	10,800	10,800
Additional paid-in capital	5,400	5,400
Retained earnings	33,342	29,243
Accumulated other comprehensive income (loss)	1,162	903
Treasury stock	(2,417)	(2,412)

Total stockholders’ equity	48,287	43,934

Total liabilities and stockholders’ equity	$48,723	$44,459

HENDERSON CITIZENS BANCSHARES, INC.

Statements of Income

(Parent Company Only)

Years Ended December 31, 2002, 2001, and 1999

(Dollars in Thousands)

	2002	2001	2000
Dividend income	$1,396	$10,917	$1,895
Operating expenses	—	—	—

Income before income taxes and equity in undistributed earnings of subsidiaries	1,396	10,917	1,895
Income tax expense	—	—	—

Income before equity in undistributed earnings of subsidiaries	1,396	10,917	1,895
Equity in undistributed earnings of subsidiaries	4,059	(6,551)	1,729

Net income	$5,455	$4,366	$3,624

HENDERSON CITIZENS BANCSHARES, INC.

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2002, 2001, and 2000

(Dollars in Thousands)

	2002	2001	2000
Operating activities:
Net income	$5,455	$4,366	$3,624
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(4,059)	6,551	(1,729)
Increase in other assets	—	—	(199)
Net change in dividends payable	—	—	(3)
Net change in other liabilities	(89)	187	—

Net cash from operating activities	1,307	11,104	1,693

Investing activities:
Purchase of subsidiary bank	—	(9,832)	—

Financing activities:
Cash dividends paid	(1,356)	(1,017)	(1,358)
Purchase of treasury stock	(5)	(15)	(278)

Net cash from financing activities	(1,361)	(1,032)	(1,636)

Net change in cash	(54)	240	57
Cash at beginning of year	649	409	352

Cash at end of year	$595	$649	$409

HENDERSON CITIZENS BANCSHARES, INC.

18. Quarterly Financial Data—Unaudited

Condensed quarterly results of operations for the years ended December 31, 2002 and 2001 were as follows:

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
December 31, 2002:
Interest income	$6,772	$6,905	$7,108	$7,111
Interest expense	2,598	2,721	2,787	2,995

Net interest income	4,174	4,184	4,321	4,116
Provision for loan losses	325	250	230	260

Net interest income after provision for loan losses	3,849	3,934	4,091	3,856
Noninterest income	2,512	2,359	2,416	2,883
Noninterest expense	5,299	4,966	4,447	4,227

Earnings before taxes	1,062	1,327	2,060	2,512
Provision for income tax expense	152	250	476	628

Net earnings	$910	$1,077	$1,584	$1,884

Basic earnings per common share	$0.47	$0.54	$0.79	$0.94

December 31, 2001:
Interest income	$7,266	$7,648	$6,929	$7,019
Interest expense	3,394	3,893	3,810	3,964

Net interest income	3,872	3,755	3,119	3,055
Provision for loan losses	388	159	120	110

Net interest income after provision for loan losses	3,484	3,596	2,999	2,945
Noninterest income	2,116	1,985	1,721	1,566
Noninterest expense	4,375	4,053	3,445	3,388

Earnings before taxes	1,225	1,528	1,275	1,123
Provision for income tax expense	187	228	210	160

Net earnings	$1,038	$1,300	$1,065	$963

Basic earnings per common share	$0.53	$0.65	$0.53	$0.48

HENDERSON CITIZENS BANCSHARES, INC.

19. Subsequent Events

As discussed in Note 14, during 2002, the Company was named as a respondent in a petition filed in connection with a Receivership Action. On March 12, 2003, the Receiver’s petition was approved and the Company was ordered to respond to the petition. Management believes the Company has a meritorious defense against the claims of the Receiver and intends to vigorously defend against the Receiver’s allegations.

On February 19, 2003, the Board of Directors of Bancshares entered into an Agreement and Plan of Merger with HCB Merger Corp., a wholly-owned subsidiary of Bancshares providing for the merger with and into Bancshares. As a result of the merger, shareholders of Bancshares who own less than 500 shares will receive $32.00 in cash for each share they own as of the effective time of the merger.

Under the terms of the agreement, which is subject to shareholder approval, it is anticipated that approximately 30,237 shares, representing 1.52% of Bancshares’ common stock, will be converted into the right to receive cash. Shareholders owning less than 500 shares of Bancshare’s common stock will be entitled to receive $32.00, in cash, for each share they own at the effective time of the merger. Shareholders owning 500 shares or more will continue to hold their shares after the merger. The Bank Advisory Group, Inc., Austin, Texas, has served as financial advisor to the Board of Directors.

The proposed transaction is anticipated to reduce the number of shareholders of record to approximately 236 shareholders. As a result, Bancshares will suspend filing reports with the SEC. It is anticipated that Bancshares will achieve significant cost savings through the suspension of its filing obligations. The Board of Directors believes that the cost of being a “public” company is not justified by the limited benefits given its lack of active trading activity. Further, the strategic vision and direction by the Board of Directors is to maintain an independent company providing financial services to its marketplace, through Citizens National Bank.

Bancshares plans to hold the special shareholders’ meeting and to approve the proposed transaction during the second quarter of 2003.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HENDERSON CITIZENS BANCSHARES, INC.

By:	/s/ MILTON S. MCGEE, JR.
Milton S. McGee, Jr., CPA, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ REBECCA TANNER
Rebecca Tanner, CPA Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)

Date: March 19, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ LANDON ALFORD Landon Alford	Director and Chairman of the Board	March 19, 2003

/s/ DAVID ALFORD David Alford	Director	March 19, 2003

/s/ R. M. BALLENGER R. M. Ballenger	Director	March 19, 2003

/s/ STAYTON M. BONNER, JR. Stayton M. Bonner, Jr.	Director	March 19, 2003

/s/ D. J. BURKS D. J. Burks	Director	March 19, 2003

/s/ BILLY CRAWFORD Billy Crawford	Director	March 19, 2003

/s/ SHEILA GRESHAM Sheila Gresham	Director	March 19, 2003

/s/ JAMES MICHAEL KANGERGA James Michael Kangerga	Director	March 19, 2003

/s/ J. MARK MANN J. Mark Mann	Director	March 19, 2003

/s/ CHARLES H. RICHARDSON Charles H. Richardson	Director	March 19, 2003

/s/ TONY WOOSTER Tony Wooster	Director	March 19, 2003

William E. Wylie	Director	March 19, 2003

Certifications

I, Milton S. McGee, Jr. certify that:

1.	I have reviewed this annual report on Form 10-K of Henderson Citizens Bancshares, Inc.;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: March 19, 2003	By:	/s/ MILTON S. MCGEE, JR.
	Name: Title:	Milton S. McGee, Jr. President and Chief Executive Officer

I, Rebecca Tanner certify that:

1.	I have reviewed this annual report on Form 10-K of Henderson Citizens Bancshares, Inc.;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: March 19, 2003	By:	/s/ REBECCA TANNER
	Name: Title:	Rebecca Tanner Vice President, Treasurer and Chief Financial Officer and Chief Accounting Officer

* * * * * * * *

The certification required by Section 906 of the Sarbanes-Oxley Act of 2002 is being furnished to the Securities and Exchange Commission under separate correspondence concurrently with this filing.

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 BY REGISTRANTS, WHICH HAVE NOT REGISTERED SECURITIES PURSUANT TO SECTION 12 OF THE ACT.

The following items will be sent to the shareholders of record of the Company on or before March 27, 2003, and copies of such information shall be sent to the Securities and Exchange Commission on or before such time:

(1)	2002 Annual Report to Shareholders

(2)	Notice of Annual Meeting of Shareholders and Proxy Statement

(3)	Proxy Card

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

to the

FORM 10-K ANNUAL REPORT

under

☒	THE SECURITIES EXCHANGE ACT OF 1934

for the fiscal year ended: December 31, 2002

HENDERSON CITIZENS

BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	75-2371232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 West Main Street P.O. Box 1009, Henderson, Texas (Address of principal executive offices)	75653-1009 (Zip Code)

(903) 657-8521

(Registrant’s telephone number, including area code)

EXHIBIT INDEX

Exhibit

3.1

Articles of Incorporation of Henderson Citizens Bancshares, Inc. (incorporated herein by reference from the Company’s Registration Statement on Form S-4 (Registration No. 33-42286) filed with the Securities and Exchange Commission on August 16, 1991).

3.2

Bylaws of Henderson Citizens Bancshares, Inc. (incorporated herein by reference from the Company’s Registration Statement on Form S-4 (Registration No. 33-42286) filed with the Securities and Exchange Commission on August 16, 1991).

4.1

Specimen Common Stock Certificate of Henderson Citizens Bancshares, Inc. (incorporated herein by reference from the Company’s Registration Statement on Form S-4 (Registration No. 33-42286) filed with the Securities and Exchange Commission on August 16, 1991).

10.1

Citizens National Bank of Henderson—Profit Sharing Plan (incorporated herein by reference from the Company’s Registration Statement on Form S-4 (Registration No. 33-42286) filed with the Securities and Exchange Commission on August 16, 1991).

10.2

Change in Control Agreement dated June 12, 1995 by and between Henderson Citizens Bancshares, Inc. and Milton S. McGee, Jr., President of Henderson Citizens Bancshares, Inc. (incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1995).

10.3

Amendment One to the Change in Control Agreement Between Henderson Citizens Bancshares, Inc. and Milton S. McGee, Jr. dated December 16, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.4

Citizens National Bank Non-Qualified Deferred Compensation Plan dated November 18, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.5	Citizens National Bank 1998 Performance and Retention Plan dated November 18, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.6	Citizens National Bank Employee Severance Protection Plan dated November 18, 1998 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

21.1	Subsidiaries of registrant.

EXHIBIT 21.1

Henderson Citizens Bancshares, Inc.
Henderson Citizens Delaware Bancshares, Inc. (100%)

Citizens National Bank, Henderson, Texas (100%)

CNB Community Development Corporation (100%)

HCB Insurance Agency, Inc. (100%)

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

OF HENDERSON CITIZENS BANCSHARES, INC.

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Annual Report on Form 10-K for the Year Ended December 31, 2002 (the “Report”) by Henderson Citizens Bancshares, Inc. (“Registrant”), each of the undersigned hereby certifies that:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: March 19, 2003	By:	/s/ MILTON S. MCGEE, JR.
Milton S. McGee, Jr., CPA President (Chief executive officer)

CERTIFICATION OF CHIEF FINANCIAL OFFICER

OF HENDERSON CITIZENS BANCSHARES, INC.

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Annual Report on Form 10-K for the Year Ended December 31, 2002 (the “Report”) by Henderson Citizens Bancshares, Inc. (“Registrant”), each of the undersigned hereby certifies that:

3.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

4.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: March 19, 2003	By:	/s/ REBECCA G. TANNER
Rebecca G. Tanner, CPA Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer (Chief financial officer)

APPENDIX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: March 31, 2003

Commission file number: 33-42286

HENDERSON CITIZENS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6712	75-2371232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

201 West Main Street, P.O. Box 1009

Henderson, Texas 75653-1009

(903) 657-8521

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes    ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

Yes  ☐    No  ☒

At April 30, 2003, 1,994,018 shares of Common Stock, $5.00 par value, were outstanding.

HENDERSON CITIZENS BANCSHARES, INC.

QUARTER ENDED MARCH 31, 2003

2

Part I. FINANCIAL INFORMATION

Item 1. Financial Statements

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Balance Sheets

(dollars in thousands, except share and per share amounts)

	March 31, 2003	December 31, 2002
Assets	(unaudited)
Cash and due from banks	$14,307	16,077
Interest-bearing deposits with financial institutions	1,437	1,321
Federal funds sold	20,860	11,410

Total cash and cash equivalents	36,604	28,808

Interest-bearing time deposits	299	596
Securities available for sale, at fair value	191,608	184,274
Securities held to maturity, estimated fair value of $98,326 in 2003 and $87,816 in 2002	95,196	85,361

Loans, net	222,028	226,879
Premises and equipment, net	11,833	11,568
Accrued interest receivable	3,169	3,698
Goodwill	5,876	5,876
Intangible assets, net	4,814	4,409
Other assets	4,918	4,125

	$576,345	555,594

Liabilities and Stockholders’ Equity
Deposits:
Demand—non interest-bearing	$82,757	76,056
Interest-bearing transaction accounts	90,618	88,405
Money market and savings	80,960	77,280
Certificates of deposit and other time deposits	265,854	253,210

Total deposits	520,189	494,951

Accrued interest payable	975	1,020
Other borrowings	1,851	4,914
Other liabilities	4,384	6,422

	527,399	507,307
Stockholders’ equity:
Preferred stock, $5 par value; 2,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $5 par value; 10,000,000 shares authorized, 2,160,000 issued	10,800	10,800
Surplus	5,400	5,400
Retained earnings	34,454	33,342
Accumulated other comprehensive income	714	1,162
Treasury stock, 165,982 shares in 2003 and 165,782 shares in 2002, at cost	(2,422)	(2,417)

Total stockholders’ equity	48,946	48,287

	$576,345	555,594

See accompanying notes to consolidated financial statements.

3

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Statements of Income—unaudited

(dollars in thousands, except share and per share amounts)

	Three months ended March 31,
	2003	2002
Interest income:
Loans, including fees	$3,862	3,962
Securities:
Taxable—available for sale	1,588	1,937
Taxable—held to maturity	370	530
Tax-exempt—held to maturity	568	484
Federal funds sold	72	104
Interest-bearing deposits with financial institutions	9	94
Other interest income	11	—

Total interest income	6,480	7,111

Interest expense:
Deposits:
Transaction accounts	157	274
Money market and savings	158	359
Certificates of deposit and other time deposits	2,052	2,345
Other borrowed funds	28	17

Total interest expense	2,395	2,995

Net interest income	4,085	4,116

Provision for loan losses	261	260

Net interest income after provision for loan losses	3,824	3,856

Noninterest income:
Service charges, commissions, and fees	1,583	1,390
Income from fiduciary activities	381	369
Net realized gains on securities transactions	529	862
Other	350	262

Total noninterest income	2,843	2,883

Noninterest expenses:
Salaries and employee benefits	2,999	2,660
Occupancy and equipment	686	566
Other	1,173	1,001

Total other expenses	4,858	4,227

Income before income tax expense	1,809	2,512
Income tax expense	358	628

Net income	$1,451	1,884

Basic earnings per common share	$0.73	0.94

Weighted average number of shares outstanding	1,994,047	1,994,293

See accompanying notes to consolidated financial statements.

4

HENDERSON CITIZENS BANCSHARES, INC.

Consolidated Statements of Changes in Stockholders’ Equity—unaudited

Three months ended March 31, 2003 and 2002

(dollars in thousands, except share and per share amounts)

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at January 1, 2002	$—	10,800	5,400	29,243	903	(2,412)	43,934
Comprehensive income:
Net Income	—	—	—	1,884	—	—	1,884
Other comprehensive income:
Net change in fair value of securities available-for- sale, net of reclassification adjustments of $862 and taxes of $(452)	—	—	—	—	(878)	—	(878)

Total comprehensive income	—	—	—	—	—	—	1,006
Purchase of 200 shares of treasury stock	—	—	—	—	—	(5)	(5)
Cash dividends declared ($.17 per share)	—	—	—	(339)	—	—	(339)

Balances at March 31, 2002	$—	10,800	5,400	30,788	25	(2,417)	44,596

Balances at January 1, 2003	$—	10,800	5,400	33,342	1,162	(2,417)	48,287
Comprehensive income:
Net Income	—	—	—	1,451	—	—	1,451
Other comprehensive income:
Net change in fair value of securities available-for- sale, net of reclassification adjustments of $529 and taxes of $(231)	—	—	—	—	(448)	—	(448)

Total comprehensive income	—	—	—	—	—	—	1,003
Purchase of 200 shares of treasury stock	—	—	—	—	—	(5)	(5)
Cash dividends declared ($.17 per share)	—	—	—	(339)	—	—	(339)

Balances at March 31, 2003	$—	10,800	5,400	34,454	714	(2,422)	48,946

See accompanying notes to consolidated financial statements.

5

HENDERSON CITIZENS BANCSHARES, INC.

Condensed Consolidated Statements of Cash Flows—unaudited

Three months ended March 31, 2003 and 2002

(dollars in thousands)

	2003	2002
Net cash from operating activities	$(339)	(4,883)

Investing activities:
Interest-bearing time deposits:
Purchases	(100)	(200)
Maturities	397	6,891
Securities available for sale:
Sales	14,322	49,953
Purchases	(38,789)	(45,096)
Maturities and repayments	16,433	13,360
Securities held to maturity:
Purchases	(17,332)	(41,284)
Maturities and repayments	7,421	2,852
Net change in loans	4,547	(2,036)
Proceeds from sale of premises and equipment and other real estate	—	97
Purchases of bank premises, equipment and software	(595)	(121)

Net cash from investing activities	(13,696)	(15,584)

Financing activities:
Net change in deposits	25,238	14,867
Net change in short-term borrowings	(3,063)	(1,396)
Cash dividends paid	(339)	(678)
Purchase of treasury stock	(5)	(5)

Net cash from financing activities	21,831	12,788

Change in cash and cash equivalents	7,796	(7,679)
Cash and cash equivalents at beginning of period	28,808	43,196

Cash and cash equivalents at end of period	$36,604	35,517

SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES
Income taxes paid, net of refunds	$425	—

Interest paid	$4,390	3,120

See accompanying notes to consolidated financial statements.

6

HENDERSON CITIZENS BANCSHARES, INC.

Notes to Consolidated Financial Statements—unaudited

March 31, 2003

(1)	Basis of Presentation

The accompanying consolidated financial statements of Henderson Citizens Bancshares, Inc. (the “Company”) are unaudited, but include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position, results of operations, and cash flows.

The accompanying consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission (SEC) and, therefore, do not purport to contain all the necessary financial disclosures required by accounting principles generally accepted in the United States of America that might otherwise be necessary in the circumstances, and should be read in conjunction with our consolidated financial statements, and notes thereto, for the year ended December 31, 2002, included in the Company’s annual report on Form 10-K filed with the SEC on March 21, 2003 (the “2002 Form 10-K”). Refer to the Company’s accounting policies described in the notes to the consolidated financial statements contained in the 2002 Form 10-K which were consistently followed in preparing this Form 10-Q. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results for the year ending December 31, 2003 or any future period.

The preparation of these interim financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The allowance for loan losses, fair values of financial instruments and repossessed assets and the status of contingencies are particularly subject to change.

The accompanying consolidated financial statements of the Company include the accounts of Henderson Citizens Delaware Bancshares, Inc., (“Delaware”), a Delaware corporation, and its wholly owned subsidiary, Citizens National Bank. The financial statements of Citizens National Bank are consolidated with its wholly owned subsidiaries, HCB Insurance Agency, Inc. and Community Development Corporation (“CDC”). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company is principally engaged in traditional community banking activities provided through its fourteen full service branches and its trust office located in east Texas. Community banking activities include the Company’s commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company also operates an insurance agency.

Certain amounts in the prior financial statements have been reclassified to conform to the current presentation.

(2)	Recent Developments

On February 23, 2003, the Board of Directors of the Company publicly announced that it had entered an agreement and plan of merger that will result in the suspension of its duty to file supplemental and periodic information, documents and reports, including Forms 10-K, 10-Q and 8-K, with the SEC. Under the terms of the agreement, which is subject to shareholder approval, it is anticipated that approximately 30,237 shares, representing 1.52% of the Company’s common stock, will be converted into the right to receive cash. Shareholders owning less than 500 shares of the Company’s common stock will be entitled to receive $32.00, in cash, for each share they own at the effective time of the merger. Shareholders owning 500 shares or more will continue to hold their shares after the merger.

7

HENDERSON CITIZENS BANCSHARES, INC.

Notes to Consolidated Financial Statements

March 31, 2003

On May 8, 2003, the Company filed a schedule 13E-3 and a preliminary proxy statement on schedule 14A with the SEC providing important details of the merger agreement and the merger. The Company plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the SEC’s website, www.sec.gov. Free copies of the proxy statement will also be available from the Company by directing requests to the attention of Nelwyn Richardson, 201 West Main Street, P. O. Box 1009, Henderson, Texas 75653. The Company, its directors and certain executive officers may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the shareholders of the Company in favor of the merger agreement. Information about the directors or executive officers of the Company and their ownership of Henderson Citizens’ common stock is set forth in the proxy statement for Henderson Citizens’ 2002 annual meeting of shareholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of the “participants in the solicitation” may be obtained by reading the proxy statement relating to the merger agreement and the merger when it becomes available.

(3)	Securities

The amortized cost and estimated fair values of securities available for sale at March 31, 2003 and December 31, 2002, are summarized as follows (in thousands of dollars):

	March 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$22,919	207	—	23,126
Mortgage-backed securities and collateralized mortgage obligations	167,607	1,030	(155)	168,482

	$190,526	1,237	(155)	191,608

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$22,988	265	—	23,253
Mortgage-backed securities and collateralized mortgage obligations	159,525	1,556	(60)	161,021

	$182,513	1,821	(60)	184,274

8

HENDERSON CITIZENS BANCSHARES, INC.

Notes to Consolidated Financial Statements

March 31, 2003

The amortized cost and estimated fair values of securities held to maturity at March 31, 2003 and December 31, 2002, are summarized as follows (in thousands of dollars):

	March 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$26,995	435	—	27,430
State and municipal	54,913	2,367	(30)	57,250
Mortgage-backed securities and collateralized mortgage obligations	13,288	370	(12)	13,646

	$95,196	3,172	(42)	98,326

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$16,998	453	—	17,451
State and municipal	48,690	1,587	(63)	50,214
Mortgage-backed securities and collateralized mortgage obligations	17,669	463	—	18,132
Corporate	2,004	15	—	2,019

	$85,361	2,518	(63)	87,816

9

HENDERSON CITIZENS BANCSHARES, INC.

Notes to Consolidated Financial Statements

March 31, 2003

(4)	Loans and Allowance for Loan Losses

The composition of the Company’s loan portfolio is as follows (in thousands of dollars)

	March 31, 2003	December 31, 2002
Real estate	$130,036	130,561
Commercial and industrial	61,119	64,121
Installment and other	34,355	35,649

Total	225,510	230,331

Less:
Allowance for loan losses	(3,481)	(3,450)
Unearned discount	(1)	(2)

Loans, net	$222,028	226,879

Changes in the allowance for loan losses for the three months ended March 31, 2003 and 2002 are summarized as follows (in thousands of dollars):

	Three months ended March 31,
	2003	2002
Balance, beginning of period	$3,450	3,205
Provision charged to operating expense	261	260
Charge offs:
Commercial, financial, and agriculture	(120)	(34)
Real estate mortgage	—	—
Installment loans to individuals	(219)	(178)
Recoveries:
Commercial, financial, and agriculture	15	9
Real estate mortgage	—	—
Installment loans to individuals	94	57

Balance, March 31	$3,481	3,319

(5)	Notes Payable

On November 26, 2002, Delaware entered into a revolving note with another financial institution for $2,500,000. Effective May 1, 2003, the amount of the revolving note was increased to $5,000,000. The note is secured by stock of Citizens National Bank and a guaranty of the Company. The note is payable upon demand, but if no demand is made, interest only payments begin August 26, 2003 and continue at quarterly time intervals thereafter. A final payment of the unpaid balance plus accrued interest is due and payable on November 26, 2003. The interest rate payable by Delaware is Prime less 0.50%, currently 3.75%. The balance of the note at March 31, 2003 is $1,500,000.

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ITEM 2—MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF HENDERSON CITIZENS BANCSHARES, INC.

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

The following discussion and analysis of the consolidated financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and the notes thereto, and other financial and statistical information appearing elsewhere in this report.

Forward-Looking Information

Statements and financial discussion and analysis by management contained throughout this Form 10-Q that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Various factors could cause actual results to differ materially from the forward-looking statements, including, without limitation, changes in interest rates and economic conditions, increased competition for deposits and loans adversely affecting rates and terms, changes in availability of funds increasing costs or reducing liquidity, changes in applicable statutes and governmental regulations, and the loss of any member of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

Results of Operations

Net income for the first three months of 2003 decreased to $1,451,000, or $0.73 per share, compared to $1,884,000, or $0.94 per share for the same period in 2002. Details of the components of net income are discussed below.

Net Interest Income. Net interest income for the three months ended March 31, 2003 was $4,085,000, a decrease of $31,000 for the three months when compared to the same period in 2002. Average interest-earning assets increased $30,696,000, while the net interest margin decreased from 3.31% at March 31, 2002 to 3.11% at March 31, 2003. Total interest income decreased $631,000 from the previous year during the three month period ended March 31, 2003. The decrease was a result of a decrease in the average yield on interest-bearing assets from 5.94% at March 31, 2002 to 5.25% at March 31, 2003. Even though volumes increased on average interest-bearing liabilities by $16,625,000, interest expense decreased by $600,000 during the three months ended March 31, 2003. This decrease was attributable to a decrease in the average yield on interest-bearing liabilities from 2.87% at March 31, 2002 to 2.18% at March 31, 2003.

Provision for Loan Losses. The provision for loan losses was $261,000 for the first three months of 2003 compared to $260,000 for the first three months of 2002. See “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Company—Allowance for Loan Losses” for a more detailed discussion relative to the provision for loan losses.

Noninterest Income. Noninterest income, excluding securities gains/losses, was $2,314,000 for the first three months of 2003 as compared to $2,021,000 in the first three months of 2002. This increase is largely attributable to increases in service charges primarily due to the growth in fees collected for insufficient funds, which is largely attributable to the acquisition of new branch facilities. Increases in ATM and MasterMoney fee income and increases in mortgage-servicing income realized from the sale of FHLMC loans also contributed to the rise in noninterest income. The Company experienced a net gain on securities transactions of $529,000 for the first three months of 2003 compared to a net gain on securities transactions of $862,000 for the first three months of 2002. Given the level of interest rates on securities maturing in an 18-month period, the Company elected to capture most of the gain during the first quarter in anticipation of rising interest rates.

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Noninterest Expenses. Noninterest expenses for the three-month period ended March 31, 2003, were $4,858,000 compared to $4,227,000 during the same period in 2002. The increase in other expenses is primarily due to the increase in salary and related benefits expense resulting from normal year-end salary increases in the current year combined with the additional expense of employees added in the acquisition of two branch facilities in April of 2002. Occupancy expenses continue to increase with the addition of new facilities and the remodeling of existing properties. Noninterest expenses also increased due to the acquisition of new branches, which increased the amortization expense for other intangible assets and resulted in higher expenses overall as a result of the Company’s growth. Telephone expenses for the three months ended March 31, 2003 were $106,000 compared to $111,000 for the same period in 2002.

Income Taxes. Income tax expense for the first three months of 2003 was $358,000, compared to $628,000 in the same period in 2002. The effective tax rates for the first three months of 2003 and 2002 were 19.8% and 25.0%. The effective rates are less than the statutory rate of 34% primarily because of tax-free income provided from state and municipal bonds, leases and obligations.

Financial Condition

The Company’s total assets at March 31, 2003 of $576,345,000 increased from the total assets at December 31, 2002 of $555,594,000. The Company’s loan portfolio was $222,028,000 at March 31, 2003, down slightly from $226,879,000 at December 31, 2002. Total deposits were $520,189,000 at March 31, 2003, compared to the December 31, 2002 total of $494,951,000.

Deposits and Other Borrowings

Total deposits at March 31, 2003 increased from the December 31, 2002 balances by $25,238,000. This increase was due mostly to an increase in public funds.

During July 2000, the Company changed from the Treasury Tax and Loan Daily Remittance Option to the Treasury Tax and Loan Note Option, which allows the Company to keep on deposit customer tax payments for short periods of time until withdrawn by the Treasury. At March 31, 2003, amounts payable under this note totaled $351,000 compared to $3,413,000 at December 31, 2002. The decrease was due to remittances made during the three months ended March 31, 2003.

Effective November 26, 2002, Delaware entered into a revolving note with TIB The Independent Bankers Bank for $2,500,000. Effective May 1, 2003, the amount of the revolving note was increased to $5,000,000. The note is secured by stock of Citizens National Bank and a guaranty of the Company. The note is payable upon demand, but if no demand is made, interest only payments begin August 26, 2003 and continue at quarterly time intervals thereafter. A final payment of the unpaid principal balance plus accrued interest is due and payable on November 26, 2003. The interest payable by Delaware is 0.500% per annum under the Index Rate provided that such rate is the most recently published by the Wall Street Journal as the Prime Rate as set forth in the money rates tables therein, or if no such rate is published then any successor rate acceptable to the lender. Currently the rate is 3.75%. The balance of the note at March 31, 2003 is $1,500,000.

The Company does not anticipate any material impact upon the Company or its operations as a result of the borrowings.

Liquidity

Liquidity is the ability of the Company to fund customers’ needs for borrowing and deposit withdrawals. The purpose of liquidity management is to assure sufficient cash flow to meet all of the financial commitments and to capitalize on opportunities for business expansion. This ability depends on the institution’s financial strength, asset quality and types of deposit and investment instruments offered by the Company to its customers. The Company’s principal sources of funds are deposits, loan and securities repayments, maturities of securities, sales of securities available for sale and other funds provided by operations. The Company also has various federal funds sources from correspondent banks. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. The Company maintains investments in liquid assets based upon management’s assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

Cash and cash equivalents increased $7,796,000 from $28,808,000 at December 31, 2002 to $36,604,000 at March 31, 2003. Cash and cash equivalents represented 6.4% of total assets at March 31, 2003 compared to 5.2% of total assets at December 31, 2002. The Company has the ability to borrow federal funds from various correspondent banks should the Company need to supplement its future liquidity needs in order to meet deposit flows, loan demand or to fund investment opportunities. Management believes the Company’s liquidity position is sufficient to meet the Company’s needs for at least the next twelve months based on its level of cash and cash equivalents, core deposits, the stability of its other funding sources and the support provided by its capital base.

As summarized in the Consolidated Statements of Cash Flows, the most significant transactions that affected the Company’s level of cash and cash equivalents, cash flows and liquidity during the first three months of 2002 were the securities purchases of $56,121,000, a net increase in deposits of $25,238,000 and securities maturities and repayments of $23,854,000.

12

Capital Resources

At March 31, 2003, stockholders’ equity totaled $48,946,000, or 8.5% of total assets, compared to $48,287,000, or 8.7% of total assets, at December 31, 2002.

The Company and its Bank subsidiary, Citizens National Bank, are subject to regulatory capital requirements administered by federal banking agencies. Bank regulators monitor capital adequacy very closely and consider it an important factor in ensuring the safety of depositors’ accounts. As a result, bank regulators have established standard risk based capital ratios that measure the amount of an institution’s capital in relation to the degree of risk contained in the balance sheet, as well as off-balance sheet exposure. Federal law requires each federal banking regulatory agency to take prompt corrective action to resolve problems of insured depository institutions including, but not limited to, those that fall below one or more prescribed capital ratios. According to the regulations, institutions whose Tier 1 and total capital ratios meet or exceed 6.0% and 10.0% of risk-weighted assets, respectively, are considered “well capitalized.” Tier 1 capital is shareholders’ equity excluding the unrealized gain or loss on securities classified as available for sale and intangible assets. Tier 2 capital, or total capital, includes Tier 1 capital plus the allowance for loan losses not to exceed 1.25% of risk weighted assets. Risk weighted assets are the Company’s total assets after such assets are assessed for risk and assigned a weighting factor based on their inherent risk. In addition to the risk-weighted ratios, all institutions are required to maintain Tier 1 leverage ratios of at least 5.0% to be considered “well capitalized” and 4.0% to be considered “adequately capitalized.” The leverage ratio is defined as Tier 1 capital divided by adjusted average assets for the most recent quarter.

The tables below set forth the Consolidated and Citizens National Bank only capital ratios as of March 31, 2003 and December 31, 2002.

	Consolidated	Bank Only
March 31, 2003
Tier 1 capital to risk-weighted assets ratio	15.4%	15.9%
Total capital to risk-weighted assets ratio	16.7	17.2
Leverage ratio	6.8	7.1

December 31, 2002
Tier 1 capital to risk-weighted assets ratio	14.7%	15.1%
Total capital to risk-weighted assets ratio	15.9	16.4
Leverage ratio	6.8	7.0

As of March 31, 2003 and December 31, 2002, Citizens National Bank met the level of capital required to be categorized as well capitalized under prompt corrective action regulations. Management is not aware of any conditions subsequent to March 31, 2003 and December 31, 2002 that would change the Company’s or the Bank’s capital categories.

Loans

The Company’s loan portfolio consists primarily of real estate, commercial and industrial, and consumer loans. Gross loans were $225,510,000 at March 31, 2003 compared to $230,331,000 at December 31, 2002.

As can be seen in the table in Note 4 in the accompanying Notes to Consolidated Financial Statements, a decrease of approximately 4.7% in commercial and industrial loans, a minimal decrease of approximately 0.4% in real estate loans, and a decrease of 3.63% in installment loans occurred during the first three months of 2003. The decrease in commercial and industrial loans was primarily due to the payoff of a single commercial creditor. The decrease in installment loans is due to a continuing economic slow-down combined with the availability of zero percent financing by automobile makers.

13

Allowance for Loan Losses

The allowance for loan losses at March 31, 2003 and December 31, 2002 was 1.54% and 1.50% of gross loans, respectively. By its nature, the process through which management determines the appropriate level of the allowance requires considerable judgment. The determination of the necessary allowance, and correspondingly the provision for loan losses, involves assumptions about projections of national and local economic conditions, the composition of the loan portfolio, and prior loss experience, in addition to other considerations. As a result, no assurance can be given that future losses will not vary from the current estimates. However, the allowance at March 31, 2003 represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. A migration analysis and an internal classification system for loans also help identify potential problems, if any, which are not identified otherwise. From these analyses, management determines which loans are potential candidates for nonaccrual status, including impaired loan status, or charge-off. Management continually reviews loans and classifies them consistent with the guidelines established by the Office of the Comptroller of Currency to help ensure that an adequate allowance is maintained.

The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level, which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management’s review of the loan portfolio, and the consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the three months ended March 31, 2003 totaled $261,000 compared to $260,000 for the three months ended March 31, 2002. Management anticipates it will continue its provisions to the allowance for loan losses at current levels for the near future, providing the volume of nonperforming loans remains insignificant, to compensate for overall loan growth, increased charge-offs, and general economic concerns.

Non Accrual, Past Due and Restructured Loans

The Company’s policy is to discontinue the accrual of interest income on loans whenever it is determined that reasonable doubt exists with respect to timely collectibility of interest and principal. Loans are placed on nonaccrual status if either material deterioration occurs in the financial position of the borrower, payment in full of interest or principal is not anticipated, payment in full of interest or principal is past due 90 days or more unless well secured, payment in full of interest or principal on a loan is past due 180 days or more, regardless of collateral, or the loan in whole or in part is classified as doubtful. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, interest is no longer accrued or included in interest income and previously accrued income is reversed.

The following is a summary of the Company’s problem loans as of March 31, 2003 and December 31, 2002.

	March 31, 2003	December 31, 2002
	(dollars in thousands)
Nonaccrual loans	$24	$24
Restructured loans	—	—
Other impaired loans	84	84
Loans past due 90+ days and still accruing	385	432

Total non-performing loans	$493	$540

Other potential problem loans	$—	$—

Other non-performing assets, other real estate owned	$111	$68

14

Concentration of Credit Risk

The Company grants real estate, commercial, and industrial loans to customers primarily in Henderson, Texas, and surrounding areas of east Texas. Although the Company has a diversified loan portfolio, a substantial portion (approximately 57.7% at March 31, 2003) of its loans are secured by real estate and its ability to fully collect its loans is dependent upon the real estate market in this region. The Company typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Company. See additional information related to the composition of the Company’s loan portfolio included in Note 4 in the accompanying Notes to Consolidated Financial Statements.

Securities

The Investment Committee, under the guidance of the Company’s Investment Policy, assesses the short and long-term needs of the Company after consideration of loan demand, interest rate factors, and prevailing market conditions. Recommendations for purchases and other transactions are then made considering safety, liquidity, and maximization of return to the Company. Management determines the proper classification of securities at the time of purchase. Securities that management does not intend to hold to maturity or that might be sold under certain circumstances are classified as available for sale. If management has the intent and the Company has the ability at the time of purchase to hold the securities until maturity, the securities will be classified as held to maturity.

The management strategy for securities is to maintain a very high quality portfolio with generally short duration. The quality of the portfolio is maintained with 81% of the total as of March 31, 2003 comprised of U.S. Treasury, federal agency securities, and agency issued mortgage securities. The collateralized mortgage obligations (CMOs) and mortgage backed securities (MBS) held by the company are backed by agency collateral which consists of loans issued by the Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Corporation (FNMA), and the Government National Mortgage Association (GNMA) with a blend of fixed and floating rate coupons.

Credit risk is minimized through agency backing, however, there are other risks associated with MBS and CMOs. These other risks include prepayment, extension, and interest rate risk. MBS are securities that represent an undivided interest in a pool of mortgage loans. CMOs are structured obligations that are derived from a pool of mortgage loans or agency mortgage backed securities. CMOs in general have widely varying degrees of risk, which results from the prepayment risk on the underlying mortgage loans and its effect on the cash flows of the security.

Prepayment risk is the risk of borrowers paying off their loans sooner than expected in a falling rate environment by either refinancing or curtailment. Extension risk is the risk that the underlying pool of loans will not exhibit the expected prepayment speeds thus resulting in a longer average life and slower cash flows than anticipated at purchase. Interest rate risk is based on the sensitivity of yields on assets that change in a different time period or in a different proportion from that of current market interest rates. Changes in average life due to prepayments and changes in interest rates in general will cause the market value of MBS and CMOs to fluctuate.

The Company’s MBS portfolio consists of fixed rate balloon maturity pools with short stated final maturities and adjustable rate mortgage (ARM) pools with coupons that reset annually and have longer maturities. Investments in CMOs consist mainly of Planned Amortization Classes (PAC), Targeted Amortization Classes (TAC), and sequential classes. As of March 31, 2003, floating rate securities made up 4% of the CMO portfolio. Support and liquidity classes with longer average lives and floating rate coupons comprise a relatively small portion of the portfolio.

To maximize after-tax income, investments in tax-exempt municipal securities are utilized but with somewhat longer maturities.

Securities are the Company’s single largest interest-earning asset representing approximately 49.8% of total assets at March 31, 2003. The securities portfolio totaled $286,804,000 at March 31, 2003, up from $269,635,000 at December 31, 2002. This increase resulted due to an increase in deposits combined with excess cash being invested in mortgage-backed securities and government agency securities for increased yields.

15

ITEM 3— QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s primary market risk exposures are interest rate risk and, to a lesser extent, liquidity risk. The Company does not maintain a trading account for any class of financial instrument and the Company is not affected by foreign currency exchange rate risk or commodity price risk.

Interest rate risk is the risk that the Company’s financial condition will be adversely affected due to movements in interest rates. The Company, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. The income of financial institutions is primarily derived from the excess of interest earned on interest-earning assets over the interest paid on interest-bearing liabilities. A high ratio of interest sensitive liabilities tends to benefit net interest income during periods of falling interest rates as the average rate paid on interest-bearing liabilities declines faster than the average rate earned on interest-earning assets. The opposite holds true during periods of rising interest rates. One of the Company’s principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. Management recognizes certain risks are inherent and that the goal is to measure the effect on net interest income and to adjust the balance sheet to minimize the risk while at the same time maximize income. Accordingly, the Company places great importance on monitoring and controlling interest rate risk.

There are several methods employed by the Company to monitor and control interest rate risk. One such method is using a simulation model to analyze net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on either an immediate rise or fall in interest rates (rate shock) over a twelve-month period. The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities. The repricing can occur due to changes in rates on variable rate products as well as maturities of interest-earning assets and interest-bearing liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities as well as projections for anticipated activity levels by product lines offered by the Company. The simulation model also takes into account the Company’s historical core deposits. Management considers the Company’s market risk to be acceptable at this time.

One strategy used by the Company to reduce the volatility of its net interest income is to originate variable rate loans tied to market indices. Such loans reprice on an annual, quarterly, monthly or daily basis as the underlying market index change. Currently, approximately 17% of the Company’s loan portfolio reprices on at least an annual basis.

The Company has also structured the securities portfolio so that most of the mortgage-backed securities reprice on at least an annual basis. The Company also maintains most of its securities in the available for sale portfolio to take advantage of changes in interest rates and to maintain liquidity for loan funding and deposit withdrawals. The mortgage-backed and related securities also provide the Company with a constant cash flow stream from principal repayments. The Company invests short-term excess funds in overnight federal funds that mature and reprice on a daily basis.

The Company’s 2002 annual report details a table that provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2002. The table is based on information and assumptions set forth in the discussion. The Company believes the assumptions utilized are reasonable. Management believes that no events have occurred since December 31, 2002 which would significantly change the ratio of rate sensitive assets to rate sensitive liabilities for the given time horizons in the table.

16

ITEM 4— CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Company’s chief executive officer and chief financial officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-14(c) and 15d-14(c)) as of a date (the “Evaluation Date”) within 90 days before the filing date of this quarterly report on Form 10-Q, have concluded that as of the Evaluation Date, the Company’s disclosure controls and procedures were adequate and designed to ensure that material information relating to the Company and its consolidated subsidiaries would be made known to them by others within those entities.

Changes in Internal Controls

There were no significant changes in the Company’s internal controls or, to the knowledge of the Company’s chief executive officer and chief financial officer, in other factors that could significantly affect the Company’s disclosure controls and procedures subsequent to the Evaluation Date.

17

Part II— OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 2. Changes in Securities and Use of Proceeds

None

Item 3. Defaults Upon Senior Securities

None

Item 4. Submission of Matters to a Vote of Security Holders

None

Item 5. Other Information

None

Item 6. Exhibits and Reports on Form 8-K

(a)	Exhibits

None

(b)	Reports on Form 8-K

During the quarter ended March 31, 2003, the Company filed the following current report on Form 8-K:

On February 23, 2003, Henderson Citizens Bancshares, Inc. issued a press release announcing the execution of an Agreement and a Plan of Merger, dated February 23, 2003, to effect a going private transaction.

18

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HENDERSON CITIZENS BANCSHARES, INC.

Date: May 12, 2003	By:	/s/ MILTON S. MCGEE, JR.
Milton S. McGee, Jr., CPA President

Date: May 12, 2003	By:	/s/ REBECCA G. TANNER
Rebecca G. Tanner, CPA Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer

19

Certifications

I, Milton S. McGee, Jr. certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Henderson Citizens Bancshares, Inc.;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: May 12, 2003	By:	/s/ MILTON S. MCGEE, JR.
Name: Milton S. McGee, Jr.
Title: President and Chief Executive Officer

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I, Rebecca G. Tanner certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Henderson Citizens Bancshares, Inc.;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: May 12, 2003	By:	/s/ REBECCA G. TANNER
Name: Rebecca G. Tanner Title: Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer

* * * * * * * *

The certification required by Section 906 of the Sarbanes-Oxley Act of 2002 is being furnished to the Securities and Exchange Commission under separate correspondence concurrently with this filing.

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EXHIBIT 99.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

OF HENDERSON CITIZENS BANCSHARES, INC.

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2003 (the “Report”) by Henderson Citizens Bancshares, Inc. (“Registrant”), the undersigned hereby certifies that:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: May 12, 2003	By:	/s/ MILTON S. MCGEE, JR.

Milton S. McGee, Jr., CPA President (Chief executive officer)

EXHIBIT 99.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

OF HENDERSON CITIZENS BANCSHARES, INC.

PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2003 (the “Report”) by Henderson Citizens Bancshares, Inc. (“Registrant”), the undersigned hereby certifies that:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: May 12, 2003	By:	/s/ REBECCA G. TANNER

Rebecca G. Tanner, CPA Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer (Chief financial officer)